As filed with the Securities and Exchange Commission on September 27, 2012

Registration No. 333-177992

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1 /A
Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ONE WORLD HOLDINGS, INC.
(Name of registrant in its charter)

Nevada	3942	87-0429198
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

418 Bridge Crest Boulevard
Houston, Texas 77082
Phone: 1 (866) 440-1470
(Address and telephone number of principal executive offices and principal place of business or intended principal place of business)

Corinda Joanne Melton
Chief Executive Officer
418 Bridge Crest Boulevard
Houston, Texas 77082
Phone: 1 (866) 440-1470
 (Name, address and telephone number of agent for service)

Copies to:
Please send copies of all correspondence to:

David M. Loev		John S. Gillies
The Loev Law Firm, PC		The Loev Law Firm, PC
6300 West Loop South, Suite	&	6300 West Loop South, Suite 280
Bellaire, Texas 77401		Bellaire, Texas 77401
Phone: (713) 524-4110		Phone: (713) 524-4110
Fax: (713) 524-4122		Fax: (713) 456-7908

Approximate date of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, upon conversion of convertible debentures	4,230,000 (3)	$0.04	$169,200	$19.39

Total	4,230,000	$0.04	$169,200	$19.39

(1)
In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)
The filing fee is based upon a bona fide estimate of the maximum offering price of the securities registered pursuant to Rule 457(a) under the Securities Act of 1933, as amended.   The offering price of the 4,230,000 shares of common stock issuable in connection with the conversion of certain convertible debentures is the stated, fixed price of $0.04 per share until the securities are quoted on the OTC Bulletin Board or OTC Markets and thereafter based on prevailing market prices. This amount is only for purposes of determining the registration fee, the actual amount received by a selling stockholder in connection with shares issuable upon conversion of the convertible debentures will be based upon fluctuating market prices, if the securities become quoted.   Because we currently lack a public market for our common stock, we have arbitrarily chosen $0.04 per share, for purposes of calculating the registration fee, because we currently have certain convertible debentures outstanding that are convertible into shares of our common stock at the conversion price of $0.04 per share.  These debentures, which we issued from August 2011 through July 2012, are described in more detail in the Registration Statement.

(3)
Represents 120% of the number of shares issuable upon conversion of $141,000 in principal amount of outstanding convertible debentures, with a conversion price of $0.04 per share, in order to allow for the conversion of accrued and unpaid interest on such convertible debentures into shares of common stock.

The registrant hereby amends its registration statement, on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective.  This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 27, 2012.

PROSPECTUS

ONE WORLD HOLDINGS, INC.

RESALE OF
4,230,000 SHARES OF COMMON STOCK

The selling stockholders listed on page 48 may offer and sell up to 4,230,000 shares of our common stock under this Prospectus for their own account, which number represents 120% of the shares of common stock issuable upon the conversion of $141,000 in principal amount of outstanding convertible debentures, with a conversion price of $0.04 per share (described in greater detail below) in order to allow for the conversion of accrued and unpaid interest on such convertible debentures into shares of common stock. We will not receive any proceeds from the sale of shares offered by the selling stockholders in this offering. In the event the entire original principal amount of the convertible debentures were converted into shares of our common stock and sold by the selling stockholders at the price of $0.04 per share, the selling stockholders would receive an aggregate of $141,000 in total sales proceeds.  None of the shares of common stock offered herein are currently outstanding and all registered shares are issuable upon conversion of convertible debentures.

The selling stockholders may offer and sell the shares in a variety of transactions as described under the heading “Plan of Distribution” beginning on page 49, including transactions on any stock exchange, market or facility on which our common stock may be traded, in privately negotiated transactions or otherwise. The offering price for the 4,230,000 shares of common stock registered herein will be the stated, fixed price of $0.04 per share until the securities are quoted on the OTC Bulletin Board or OTC Markets and thereafter based on prevailing market prices. We have no basis for estimating either the number of shares of our common stock that will ultimately be sold by the selling stockholders.  We currently lack a public market for our common stock.   A market maker has applied to have our stock quoted on the OTC Bulletin Board and OTC Markets. This application is currently pending and there can be no assurance of its outcome.

A current Prospectus must be in effect at the time of the sale of the shares of common stock described above. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay all of the other Offering expenses.

Each selling stockholder or dealer selling the common stock is required to deliver a current Prospectus upon the sale.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for future filings. See "Description of Business: Government Regulations " contained herein and “Risk Factors” below.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4, ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is _______, 2012.

You should rely only on the information contained in this Prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No offers are being made hereby in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this Prospectus is accurate only as of the date on the cover. Our business, financial condition, results of operations and prospects may have changed since that date.

This document may only be used where it is legal to sell these securities.  Certain jurisdictions may restrict the distribution of these documents and the Offering of these securities.  We require persons receiving these documents to inform themselves about and to observe any such restrictions.  We have not taken any action that would permit an Offering of these securities or the distribution of these documents in any jurisdiction that requires such action.

Unless otherwise indicated, information contained in this Prospectus concerning our industry, including our market opportunity, is based on information from independent industry analysts, third-party sources and management estimates. Management estimates are derived from publicly-available information released by independent industry analysts and third party sources, as well as data from our internal research, and are based on assumptions made by us using data and our knowledge of such industry and market, which we believe to be reasonable. In addition, while we believe the market opportunity information included in this Prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors.”

PROSPECTUS SUMMARY

The following summary highlights material information found in more detail elsewhere in the Prospectus. It does not contain all of the information you should consider. As such, before you decide to buy our common stock, in addition to the following summary, we urge you to carefully read the entire Prospectus, especially the risks of investing in our common stock as discussed under “Risk Factors.” In this Prospectus, the terms “we,” “us,” “our,” “Company,” “One World” and “One World Holdings” refer to One World Holdings, Inc., a Nevada corporation.  “Common Stock” refers to the common stock, par value $0.0025 per share, of One World Holdings, Inc.

On July 21, 2011, we entered into and closed a Share Exchange Agreement (the “Exchange Agreement”) with The One World Doll Project, Inc. ("OWDP"), a Texas corporation, and the persons owning 100% of the outstanding capital stock of OWDP (the “OWDP Stockholders”).  At closing, the OWDP Stockholders transferred all of their shares of common stock to us in exchange for newly issued shares of our common stock, which shares represented 90.55% of our voting securities.  As a result of this transaction, OWDP became our wholly-owned subsidiary, we abandoned all of our previous business plans involving environmental remediation and recycling, and the business of OWDP became our sole business.

Our principal executive offices are located at 418 Bridge Crest Boulevard, Houston, Texas 77082.  We are a development stage company engaged in the development and production of different lines of multi-cultural dolls.  We maintain a website at http://oneworlddolls.com. The information on, or that may be accessed through, our website is not incorporated by reference into this Prospectus and should not be considered a part of this Prospectus.

We have a limited operating history and are subject to all of the risks inherent to the development of a new business in the highly competitive environment in which we will operate. We are not a “blank check company” as defined by Rule 419 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and we have no plans to engage in a merger or acquisition with an unidentified company or companies, or other entity or person.

As of June 30, 2012, we had $883,186 in outstanding liabilities. From January 2011 to July 2012, we sold fourteen 14% convertible debentures in the aggregate principal amount of $323,000.  The outstanding principal and interest on the debentures are convertible into shares of our common stock at the conversion price of $0.04 per share, and accordingly, the principal amount of the debentures currently outstanding (approximately $322,218) is convertible into an aggregate of approximately 8,055,470 shares of our common stock, exclusive of interest. Included in that total are 14% Convertible Debentures held by Michael and Jacquelyn Emmers in the principal amount of $100,000 (due August 24, 2011, and currently past due, provided that the holder has not provided us notice of default); Heath O’Neal Redwine in the principal amount of $10,000 (due September 27, 2012); Carolyn Austin in the principal amount of $25,000 (due October 10, 2012); and William and Barbara Pharr in the amount of $6,000 (due December 20, 2011). Each of the debentures bears interest at the rate of 14% per annum (16% upon the occurrence of an event of default); contains a provision prohibiting the Company from consolidating or merging with another person or entity, unless the Company is the surviving entity or the surviving entity expressly assumes the obligations under the debenture; and is convertible into shares of the Company’s common stock at a conversion price of $0.04 per share, which shares are being registered in this Prospectus.

As of the date hereof, we have limited assets and no revenues.  Furthermore, we believe that operating as a reporting company, which is our plan following the effectiveness of our Registration Statement, of which this Prospectus is a part, will significantly increase our accounting, legal, managerial and filing expenses.  We plan to seek out additional debt and/or equity financing; however, we do not currently have any specific plans to raise such additional financing at this time.   The sale of additional equity securities, if undertaken and if accomplished, may result in dilution to our stockholders. We cannot assure you, however, that future financing will be available in amounts or on terms acceptable to us, or at all.

There is substantial doubt about our ability to continue as a going concern.  To date, we have not yet achieved profitable operations and expect to incur losses in the development of our business.  Accordingly, our independent registered public accounting firm has indicated in its report on our consolidated financial statements, as of June 30, 2012, that there exists substantial doubt about our ability to continue as a going concern.  Our ability to continue as a going concern is dependent upon our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due.

This summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. The securities offered hereby are speculative and involve a high degree of risk. See "Risk Factors," below.

Penny Stock Rules

Our common stock will be considered a “penny stock”, and subject to the requirements of Rule 15g-9, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  “Penny stock” is generally defined as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock.

The required penny stock disclosures include the required delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market. In addition, various state securities laws impose restrictions on transferring "penny stocks" and as a result, investors in the common stock may have their ability to sell their shares of the common stock impaired

SUMMARY OF THE OFFERING:

Common Stock Offered:	4,230,000 shares by selling stockholders

Common Stock Outstanding Before The Offering:	63,592,849 shares

Common Stock Outstanding After The Offering:	67,822,849 shares

Use Of Proceeds:	We will not receive any proceeds from the sale of shares offered by the selling stockholders in this Offering.

Offering Price:
The Offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares offered herein, will be willing to pay considering the nature and capital structure of our Company, the experience of our officers and Directors and the market conditions for the sale of equity securities in similar companies and because we currently have certain convertible debentures outstanding that are convertible into shares of our common stock at the conversion price of $0.04 per share. The Offering price of the shares bears no relationship to the assets, earnings or book value of us, or any other objective standard of value. The offering price of the shares of common stock issuable upon conversion of the convertible debentures is the stated, fixed price of $0.04 per share until the securities are quoted on the OTC Bulletin Board or OTC Markets and thereafter based on prevailing market prices.

No Market:
No assurance is provided that a market will be created for our securities in the future, or at all. If in the future a market does exist for our securities, it is likely to be highly illiquid and sporadic.

A market maker that is a licensed broker dealer has applied to the Financial Industry Regulatory Authority (“FINRA”) to allow the trading of our common stock in the over-the-counter market upon effectiveness of this Registration Statement with the SEC.   The offering price of the shares of common stock offered herein is the stated, fixed price of $0.04 per share until the securities are quoted on the OTC Bulletin Board or OTC Markets and thereafter based on prevailing market prices.

Need for Additional Financing:
We had (i) a working capital deficit of $849,321 and a total accumulated deficit of $1,933,396 as of  June 30, 2012, (ii) no revenues for the  six months ended  June 30, 2012 or for the period from inception, October 1, 2010, to June 30, 2012, and (iii) a net loss of $515,281 for the  six months ended June 30, 2012 and a net loss of $1,933,396 for the period from inception, October 1, 2010, to  June 30, 2012.  Furthermore, we believe that operating as a reporting company, which is our plan following the effectiveness of the Registration Statement, of which this Prospectus is a part, will cost us from $30,000 to $50,000 more per year in accounting, legal, managerial and filing expenses than we have historically spent.  We believe that our capital requirements for the next 12 months will be approximately $1.5 million, including $300,000 for capital expenditures and manufacturing costs and $1.2 million for inventory, marketing, public relations, and general and administrative costs.   If we are unable to obtain this level of financing our business may fail. We anticipate meeting our capital requirements by raising funds through a combination of private placements of our common stock and/or issuance of notes payable to private investors.  Should we be unable to obtain the desired  capital to fund our expected future working capital needs, we would scale back on marketing, operational and administrative requirements, resulting in slower growth. This could have a material adverse effect on the value of our securities.  Even assuming we raise the additional capital we require to continue our business operations, we anticipate incurring net losses for the foreseeable future.  Our need for additional funding is described in greater detail below under “Liquidity and Capital Resources”.

Address:	418 Bridge Crest Boulevard Houston, Texas 77082
Telephone Number:	1 (866) 440-1470

RISK FACTORS

The securities offered herein are highly speculative and should only be purchased by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this Prospectus before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

Risks Related to the Company, our Industry and the Offering

We have a limited operating history, and may not be successful in developing profitable business operations.

The Company has a limited operating history.  Our business operations must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the doll and toy industry.  As of the date of this Prospectus, we have generated no revenues and have limited assets.  There is nothing at this time on which to base an assumption that our business operations will prove to be successful in the long-term.  Our future operating results will depend on many factors, including:

•	our ability to raise adequate capital;
•	our ability to develop and design a marketable line of dolls;
•	our ability to cost effectively manufacture dolls;
•	our ability to market and sell our line of dolls;
•	the demand for dolls generally;
•	the level of our competition; and
•	our ability to attract and maintain key management and employees.

To achieve profitable operations in the future, we must, alone or with others, successfully manage the factors stated above.  Despite our best efforts, we may not be successful in designing, manufacturing, and/or marketing our product.

We expect our future financial results to fluctuate significantly, and a failure to increase our revenues or achieve profitability may have a substantial negative effect on the Company.

Because of our limited operating history, we do not have meaningful historical information to predict demand for our products and trends that may emerge in our target markets. Moreover, because most of our expenses are relatively fixed in the short term, we may be unable to adjust spending quickly enough to offset any shortfall in revenue in any particular period. As a result, it is likely that in some future quarters or years, our operating results will fall well below the expectations of investors. Furthermore, we expect our future quarterly and annual operating results to fluctuate significantly as we attempt to expand our service offerings in our target markets. Our revenues, gross margins and operating results are difficult to forecast and may vary significantly from period to period due to a number of factors, many of which are not in our control. These factors include:

•	market acceptance of our products, sales and marketing efforts and pricing changes by our competitors;
•	number of dolls sold by us through key relationships with clients and distributors;
•	amount and timing of expenditures needed to produce our proposed results;
•	number of new contracts we obtain to distribute and manufacture dolls, and our relative performance under each such contract;
•	our ability to expand our operations and the amount and timing of related expenditures;
•	our ability to successfully expand our national marketing, advertising and sales activities;
•	our ability to successfully recruit, hire and retain key employees; and
•	general economic conditions affecting our industry.

We have limited capital and will need to raise additional capital in the future.

We do not currently have sufficient capital to fund both our continuing operations and our planned growth.  We will require additional capital to continue to grow our business.  We may be unable to obtain additional capital when required.  Our current and future product lines, as well as our administrative requirements (including salaries, taxes and general overhead expenses such as fulfillment and technology solutions, and office expenses, as well as legal compliance costs and accounting expenses) will require a substantial amount of additional capital and /or cash flow. If we are not successful in raising $1.5 million, we will reduce administrative costs, hire fewer individuals, order less inventory and decrease our marketing budget in order to align our budget with actual funds received.  If we are not successful in raising any funds and/or a subset of $1.5 million or redistributing our budget on reduced funds, our business may fail.

We may pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means.  We may not be successful in identifying suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means.  If we do not succeed in raising additional capital, our resources may not be sufficient to fund our planned operations.

Any additional capital raised through the sale of equity may dilute the ownership percentage of our stockholders.  Raising any such capital could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity.  The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of other derivative securities, and issuances of incentive awards under equity employee incentive plans, which may have a further dilutive effect.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs.  We may also be required to recognize non-cash expenses in connection with certain securities we may issue, which may adversely impact our financial condition.

There is substantial doubt about our ability to continue as a going concern.

To date, we have not yet achieved profitable operations and expect to incur losses in the development of our business.  Accordingly, our independent registered public accounting firm has indicated in its report on our consolidated financial statements, as of June 30, 2012, that there exists substantial doubt about our ability to continue as a going concern.  Our ability to continue as a going concern is dependent upon our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due.  Management's plan to address our ability to continue as a going concern includes obtaining debt or equity funding from private placement or institutional sources or obtaining loans from financial institutions, where possible.  Although management believes that it will be able to obtain the necessary funding to allow us to remain a going concern through the methods discussed above, there can be no assurances that such methods will prove successful.

We operate in a competitive market for doll products and face competitors with greater resources, which may make it more difficult for us to achieve any significant market penetration.

The markets that we serve and intend to serve are consistent yet rapidly evolving, and competition in each is intense and expected to increase significantly in the future. Most of the companies that we compete against have built large and established businesses and have much greater financial and human resources. Some of these competitors include Hasbro, Inc. and Mattel, Inc.  While we believe that we are positioned well within our targeted markets, our relative position in the overall industry will be very small. There can be no assurance that we will be able to similarly build such successful businesses or offer products that are competitive with our competitors’ product offerings. Because most of our competitors have substantially greater resources than we do, they may, among other things, be able to undertake more aggressive marketing and pricing strategies, obtain more favorable pricing from vendors and make more attractive offers to strategic partners than we can. Therefore, we may be unable to successfully compete against numerous companies in our target markets.

The success of our business is dependent upon our ability to successfully identify or satisfy consumer preferences.

Our business and operating results will depend largely upon the appeal of doll product lines. Consumer preferences, particularly among the end users of our products, predominantly children, are continuously changing. The entrance of new dolls and trends into the market can cause significant and sudden shifts on demand.  These trends are often unpredictable.  Our ability to establish significant product sales of our lines of dolls will depend on our ability to satisfy play preferences, enhance existing products, develop and introduce new products, and achieve market acceptance of these products.  Competition is intensifying due to recent trends towards shorter life cycles for individual toy products, the phenomenon of children outgrowing toys at younger ages, and an increasing use of more sophisticated technology in toys.  If we do not successfully meet the challenges outlined above in a timely and cost-effective manner, demand for our products may never occur or could decrease, and our revenues, profitability and results of operations may be adversely affected.

Inaccurately anticipating changes and trends in popular culture, media and movies, fashion, or technology can negatively affect our sales.

Trends in media, movies, and children’s characters change swiftly and contribute to the transience and uncertainty of play preferences.  We will attempt to respond to such trends and developments by modifying, refreshing, extending, and expanding our product offerings whenever possible.  If we do not accurately anticipate trends in popular culture, movies, media, fashion, or technology, our products may not be accepted by children, parents, or families, and our revenues, profitability, and results of operations may be adversely affected.

Our business will be highly seasonal and our operating results will depend, in large part, on sales during the relatively brief traditional holiday season. Any events that disrupt our business during this peak demand time could significantly, adversely and disproportionately affect our business.

Retail sales of toy products are highly seasonal, with a majority of retail sales occurring during the period from September through December.  As a result, our operating results depend, in large part, on sales during the relatively brief traditional holiday season. Our business will be subject to risks associated with the underproduction of popular dolls and the overproduction of dolls that do not match consumer demand.  These risks are magnified during the holiday season. We believe that the increase in “last minute” shopping during the holiday season and the popularity of gift cards (which often shift purchases to after the holiday season) may negatively impact customer re-orders during the holiday season. These factors may decrease sales or increase the risks that we may not be able to meet demand for certain products at peak demand times or that our inventory levels may be adversely impacted by the need to pre-build products before orders are placed.

In addition, as a result of the seasonal nature of our business, we may be significantly and adversely affected, in a manner disproportionate to the impact on a company with sales spread more evenly throughout the year, by unforeseen events, such as terrorist attacks, economic shocks, or other catastrophic events, that harm the retail environment or consumer buying patterns during its key selling season, or by events, such as strikes, disruptions in transportation or port delays, that interfere with the manufacture or shipment of goods during the critical months leading up to the holiday purchasing season.

We will depend on third-party manufacturers, and if our relationship with any of them is harmed or if they independently encounter difficulties in their manufacturing processes, we could experience product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis, any of which could adversely affect our business, financial condition and results of operations.

We have engaged a third-party manufacturer to manufacture our initial inventory of dolls.  In the future, we may depend on multiple third-party manufacturers.  Our manufacturers will develop, provide and use the tools, dies and molds that we own to manufacture our products.  We have limited control, however, over the manufacturing processes themselves.  As a result, any difficulties encountered by the third-party manufacturers that result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis could adversely affect our business, financial condition and results of operations.

We do not have a long-term contract with our existing manufacturer or any other third-party manufacturers. Although we believe we could secure other third-party manufacturers to produce our products, our operations would be adversely affected if we lost our relationship with this manufacturer or any future manufacturers or suppliers.  Any problems with manufacturers’ or suppliers’ operations, including problems with sea or air transportation, could adversely affect our business, even if the disruption in operations lasted for a relatively short period of time.

Our tools, dies and molds are and will be located at the facilities of our third-party manufacturer. The molds and tooling can be shipped or transferred as needed if we should ever choose to use a different manufacturer.  This arrangement creates the potential risk that our equipment could be lost, damaged or stolen during such transfer, and/or the manufacturer could potentially be unwilling or unable to ship our equipment per our instructions.

Although we do not purchase the raw materials used to manufacture our products, we are potentially subject to variations in the prices we pay our third-party manufacturers for products, depending on what they pay for their raw materials.

Our manufacturing operations will be outside of the United States, subjecting us to risks common to international operations.

We will use third-party manufacturers located principally in China which are subject to the risks normally associated with international operations, including: currency conversion risks and currency fluctuations; limitations, including taxes, on the repatriation of earnings; political instability, civil unrest and economic instability; greater difficulty enforcing intellectual property rights and weaker laws protecting such rights; complications in complying with laws in varying jurisdictions and changes in governmental policies; greater difficulty and expenses associated with recovering from natural disasters; transportation delays and interruptions; the potential imposition of tariffs; and the pricing of intercompany transactions may be challenged by taxing authorities in both China and the United States, with potential increases in income taxes.

Our reliance on external sources of manufacturing can be shifted, over a period of time, to alternative sources of supply, should such changes be necessary. However, if we were prevented from obtaining products or components for a material portion of our product line due to medical, political, labor or other factors beyond our control, our operations would be disrupted while alternative sources of products were secured. Also, the imposition of trade sanctions by the United States against a class of products imported by us from, or the loss of “normal trade relations” status by China, could significantly increase our cost of products imported from that nation. Because of the importance of our international sourcing of manufacturing to our business, our financial condition and results of operations could be significantly and adversely affected if any of the risks described above were to occur.

If we are unable to adequately protect our proprietary intellectual property and information, our business, financial condition and results of operations could be adversely affected.

We anticipate that the value of our business will depend on our ability to protect our intellectual property and information, including our trademarks, trade names, copyrights, patents and trade secrets, in the United States and around the world, as well as our customer, employee, and consumer data.  If we fail to protect our proprietary intellectual property and information upon development, including any successful challenge to our ownership of any intellectual property or material infringements of our intellectual property, this failure could have a significant adverse effect on our business, financial condition, and results of operations.

Issues with products may lead to product liability claims, recalls, withdrawals, replacements of products, or regulatory actions by governmental authorities that could divert resources, affect business operations, decrease sales, increase costs, and put us at a competitive disadvantage, any of which could have a significant adverse effect on our financial condition; we do not currently maintain product liability insurance.

In the future we may experience issues with products that may lead to product liability claims, recalls, withdrawals, replacements of products, or regulatory actions by governmental authorities. Any of these activities could result in increased governmental scrutiny, harm to our reputation, reduced demand by consumers for our products, decreased willingness by retailer customers to purchase or provide marketing support for those products, adverse impacts on our ability to enter into licensing agreements for products on competitive terms, absence or increased cost of insurance, or additional safety and testing requirements. Such results could divert development and management resources, adversely affect our business operations, decrease sales, increase legal fees and other costs, and put us at a competitive disadvantage compared to other companies not affected by similar issues with products, any of which could have a significant adverse effect on our financial condition.

Further, we do not currently maintain product liability insurance, which insurance would help mitigate the risks associated with product liability claims against the Company and its products.  We anticipate obtaining product liability insurance in the future, at such time that adequate funds are available.

If we lose our key personnel or are unable to attract and retain additional key personnel, we may be unable to implement our business strategy or pursue new opportunities.

Our future success depends in large part upon attracting and retaining key sales, marketing and senior management personnel. The loss of the services of any of our key employees, particularly if lost to competitors, may significantly delay or prevent the achievement of our business objectives and may adversely affect our strategic direction. In particular, the services of Stacey McBride-Irby, our Chief Product Development Officer, or Corinda Joanne Melton, our Chief Executive Officer, would be difficult to replace. Although we do currently have employment agreements with Ms. McBride-Irby and Ms. Melton, there are no assurances that these employees will not terminate their employment with us at any time. In addition, we do not maintain key person life insurance for any of our personnel, but plan on obtaining key person life insurance on certain executive officers if funds permit.

Our future success will also depend on our ability to identify, recruit, train and retain additional qualified and skilled personnel. We may be unable to attract and retain personnel with the qualifications necessary for the further development of our business. If we fail to attract and retain personnel, particularly management and industry personnel, we may not be able to execute on our business plan.

Our affiliates control a large amount of our current outstanding common stock and their interests may conflict with those of our stockholders.

As of the date of this Prospectus, our executive officers and Directors collectively and beneficially own approximately 22% of our common stock.  This concentration of voting control gives affiliates substantial influence over any matters which require a stockholder vote, including without limitation the election of Directors and approval of merger and/or acquisition transactions, even if their interests may conflict with those of other stockholders.  It could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of the Company.  This could have a material adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the then prevailing market prices for their shares of common stock.

In the future, we may incur significant increased costs as a result of operating as a public company, and our management may be required to devote substantial time to new compliance initiatives.

If we are successful in bringing the Company public, as a result of operating as a public company, we may incur significant legal, accounting and other expenses.  The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as new rules subsequently implemented by the SEC, have imposed various new requirements on public companies, including requiring changes in corporate governance practices.  Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, we will be required to perform system and process evaluation and testing on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

The recently enacted JOBS Act will allow us to postpone the date by which we must comply with certain laws and regulations and to reduce the amount of information provided in reports filed with the SEC. We cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

We are and we will remain an "emerging growth company" until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or (iv) the date on which we are deemed a "large accelerated filer" (with at least $700 million in public float) under the Exchange Act. For so long as we remain an "emerging growth company" as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" as described in further detail in the risk factors below. We cannot predict if investors will find our common stock less attractive because we will rely on some or all of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. If we avail ourselves of certain exemptions from various reporting requirements, as is currently our plan, our reduced disclosure may make it more difficult for investors and securities analysts to evaluate us and may result in less investor confidence.

The Company's election not to opt out of JOBS Act extended accounting transition period may not make its financial statements easily comparable to other companies.

Pursuant to the JOBS Act, as an “emerging growth company”, the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the Public Company Accounting Oversight Board (PCAOB) or the SEC. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an “emerging growth company”, can adopt the standard for the private company. This may make comparison of the Company's financial statements with any other public company which is not either an “emerging growth company” nor an “emerging growth company” which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

The recently enacted JOBS Act will also allow the Company to postpone the date by which it must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC.

The recently enacted JOBS Act is intended to reduce the regulatory burden on “emerging growth companies”. The Company meets the definition of an “emerging growth company” and so long as it qualifies as an “emerging growth company,” it will, among other things:

•
be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

•
be exempt from the "say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the "say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of The Dodd–Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) and certain disclosure requirements of the Dodd-Frank Act relating to compensation of Chief Executive Officers;

•
be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Exchange Act and instead provide a reduced level of disclosure concerning executive compensation; and

•	be exempt from any rules that may be adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

Although the Company is still evaluating the JOBS Act, it currently intends to take advantage of all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”. The Company has elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b)(1) of the JOBS Act. Among other things, this means that the Company's independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of the Company's internal control over financial reporting so long as it qualifies as an “emerging growth company”, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an “emerging growth company”, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers, which it would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company. As a result, investor confidence in the Company and the market price of its common stock may be adversely affected.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time are we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”.  Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2013; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.  Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

Risks Related to Our Common Stock

There is presently no market for our common stock, and the price of our common stock may be volatile if a market develops.

Our common stock is not currently quoted on any exchange or any quotation system in the over-the-counter securities market.   A market maker has filed a Form 211 with FINRA to permit quotation of our stock on the over-the-counter market. This application is pending, and there can be no assurances of its outcome.  In any event, the application on Form 211 will not be approved until after our Registration Statement on Form S-1 is declared effective by the SEC.  No assurance can be made that the application will be approved by FINRA, or that a ticker symbol will be assigned by FINRA for our common stock or that the Registration Statement will be declared effective in a timely or prompt manner, if at all.

In the event a market for our stock develops, our shares will likely be very thinly traded, and there could be volatility in the volume and market price of our common stock.  This volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of “bid” and “ask” quotations and generally lower trading volume. In addition, factors such as quarterly variations in our operating results, changes in financial estimates by securities analysts or our failure to meet our or their projected financial and operating results, litigation involving us, factors relating to the doll and toy industry, actions by governmental agencies, national economic and stock market considerations as well as other events and circumstances beyond our control could have a significant impact on the future market price of our common stock and the relative volatility of such market price.

The shares of common stock offered herein have been arbitrarily valued.

The Offering price of the shares of common stock offered in this Prospectus were established arbitrarily by us, without any arms-length negotiations or appraisals, and do not necessarily bear any relationship to our assets, book value, net worth, expected earnings or to any other recognized objective criteria of value.  The Offering price may not be indicative of the actual value of the shares.  The Offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares offered herein, will be willing to pay considering the nature and capital structure of our company, the experience of our officers and Directors and the market conditions for the sale of equity securities in similar companies.  The offering price for the shares of common stock issuable upon conversion of convertible debentures which shares are registered herein is the stated, fixed price of $0.04 per share until the securities are quoted on the OTC Bulletin Board or OTC Markets and thereafter based on prevailing market prices.

The issuance of preferred stock could adversely affect the rights of the holders of common stock.

The Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series, to fix the number of shares constituting any such series, and to fix the rights and preferences of the shares constituting any series, without any further vote or action by the stockholders. The issuance of preferred stock by the Board of Directors could adversely affect the rights of the holders of common stock. For example, such issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends and in liquidation over the common stock, and could (upon conversion or otherwise) enjoy all of the rights appurtenant to common stock. The Board's authority to issue preferred stock could discourage potential takeover attempts and could delay or prevent a change in control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. There are no issued and outstanding shares of preferred stock; there are no agreements or understandings for the issuance of preferred stock, and the Board of Directors has no present intention to issue preferred stock.

We may be subject to penny stock regulations and restrictions, and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define a “penny stock” as an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Although there is currently no market for our common stock, our common stock may be deemed a “penny stock” and be subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule.”  This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000, excluding the value of the primary residence of such individuals, or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market (if a market for our stock ever develops), thus possibly making it more difficult for us to raise additional capital.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule required by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market of penny stocks.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict persons from participating in a distribution of a penny stock, under certain circumstances, if the SEC finds that such a restriction would be in the public interest.

If a market develops, offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If a market for our common stock ever develops, our stockholders could sell substantial amounts of common stock in the public market, including shares sold upon the filing of this Registration Statement (or other registration statements that we could potentially file in the future) that registers such shares and/or upon the expiration of any statutory holding period under Rule 144 of the Securities Act, if available, or upon trading limitation periods.  Such volume could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall.  The existence of an overhang, whether or not sales have occurred or are occurring, also could make it more difficult for us to secure additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our Directors and officers have rights to indemnification.

Our Articles of Incorporation provide, as permitted by governing Nevada law, that we will indemnify our Directors, officers and employees whether or not then in service as such, against all reasonable expenses actually and necessarily incurred by him or her in connection with the defense of any litigation to which the individual may have been made a party because he or she is or was a Director, officer or employee.  The inclusion of these provisions in the Articles may have the effect of reducing the likelihood of derivative litigation against Directors and officers, and may discourage or deter stockholders or management from bringing a lawsuit against Directors and officers for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

We do not anticipate paying any cash dividends.

We do not anticipate paying cash dividends on our common stock for the foreseeable future.  The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition.  The payment of any dividends will be within the discretion of our Board of Directors.  We presently intend to retain all earnings, if any, to implement our business strategy; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through the issuance of additional shares of our common stock.

Our Directors may attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock or convertible securities, convertible into shares of our common stock. Our Directors have authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares of common stock. In addition, we may attempt to raise capital by selling shares of our common stock (either restricted shares in private placements or registered shares), possibly at a discount to market in the future. These actions will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management’s ability to maintain control of the Company because the shares may be issued to parties or entities committed to supporting existing management .

USE OF PROCEEDS

We will not receive any proceeds from the resale of the shares of common stock issuable upon conversion of the outstanding convertible debentures, which shares are offered in this Prospectus.  However, the amount that we owe under the convertible debentures will be decreased by shares of common stock issuable upon conversion of such debentures, which shares are registered in this Prospectus.

DETERMINATION OF OFFERING PRICE

The Offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares offered herein, will be willing to pay considering the nature and capital structure of our Company, the experience of our officers and Directors and the market conditions for the sale of equity securities in similar companies and because because we currently have certain convertible debentures outstanding that are convertible into shares of our common stock at the conversion price of $0.04 per share. The Offering price of the shares bears no relationship to the assets, earnings or book value of us, or any other objective standard of value. The offering price of the shares of common stock registered herein and issuable upon conversion of the convertible debentures is the stated, fixed price of $0.04 per share until the securities are quoted on the OTC Bulletin Board or OTC Markets and thereafter based on prevailing market prices.

LEGAL PROCEEDINGS

We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

DESCRIPTION OF BUSINESS

Corporate History and Background

The Company was incorporated in December 1985 under the laws of the State of Nevada under the name “Cape Code Investment Company” and subsequently changed its name to “Cape Code Ventures, Inc.”  In 1993, the Company changed its name to “Environmental Safeguards, Inc.” and its primary business became the development, production and sale of environmental remediation and recycling technologies and services to waste management companies, oil and gas companies, and other industrial customers through an operating subsidiary.  In January 1997, the Company registered its common stock pursuant to Section 12(g) of the Exchange Act, and the Company became a fully reporting company with the SEC. Following a patent infringement lawsuit and related litigation initiated in July 2002, the Company’s operating subsidiary filed for bankruptcy in August 2004 and ceased operations. After the Company failed to remain current in its reports with the SEC, in November 2007 the SEC revoked the Company’s registration under Section 12 of the Exchange Act, and the Company ceased to be a reporting company with the SEC.

On July 21, 2011, the Company entered into and closed a Share Exchange Agreement (the “Exchange Agreement”) with The One World Doll Project, Inc . ("OWDP"), a Texas corporation, and the OWDP Stockholders.  At closing, the OWDP Stockholders transferred all of their shares of common stock to the Company in exchange for an aggregate of 130,013,584 newly issued shares of the common stock of the Company.  Upon closing of this transaction, the Company had 143,577,591 shares of common stock issued and outstanding.  The 130,013,584 shares issued to the OWDP Stockholders at closing represented 90.55% of the Company’s voting securities.

As a result of the transactions effected by the Exchange Agreement, at closing (i) OWDP became a wholly-owned subsidiary of the Company, (ii) the Company abandoned all of its previous business plans involving environmental remediation and recycling, and (iii) the business of OWDP became the Company’s sole business.  OWDP is a development stage company, incorporated under the laws of the State of Texas in January 2011.  It is engaged in the development and production of different lines of multi-cultural dolls.  Descriptions of the Company’s business hereinafter refer to the business of OWDP.

On July 15, 2011, the Company changed its name to One World Holdings, Inc. and on July 26, 2011, the Company effected a reverse stock split of the Company's common stock at a split ratio of 1-for-2.5.  Every two and one half pre-split shares of common stock, $.001 par value per share, issued and outstanding immediately prior to the stock split were automatically exchanged for one post-split share of common stock, $.0025 par value per share, with any fractional shares resulting from the exchange being rounded up to the nearest whole share.  Accordingly, the number of shares of the Company's common stock issued and outstanding was reduced from 143,577,591 shares to approximately 57,431,036 shares.  Contemporaneous with the reverse stock split, the Company reduced the number of authorized shares of common stock from 250,000,000 shares, par value $.001 per share, to 100,000,000 shares, par value $.0025 per share.  All share amounts within this Prospectus reflect post-reverse split numbers.

Business Concept

The concept behind the creation of The One World Doll Project is one that is based on a meeting between Trent T. Daniel, founder and Consultant of OWDP, and Ms. Stacey McBride-Irby, a creator of the So In Style™ line of Barbie® products offered by one of the nation’s leading toy and game companies, Mattel.  As a creator of this line of dolls, Stacey McBride-Irby achieved recognition due to the appeal of the So In Style™ dolls.  Mr. Daniel and Ms. McBride-Irby determined that there was a major opening in the market for multi-cultural dolls that were authentic to the varying hair, skin, body and facial features possessed by members of various ethnic communities.  Shortly thereafter, The One World Doll Project Inc. began its entry into the $80 million a year market of dolls and stuffed toys manufacturing (source: Dun and Bradstreet Industry Report on Dolls and Stuffed Toys - 2011 Data).  As described above under “Corporate History and Background,” The One World Doll Project, Inc. is now the operating subsidiary of One World Holdings, Inc.  The Company maintains a website at oneworlddolls.com. The information on, or that may be accessed through, our website is not incorporated by reference into this Prospectus and should not be considered a part of this Prospectus.

The One World Doll Project

The initial concept for the One World Doll Project began with the plan to release a line of mainstream African-American dolls and a line of African-American celebrity dolls aimed at high-end collectors and young pre-teen girls. At current, the doll market is dominated by two major players, Mattel, Inc. (“Mattel”), which reported 2011 net revenues of $6.3 billion and earnings of $769 million, and Hasbro, Inc. (“Hasbro”) which reported net revenues of $4.3 billion and earnings of $385 million. While Hasbro is a close competitor to Mattel, it should be noted that a majority of Hasbro’s income is generated from non-doll toys such as board games and action figures. The next closest competitor to Mattel and Hasbro is JAKKS Pacific, which reported 2011 net revenues of $804 million and a net loss of $385 million (mainly due to a one-time write-down of goodwill). (Financial information for Mattel, Hasbro and JAKKS Pacific obtained from each company’s annual report, as filed with the SEC.)

Due to the size and market domination by Mattel and Hasbro, our strategy for competing is to initially focus on the African-American and multi-cultural markets which we believe are extremely underrepresented by Mattel and Hasbro. To avoid the “in store” and limited shelf space competition of retail chains, we will focus our core sales model on internet and direct sales. By maintaining a web-based sales model, we can effectively capture our first year market of African-American doll buyers through specific advertising and promotions on traditional black media such as BET, TV1, Ebony, Essence and Jet magazines. Our plan is to attempt to reach more mainstream and multi-cultural markets after such time we have captured the African-American market and have the track record and ability to expand our market.

Market Opportunity

We have identified four primary customer segments in the doll market:

1.
Mainstream racially mixed children (including Anglo).  This customer base consists of the approximately 24.3 million children age 6-11 in the United States (based on U.S. Census Bureau, Current Population Reports, using the population released for July 1, 2009).

2.
Black Sorority members.  This customer base consists of over 750,000 African-American sorority members from the four African-American Pan Hellenic Sororities. (Source: Management’s belief based on information obtained from sorority websites, including: Delta Sigma Theta; Alpha Kappa Alpha; Sigma Gamma Rho; and Black College Search)

3.	Collectors of African-American celebrity dolls. These customers are typically high net-worth collectors and African-American celebrity enthusiasts.

4.	Celebrities wishing to have a doll designed by Stacey McBride-Irby. We believe that these customers will pay us to produce replica dolls of themselves.

Competition

According to a Dun and Bradstreet’s Zapdata Database and an industry report on Standard Industrial Classification (“SIC”) Code  3942 (Doll and Stuffed Toy manufacturing), there are 506 companies in the United States that fall within the North American Industry Classification System (“NAICS”) designation of Doll and Stuffed Toy manufacturing. Of these 506 companies, only 11 reported 2010 sales of more than $5 million and only five of those reported sales of $20 million or more.

Mattel and Hasbro are the dominant players in the doll and stuffed toy manufacturing industry.  Mattel and Hasbro reported sales of approximately $6.3 billion and $4.3 billion, respectively, for 2011.   In addition to Mattel and Hasbro, there are also many smaller companies that compete within the doll and stuffed toy manufacturing industry.    We believe any company that enters the doll and stuffed toy manufacturing industry will face fierce competition from Mattel and Hasbro and the other smaller players within the industry.  However, due to the overwhelming demand for multi-cultural dolls, especially African-American dolls, we believe One World is in a perfect position to establish a foothold in the American doll market.

United States Doll and Stuffed Toy Sales

According to the previously mentioned Dun and Bradstreet Industry report, the manufacturers in the dolls and stuffed toys industry had approximately $80 million sales in the United States in 2010.

Product Description

Our initial line of dolls will be labeled the “Prettie Girls!” ™, and will include six different multi-cultural doll designs—Sophia (two versions), Dahlia, Valencia, Kimani, Lena and Alexie .  Each of these six initial designs will have varying skin colors and features, along with their own outfit and accessories.  In the future, we will design additional Prettie Girls! dolls that resemble other racial groups.   We classify the two versions of Sophia as “collectible dolls” and the other five designs as “fashion dolls.” Each of Sophia, Dahlia, Valencia, Kimani, Lena and Alexie will have her own personal identity and background, as follows:

Sophia  “Having graduated with honors from the Dream Academy For Excellence, being a tennis star, Class President and in the Glee Club, with the voice of an angel, Sophia was the ultimate role model to the Prettie Girls!, always encouraging them to be their best, go for their dreams and participate in school activities. Now, Sophia is leading by example and going for her own dreams, as she plans to attend the Dream Academy for Higher Learning to pursue studies in Political Science. Will she be the first female President of the United States?”

Dahlia  “You can always count on Dahlia for a good, belly aching laugh! With an energy that is electric, Dahlia is a natural born comedian, and loves being the center of attention. With her brilliant mind and quick wit, she is loved by all, especially by her cute puppy, Chance, that she rescued.  Through her humorous and caring spirit, she is good at encouraging her friends to volunteer their time, skills & allowance money to give back to their communities. Although she is gentle and caring in nature, she is a beast when it comes to saving the planet! Are you recycling?”

Kimani  “Kimani is beautiful on the inside and out. The best friend anyone could ever have. You can trust Kimani with your ultimate secret. When it comes to needing the perfect outfit, to the right jewelry or for any fashion tip, Kimani is the go to girl. Nothing can shake Kimani from experiencing joy. She is a spit fire, energetic free spirit & marches to the beat of her own drum. Artistic and creative in nature, Kimani loves the arts and dreams of red carpet moments.  Watch for her name in lights!”

Valencia  “Bold & daring, loving life is Valencia’s claim to fame! As a part of her passion for life, Valencia is all about working out and eating right! The athletic one is always focused on being her best self. Whenever you are around Valencia, be ready to move! She's a party all by herself! To be around her is so much fun because she is always moving and grooving to the hottest song, as a way to stay fit. She loves watching cooking shows to test her healthy “meals skills” on her friends. With her fun way of cooking healthy foods along with her exciting exercise tips, you can almost smell her own show coming to a network near you!”

Lena “Lena is fun, fresh, confident, exciting and has made being smart cool! Her friends call her “The Wiz Kid” because whatever she puts her mind to, she will come out on top! A straight A student, spelling bee champ, and top fundraiser on the cheerleading squad, Lena always finds time to help her friends with their homework & class projects. Setting goals is key, next move: Class President. An up and coming entrepreneur, you better believe the next big invention will be Lena’s!”

Alexie “Alexie is flying high on life, literally; she loves Hot Air Balloons! Born two months early, she has been fighting against the odds from day one.  Because of her positive “can do” attitude, she has embraced all the good things in life and always looks at the glass as half-full!  In grade school, Alexie found herself being picked on by bullies because she was so much smaller than the other kids.  Her BFF is Prettie Girl, Lena!  They met while singing in the Glee Club together and have been best friends ever since. Lena was her protector, now Alexie has a soft spot for the underdog.  She has been crowned, “The Defender”, which ironically is the meaning of her name. She is the one who believes in fighting for what’s right and ALWAYS speaks her mind.  She is fiesty, fun-loving and full of charisma.  The Glee Club led Alexie to discover her passion for singing and performing.  She’s no stranger to the winner’s circle at any talent contest and is certainly Broadway bound!   Look out New York, Alexie has her sights on you!”

Target Market

According to the United States 2010 Census Bureau reports and childstats.org, there are 24.3 million children in the U.S. between the ages of 6-11. Our first year goal is to capture at least 0.73% (177,000) of this market and to obtain at least 2.36% (572,404) of this market by the end of year three. The percentage of 0.73%  for year one has been calculated based on the amount of dolls One World intends to manufacture and sell (200,000) upon funding.  Our target for year three of 2.36% is based upon implementing the Company’s marketing and public relations plan upon funding, which includes repeat customers.

With a primary focus on African-American broadcast and print outlets, we believe we can quickly capture a significant portion of the African-American target market.  In order to accomplish this, we will maintain two first year marketing and public relations focal points.  The first will be African-American mass media, and the second will be through web and social media.

With the mass media, we plan to flood the African-American marketplace with our brand through heavy TV, radio and print advertisements on African-American media outlets.  We plan for these outlets to also include appearances and live promotions on shows such as Warren Ballentine, The Steve Harvey Show, and more.   We believe these shows can be booked based on our existing celebrity relationships.  Print outlets are planned to include Ebony, Essence and Jet magazine.

We currently do not have the financing to implement the strategies discussed here and throughout the Prospectus.  Although we do not have definitive plans to obtain such funds, after a market for our common stock develops, we plan to seek to raise funds through a private offering of our common stock and/or notes payable to accredited investors.  We currently have no commitments or letters of intent with any third party, and we are not currently under negotiations with any third party related to a private offering to accredited investors.

Business Strategy

Our strategy is to be the leading provider of multi-cultural doll products to the specialty, affinity, and mass merchandise retail marketplace through a focus on direct and online sales models.  Key elements of our strategy include:

1.
Developing an online presence for One World. By focusing our core sales on internet and catalog sales, we believe we will be able to capture our market while eliminating the “eye level competition” we would face in the retail stores.

2.
Driving business by utilizing the celebrity of our lead doll designer to promote the products globally. We will be conducting a major global PR campaign around Stacey McBride-Irby, as the creator of the So In Style line of Barbie dolls.

3.
Using the power of celebrity partners and PR to develop relationships with major store chains.  In year two, we intend to conduct celebrity VIP meet and greets to introduce and promote One World to major store chains.

Marketing Overview

The One World Doll Project is expected to be introduced to consumers in the first quarter of 2013 largely through a very comprehensive, strategic, and highly targeted public relations effort.  We will use a national media relations campaign to launch the Company and our products, emphasizing the players involved and the cultural impact of our products.  Our campaign will include the major print, online and broadcast news media.  Other grassroots and social media tactics will be coordinated to create a sizable groundswell of interest and significant word-of-mouth buzz.

The following is an outline of initial public relations opportunities proposed to launch The One World Doll Project that will run concurrent with and be supported by marketing efforts, promotions, advertising and retail support, to be determined by market research conducted in the next phase of the project.

Marketing Objectives

•	Establish One World as one of the most significant positive cultural impacts in the doll category.

•
Position Stacey McBride-Irby as the driving force and key catalyst behind the movement to change the way mainstream dolls are designed, marketed and integrated into the fabric of the ever-changing face of America and abroad.

•	Foster and develop strategic partnerships with high-profile black women’s groups and organizations, such as sororities.

•	Achieve major news media coverage in the launch period and beyond to not only generate consumer interest and attention, but also to drive sales.

•	Create and encourage a dialogue in the community about One World and solicit new ideas and product/promotion suggestions.

Marketing Strategies

One World seeks to revolutionize the multi-cultural doll market.  Under the creative/design leadership of Stacey McBride-Irby, we seek to corner a significant percentage of the United States domestic doll market among mothers, families, and their daughters.  This effort is greatly dependent upon the quality, feel, early brand development, and adoption of the dolls by young girls and their families.

Our success depends heavily upon our design and marketing team’s ability to strike the right chord with the 4-12-year old girl market.  No group talks and shares more than little girls.  We plan to create a great product that girls talk about and share.  We want them to imagine themselves and their world through their dolls’ eyes.   One World seeks to understand, market to, and intuitively commercialize the 4-12 -year old girl market through gaming, “eventizing,” focus groups, strategic earned media, paid media, boutique organizational partnerships, and ancillary media brand opportunities.

The daunting proposition of capitalizing on the opportunity among multi-cultural doll buyers has been undertaken many times in the past by large toy manufacturers and by small, niche companies.  The rationale for creating similar lines is manifold and immediate.  We believe we are perfectly positioned to succeed for several significant reasons.

•
First, there is no substitute for desirable dolls and toys that resonate with children.  Children will pester their parents, teachers, Sunday school teachers, grandparents, older siblings, and anyone else who will listen to achieve their consumption desires.  The cornerstone of our Company is the product and the wherewithal to wrap that product in an aggressive marketing and message program.  This campaign’s effectiveness will ultimately be measured by the effect it has on creating measurable and scalable demand from girls.  At the end of the day, this innovative proposition is predicated upon products that stand out in the clutter of a crowded toy market.

•
Second, Ms. McBride-Irby brings to the Company product design and development experience within the doll industry.  Given the creative and production freedom and platform of One World, Ms. McBride-Irby will be allowed to use her creativity to tap into the body of influence around her likely consumers.

•
Third, it is management’s belief that there is a huge, disaggregated market of toy consumers looking to buy multi-cultural dolls and to communicate racial/cultural self-esteem to their children. Historically, multi-cultural dolls have simply been colorized – white dolls made Black, brown, or yellow. Our dolls will be more authentic and genuine approximations of women from multi-cultural backgrounds.  Assisted by viral and social media, we plan to seek to leverage this market through intensive efforts of marketing directly in platforms and among organizations like churches, fraternities, sororities, civic groups with cultural orientations, and professional groups concerned with advancing specific cultural self-awareness.  Aggregating and expertly messaging individuals and organizations with these sensibilities is a key component of a larger path to success.

•
Fourth, there is a rising tide of sensibility among non-minority girls to widen the circle of inclusion, reflecting their friends, family, and world.  We seek to be the most effective and efficient mover in this space through our diverse offerings.  Princess Tiana, from Disney Animation’s “The Princess and the Frog,” established in Christmas 2009 the viability of Disney’s ethnic products.  The Princess Tiana product line sold very well with more than 45,000 dolls sold in less than one month. (source: Target Market News, “Merchandise for Disney's 'Princess and the Frog' already a hit at stores,” November 18, 2009).

The One World story and its emphasis on positive narratives and self-esteem are hallmarks of our marketing strategy.  Where other dolls appeal only to fashion, coolness, and trends, One World will marry those elements with multi-cultural awareness.  We believe this will be a very valuable approach that will differentiate us and resonate with our target market.

Early Pillars of Marketing Campaign

Celebrity and Icons

Celebrity and thought leadership will drive positive reception and scale in media.  We expect to identify and pitch iconic leaders and celebrity influencers for promotional and endorsement support.  We are specifically targeting child-age and mommy-age leaders and celebrities.

Partnerships and Organizations

Organizations such as The National Urban League, NAACP, National Medical Association, National Dental Association, National Association of Black School Educators, Jack and Jill, Twigs, and 100 Black Men are samples of boutique organizational relationships we will seek with large supportive and leverage-able networks.  Organizations and partnerships serve as additional catalysts and brand extenders for media and mainstream acceptance to capture, maximize, and retain market share.

Media Partnerships, Earned Media, Social Media

We have developed a strategic partnership with Blogalicious, believed to be the nation’s largest gathering and association of female bloggers of color.  Blogalicious, aside from its annual gathering in the fall months, maintains a vibrant and active membership and information database of women of color who are actively involved in mothers’ issues, family purchasing, consumer products, and toys.  This organization was identified by one of our strategic marketing and advertising partners.

Gamification

In order to stay competitive in the emerging realm of computer and online games, we plan to develop games that will incorporate the Prettie Girls characters into alternative counter-reality worlds, allowing girls to become their favorite doll and create online environments where they can live out their fantasies.

Eventizing

The World Doll and Prettie Girls! model calls and regional competitions (as described in more detail below) will allow the Prettie Girls! brand to be introduced into certain U.S. markets with an “American Idol” style talent search.  With partner organizations, we plan to leverage the desire of parents, girls, and their communities to exhibit the highest standards of excellence, beauty, talent, skill, poise, and self-esteem.  We plan to work directly with known brands to create events that drive consumer traffic to our media platforms, social media, and consequently capture consumer data from prospective consumers. “Eventizing” allows us to plant our flag in local markets and to create additional product supply touch points for retailers, partners, and other associated entities.

Digital and Social Media

Through highly messaged social media and One World digital platforms we plan to design and manage an online environment with customized content that engages the young and computer proficient user on a daily basis.  This will be a hallmark of our larger plan for product launches and customer retention.   We currently have very limited amounts of capital available to purchase paid media, which creates a difficult environment for us. Instead of relying solely on declining paid media platforms, we endeavor to maximize social media and digital platforms that will serve to reduce the amount of paid media we need to acquire.

Client Relationship Management

Every effort will be made to ensure that current and potential customers will become part of the One World online and social community.  This community will be populated by young ladies and their families with news, information, and personalized message boards that allow them to express their individuality, likes, aspirations, and desires for their life.

Focus Groups

We will strive to have up-to-date market research on our target market of girls, age 4-12 years old, by regularly organizing focus groups.  The data and information gathered will influence media buys, doll design, eventizing, partnerships, and the overall operation of the Company.

Advertising Costs

For the six months ended June 30, 2012 and for the period from inception, October 1, 2010 to June 30, 2012, the Company’s advertising costs were $63,203. For the period from inception, October 1, 2010, to December 31, 2010, the Company did not incur any advertising costs.  For the six months ended June 30, 2012 and 2011, advertising costs were $11,093 and $42,907, respectively.

The REAL Prettie Girls! ™

We plan to hold a talent search competition to form a real entertainment group of girls named the “Prettie Girls.”  The Prettie Girls Talent Search is conceived to create a driver to connect cyber and other direct marketing with a “bricks & mortar” presence.  The competition will be an online based national outreach to first inform and then engage consumers, investors, and the public at large nationally.  We anticipate the competition will have three rounds—local, regional, and national.  Girls will be eligible to enter the competition with an online purchase of a Prettie Girls! doll.  The regional and national rounds will be actual events where contestants will perform in front of judges and a live audience of fans.  Contestants will be judged in each round based on their demonstrated skills and intangibles.  Fans will be able to view and vote for contestants online through our website.  We plan to target multiple marketing partners in order to bring attention to the competition.

Production and Manufacturing

To begin our entry into the market place, we began pre-sales of our two Obama 2012 Collectors dolls in the spring of 2011. This pre-sales initiative was launched to test the response rates to free advertising and related advertising models. For this campaign, the Company only advertised via the free mediums of local and national news and blogs, radio interviews and email campaigns.  As of August 15, 2012, the Obama 2012 Collectors Dolls pre-sales have yielded 75 sales with total sales of $7,543 and an average order of $101.  As far as actual product sales 12 of the signature dolls (retail $149.95) have been sold and 115 of classic edition dolls (retail $49.95) have been sold.  The pre-sales proceeds will be recorded as income when the dolls are shipped to the customers.

We plan to begin mass marketing and public relations for all seven dolls in the first quarter of 2013. We anticipate releasing all of our dolls in March of 2013.

In order to produce the highest quality products we have engaged a third party manufacturer in China, Early Light International Ltd. (“Early Light”).   Early Light, which is headquartered in Hong Kong, will manufacture our initial inventory of dolls, taking advantage of its experience and more than 25 million square feet of production and warehousing space.   Early Light’s client base includes some of the world’s biggest toy and game developers including Mattel, Fisher-Price, MGA Entertainment, Lego, Hasbro, Playskool, MTV, Lionel, Disney and many more.   We do not have an engagement agreement with Early Light, and they will manufacture our dolls on an as-needed basis.

Our costs are consistent with customary industry practices that will include three main costing phases: pre-production, production and post-production.  The pre-production phase is a setup process that involves development of all tools and equipment needed to produce the dolls and their accessories including clothes, shoes, jewelry as well as face painting masks.  This setup phase bears the greatest amount of up-front costs but will give us everything needed to produce multiple dolls and accessories from the same set of tools.   To date, Early Light has fabricated molds for us to manufacture both the bodies and accessories of our current doll lines.  This process included making separate molds for each of the body parts, such as the head, torso and legs.  We also have separated molds for each of the different types of accessories, such as purses, jewelry, shoes and stands.  The development and fabrication of these molds is complete, although we are still making final engineering adjustments to the molds.  Future molds will be for new accessories and new doll designs, including male body designs.  Our molds and other tooling are developed from high yield metals and synthetics that we believe will yield hundreds of thousands of units before needing replacement. The Company has estimated the yield capacity of the molds by taking into consideration the past experience of management, certain engineering estimates provided by Early Light and other factors.  Additionally, Early Light has warranted our molds for a minimum of 400,000 units. These tools will remain our property but will be stored at the manufacturer’s facilities for future use. The second phase, production, will include the actual production, assembly and packaging of the dolls. This process will also include testing of the dolls for safety requirements set by the U.S. government, which will be the requirement of the manufacturer. The third phase will include shipping and further safety and hazards testing.

Our third party manufacturer, Early Light, is responsible for securing basic raw materials needed for manufacturing our product.  In June 2011, our Chief Executive Officer met with Early Light and toured their facility in Shenzhen, China.  Based on such meeting, facility tour and manufacturing completed for other clients of Early Light, it is our management’s belief that Early Light has the knowledge and capability necessary to manufacture the Company’s products, including obtaining all necessary materials for manufacturing.  Early Light obtains its materials from its long-term suppliers, and the materials are continually tested to insure compliance with required specifications.

Trademarks, Copyrights and Patents

We anticipate most of our products being sold under trademarks, trade names, and copyrights, and some products may incorporate patented devices or designs. Such intellectual property could become significant assets in that they will provide product recognition.  We intend on seeking patent, trademark, or copyright protection covering our products.   When adequate funds are available, we intend to register certain trademarks we hold with the U.S. Patent and Trademark Office.  Currently, we believe we hold certain common law trademark rights for certain trademarks including “Prettie Girls” and “The REAL Prettie Girls!”   We will use our best efforts to ensure the rights to all intellectual property we may hold are adequately protected, but there can be no assurance that our rights can be successfully asserted in the future or will not be invalidated, circumvented, or challenged.  We also maintain a website at http://www.oneworlddolls.com. The information on, or that may be accessed through, our website is not incorporated by reference into this Prospectus and should not be considered a part of this Prospectus.

Government Regulations

Any dolls we sell in the United States will be subject to the provisions of the Consumer Product Safety Act, the Federal Hazardous Substances Act, and the Consumer Product Safety Improvement Act of 2008, and may also be subject to the requirements of the Flammable Fabrics Act or the Food, Drug, and Cosmetics Act, and the regulations promulgated pursuant to such statutes. These statutes ban from the market consumer products that fail to comply with applicable product safety regulations. The Consumer Product Safety Commission (“CPSC”) may require the recall, repurchase, replacement, or repair of any such banned products or products that otherwise create a substantial risk of injury and may seek penalties for regulatory noncompliance under certain circumstances.  Similar laws exist in some states and in many international markets.

We will attempt to maintain a high level of quality control to help ensure compliance with various federal, state, and applicable foreign product safety requirements, if any.  We may in the future, however, experience, issues in products that result in recalls, withdrawals, or replacements of products. A product recall could have a material adverse effect on our results of operations and financial condition.  A product recall could also negatively affect our reputation and the sales of our other products.

Jumpstart Our Business Startups Act

In April 2012, the Jumpstart Our Business Startups Act ("JOBS Act") was enacted into law. The JOBS Act provides, among other things:

•	Exemptions for “emerging growth companies” from certain financial disclosure and governance requirements for up to five years and provides a new form of financing to small companies;

•
Amendments to certain provisions of the federal securities laws to simplify the sale of securities and increase the threshold number of record holders required to trigger the reporting requirements of the Exchange Act, as amended;

•	Relaxation of the general solicitation and general advertising prohibition for Rule 506 offerings;

•	Adoption of a new exemption for public offerings of securities in amounts not exceeding $50 million; and

•
Exemption from registration by a non-reporting company of offers and sales of securities of up to $1,000,000 that comply with rules to be adopted by the SEC pursuant to Section 4(6) of the Securities Act and exemption of such sales from state law registration, documentation or offering requirements.

In general, under the JOBS Act a company is an “emerging growth company” if its initial public offering ("IPO") of common equity securities was effected after December 8, 2011 and the company had less than $1 billion of total annual gross revenues during its last completed fiscal year. A company will no longer qualify as an “emerging growth company” after the earliest of:

(i) the completion of the fiscal year in which the company has total annual gross revenues of $1 billion or more,

(ii) the completion of the fiscal year of the fifth anniversary of the company's IPO;

(iii) the company's issuance of more than $1 billion in nonconvertible debt in the prior three-year period, or

(iv) the company becoming a "larger accelerated filer" as defined under the Exchange Act.

The JOBS Act provides additional new guidelines and exemptions for non-reporting companies and for non-public offerings. Those exemptions that impact the Company are discussed below.

Financial Disclosure. The financial disclosure in a registration statement filed by an “emerging growth company” pursuant to the Securities Act, will differ from registration statements filed by other companies as follows:

(i)	audited financial statements required for only two fiscal years (provided that “smaller reporting companies” such as the Company are only required to provide two years of financial statements);

(ii)
selected financial data required for only the fiscal years that were audited (provided that “smaller reporting companies” such as the Company are not required to provide selected financial data as required by Item 301 of Regulation S-K); and

(iii)	executive compensation only needs to be presented in the limited format now required for “smaller reporting companies”.

However, the requirements for financial disclosure provided by Regulation S-K promulgated by the Rules and Regulations of the SEC already provide certain of these exemptions for smaller reporting companies. The Company is a smaller reporting company. Currently a smaller reporting company is not required to file as part of its registration statement selected financial data and only needs to include audited financial statements for its two most current fiscal years with no required tabular disclosure of contractual obligations.

The JOBS Act also exempts the Company's independent registered public accounting firm from having to comply with any rules adopted by the Public Company Accounting Oversight Board ("PCAOB") after the date of the JOBS Act's enactment, except as otherwise required by SEC rule.

The JOBS Act further exempts an “emerging growth company” from any requirement adopted by the PCAOB for mandatory rotation of the Company's accounting firm or for a supplemental auditor report about the audit.

Internal Control Attestation. The JOBS Act also provides an exemption from the requirement of the Company's independent registered public accounting firm to file a report on the Company's internal control over financial reporting, although management of the Company is still required to file its report on the adequacy of the Company's internal control over financial reporting.

Section 102(a) of the JOBS Act exempts “emerging growth companies” from the requirements in §14A(e) of the Exchange Act for companies with a class of securities registered under the Exchange Act, as amended, to hold shareholder votes for executive compensation and golden parachutes.

Other Items of the JOBS Act. The JOBS Act also provides that an “emerging growth company” can communicate with potential investors that are qualified institutional buyers or institutions that are accredited to determine interest in a contemplated offering either prior to or after the date of filing the respective registration statement. The JOBS Act also permits research reports by a broker or dealer about an “emerging growth company” regardless of whether such report provides sufficient information for an investment decision. In addition the JOBS Act precludes the SEC and FINRA from adopting certain restrictive rules or regulations regarding brokers, dealers and potential investors, communications with management and distribution of  research reports on the “emerging growth company’s” IPOs.

Section 106 of the JOBS Act permits “emerging growth companies” to submit registration statements under the Securities Act, on a confidential basis provided that the registration statement and all amendments thereto are publicly filed at least 21 days before the issuer conducts any road show. This is intended to allow “emerging growth companies” to explore the IPO option without disclosing to the market the fact that it is seeking to go public or disclosing the information contained in its registration statement until the company is ready to conduct a roadshow.

Election to Opt Out of Transition Period. Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act, registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standard.

The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of the transition period.

Environmental Issues

We are subject to legal and financial obligations under environmental, health and safety laws in the United States. We are not currently aware of any material environmental liabilities associated with any of our operations.

Employees

We currently have four full time employees and no part time employees.  In addition, we have independent contractor and consultant relationships with other individuals to handle specialized tasks on our behalf such as manufacturing and production, finance and accounting, marketing, executive and public company interaction, and legal.  When additional workloads require more personnel, we will outsource our requirements to additional independent contractors. We anticipate adding, as a result of this Offering, additional full-time personnel in the areas of sales and marketing, finance and accounting, customer service, and order fulfillment.

Properties

Our principal executive offices are located at 418 Bridge Crest Boulevard, Houston, Texas 77082.  Our offices are located at a single family residence building, customized for our use.  Upon completion of this Offering, we plan on moving to a new office/warehouse facility appropriate to our use. Our fulfillment warehouse and inventory facilities are anticipated to be located at our fulfillment contractor’s site.

DESCRIPTION OF PROPERTY

The Company’s officers currently work from their homes; provided that the Company hopes to move into dedicated office space in the fourth quarter of 2012.  The Company’s current business address is 418 Bridge Crest Boulevard, Houston, Texas 77082.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age and position of our Directors and executive officers.

Name	Age	Position(s) and Office(s)
Corinda Joanne Melton	56	Chief Executive Officer and Director
Stacey McBride-Irby	38	Chief Product Development Officer and Director
Wilma Delaney	67	Director
Robert Hines	43	Director

Below is certain biographical information of our officers and directors:

Corinda Joanne Melton
Chief Executive Officer and Director

Corinda Joanne Melton has served as our Chief Executive Officer and Director since July 2011, and as the Chief Executive Officer of our operating subsidiary, OWDP, since its incorporation in January 2011.  She is responsible for managing the Company and its vision.  She is an established entrepreneur with over 22 years of management experience in the banking, product, and services industries.  She held management positions at various banks from 1978 to 1988 where she was responsible for hiring, training and developing employees.  In addition, from October 1988 to January 2002 she was employed by JP Morgan Chase Bank (“Chase”) where she started as a Commercial Loans Note Teller and was promoted to management within 4 months.  During her career at Chase she was extremely successful in automating manual processes and streamlining job functions resulting in fewer employees needed to perform a variety of job duties.  As a result of her success she was promoted to Division Manager of Commercial Loan Collateral Services, a Senior Management position.

From 2006 until October 2010, Joanne was the President of Imagine International, Inc., a software development company she co-founded.  From January 2006 to June 2006 she was also President of Makeover Houston LLC, a company that produced a Makeover Magazine and television show.  Joanne co-founded Seejay Graphic design in 2002, a graphic design and printing company.  She successfully launched Inmate Expressions, a greeting card branch of Seejay Graphic design.  She was successful in landing contracts with multiple federal prisons in the United States to sell cards through their respective commissaries and warehouses.  As a small business owner she was responsible for operations as well as management of finance, compliance and accounting for the various businesses.

Joanne received her Bachelor of Science in Business Accounting in 2007 from the University of Phoenix.  Joanne is the sister of Wilma Delaney, a member of our Board of Directors.

Joanne has over 23 years of operations experience and banking including 13 years in management. In addition she has over 10 years’ experience managing and operating private businesses as an entrepreneur.  We believe this qualifies her to be a member of our Board.

Stacey McBride-Irby
Chief Product Development Officer and Director

Stacey McBride-Irby has served as our Chief Product Development Officer and Director since July 2011, and as the Chief Product Development Officer of our operating subsidiary, OWDP, since February 2011.  Prior to this, Stacey was a Project Designer for Mattel, Inc., having been with Mattel for 15 years until January 2011.  While with Mattel, she created the So In Style™ line of African-American Barbies which were released in 2009.  The So In Style™ Barbie collection consists of dolls that come in a variety of skin hues with a fuller nose and lips, distinctive cheekbones and different hair colors and textures.  The collection includes ten different characters and are sold all across the United States at such retailers as Target, Toys ‘R’ Us and Wal-Mart.  Stacey has designed the sorority Barbie™, celebrating the centennial year of Alpha Kappa Alpha, the first African-American Greek Sorority, founded in 1908 at Howard University in Washington, D.C.  She also designed a one of a kind take on the 1980’s Black Barbie™, as well as some of the 2010 Barbie™ career dolls, including Pet Vet Barbie™, Rock Star Barbie™ and Bride Barbie™.

Stacey has been interviewed for magazine and newspaper articles such as Ebony, Essence, Heart & Soul, LA’s Beauty Beat, Upscale, Chicago Sun Times and Daily Breeze, and has appeared on the front cover of Wall Street Journal Personal newspaper.  The So In Style™ dolls have been featured in Barbie™ and Jet magazine.  Stacey has made TV appearances, including CNN Prime News with Richelle Carey on BET’s My Black is Beautiful, Episode 1:  Celebration of Black Beauty.  Further, she has been a guest on talk radio shows which include The Tavis Smiley Show, New Day Talk Radio: In the Know, WHUR with Harold Fisher, and NPR “Tell Me More” in Washington, D.C.  There have also been several online interviews with Stacey for BlackNews.com, Dolls of Color, Talking with Tami and Italian Vogue.

The message of mentoring and empowering the next generation of successful women is near and dear to Stacey’s heart.  She often speaks to young girls at schools and at events within the African American community nationwide.  Stacey’s motto is, “A happy, inspired childhood creates happy, inspired and powerful women.”  She also loves the Lord with all her heart.  She knows that without God none of her accomplishments and success would be possible.

We believe Stacey is a good fit for the Board based on her 15 years of experience in the doll industry with Mattel, including her experience working closely with product developers and manufacturers.  Her ability to advise the Board on the Company’s product designs is a valuable asset.

Wilma Delaney
Director

Wilma Delaney has served as our Director since July 2011.  Previously she worked for Dow Chemical Company from 1975 until 2002, when she retired.  While with Dow Chemical, she held multiple positions, including Vice President of Federal, State and Provincial Governmental and Regulatory Affairs.  As head of the central office in Washington, D.C. for ten years, she managed the activities of more than fifty lobbyists and other government and regulatory affairs professionals for all of North America and the territories.  Wilma also managed all advocacy initiatives and maintained relationships with members of Congress and Executive branch staff.  In addition, she established and coordinated close interactions with national political, governmental and regulatory organizations throughout the United States, Canada and Mexico.

Wilma began her career at Dow as an analytical chemist in Midland, Michigan.  Over the next eighteen years, she was promoted through many managerial positions in research, production and environmental areas, including: Manager of Inorganic Analytical Section, Technical Manager of Environmental Control, Director of Environmental Quality for Dow North America, and Global Environmental Technology Center Manager.

During this period, Wilma was responsible for all federal, state and local regulatory compliance for the entire Michigan Division of Dow Chemical, which was the largest chemical facility in the world at that time.

Several of Wilma’s Professional Activities include:

•	Presidential appointee to the Board of Directors of the Mickey Leland National Urban Air Toxics Research Center under both the Bush and Obama administrations.
•	Member of the US-South Africa Bi-National Commission’s Environmental Management and Pollution Working Group, meeting in Johannesburg, South Africa.
•	Member of EPA’s NACEPT Advisory Committee.
•	Member of Presidential Rank Awards Review Board.
•	Member of Michigan Natural Resources and Environmental Leadership Institute.
•	Member of the State of Michigan Delegation Study Tour of Solids Waste Management – inspecting facilities throughout six European countries.
•	Chairman of the American Red Cross Board of Directors for Midland County Michigan.
•	Appointed by the Governor of Michigan to the Science Group of the Michigan Related Risk Assessment Project.
•	Member of President Clinton’s Council on Sustainable Development.
•	Member of the Board of Regents for Prairie View A&M University.

Wilma graduated from Prairie View A&M with a Bachelor’s of Science Degree in Chemistry.  Wilma is the sister of Corinda Joanne Melton, our Chief Executive Officer and Director.

We believe Wilma’s experience in environmental, health and safety in a manufacturing environment, as well as her public policy experience, make her a good fit for the Board.

Robert Hines
Director

Robert Hines has served as our Director since July 2011.  He has been the President of the business consulting firm, Robert Hines and Associates, LLC, since January 2009.  From October 2009 to May 2011, he served as the Chief Executive Officer and President of U.S. Operations of Evolution Solar Corporation.  Prior to that, he worked for Prosperity Bank from May 2005 to August 2008, serving as Region Manager, Senior Vice President and Business Banking Specialist.

Mr. Hines is a results oriented professional with over 20 years of finance and business management experience.  He has managed multi-million dollar businesses.  Mr. Hines is skilled at maximizing profitability and reducing operational expenses while monitoring daily activity.  He has extensive experience in sales/service management and performance coaching by identifying strategic opportunities, managing the client experience, and effectively leading diverse groups.  He has a proven track record in creatively solving complex business problems and coaching employees to optimize bottom line productivity.

Mr. Hines experience includes:

•	Serving as the Chairman and President of a publically traded alternative energy company.
•	Serving as a principal of his own consulting company where he has aided several small businesses in marketing, strategic planning and funding their businesses.
•	Providing consulting services to a variety of different industries, including medical equipment, residential/commercial construction, textile, and renewable energy.
•	Serving as Senior Vice President of a large regional, publically traded financial institution.
•	Serving as Vice President of a large multi-national publically traded financial institution.

Overall, Mr. Hines is an effective and motivational team player with a consistent track record in managing strategic initiatives, delivering results and developing strong community relationships.   He currently serves on various Boards of Directors.  He has earned certification in Performance Coaching through Arc International, St. Meyer & Hubbard and Omega Performance.  These certifications have prepared Mr. Hines to implement, maintain, and train sales management processes, including Coach-the-Coach and Managing the Client Experience.  He has a Series 6 registration (investment company securities, variable annuities, and variable life insurance mutual funds), Series 63 registration (Uniform Securities Agent State Law) and a General Lines Insurance License.

Robert has over 15 years of experience as a senior banker.  His ability to maximize profitability and oversee business plans coupled with his experience serving on the board of directors of several different companies qualifies him to be a member of the Board.

Independence of Directors

We currently have one independent Director on our Board, Robert Hines.  The definition of “independent” used herein is arbitrarily based on the independence standards of The NASDAQ Stock Market LLC.  The Board performed a review to determine the independence of its Directors and made a subjective determination that as to Mr. Hines, no transactions, relationships or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.  In making this determination, the Board reviewed information provided by the Directors with regard to each Director’s business and personal activities as they may relate to us and our management.  We are not required to maintain any independent Directors at this time.  Furthermore, the Over-The-Counter Bulletin Board or Over-the-Counter Markets , where we hope to quote our common stock does not require that quoted companies maintain independent Directors.  We will seek to appoint additional independent Directors, if and when we are required to do so.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table provides summary information for the years ended December 31, 2011 and 2010 concerning cash and non-cash compensation paid or accrued to or on behalf of all Directors and certain executive officers.  No such compensation was recognized in 2010.

Summary Executive Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Dollar Value Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Corinda Joanne Melton	2011	37,500 (3)	-	3,080	-	-	-	-	40,580
Chief Executive Officer and Director (1)	2010		-	-	-	-	-	-	-

Stacey McBride-Irby	2011	33,000 (4)		119,000	-	-		-	152,000
Chief Product Development Officer and Director (2)	2010	-		-	-	-	-	-	-

James Percell,	2011	-	-	-	-	-	-	-	-
Former President, CEO and Director (5)	2010	-	-	-	-	-	-	-	-

Michael Thompson,	2011	-	-	-	-	-	-	-	-
Former CFO (6)	2010	-	-	-	-	-	-	-	-

Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is more than $10,000.

(1)           Ms. Melton was appointed as Chief Executive Officer and Director in July 2011.

(2)           Ms. McBride-Irby was appointed as Chief Product Development Officer and Director in July 2011.

(3)           Includes $25,941 of accrued salary for the year ended December 31, 2011 for Ms. Melton, which has not been paid to date.

(4)           Includes $33,000 of accrued salary for the year ended December 31, 2011 for Ms. McBride-Irby, which has not been paid to date.

(5)           Mr. Percell resigned from all offices in July 2011.

(6)           Mr. Thompson resigned from all offices in July 2011.

Board of Directors Compensation:

The following table sets forth summary information concerning the compensation we paid to Directors during the year ended December 31, 2011:

Name (1)	Fees earned or paid in cash ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)

Wilma Delaney	$-	$18,000	$-	$-	$-	$-	$18,000
Robert Hines	$-	$18,000	$-	$--	$-	$-	$18,000

(1) Ms. Melton and Ms. McBride-Irby did not receive any compensation separate from the consideration they received as an officer of the Company for the year ended December 31, 2011 in consideration for service to the Board as a Director of the Company.

(2) Represents the fair value of the grant of certain options to purchase shares of our common stock calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

Current Levels of Executive Compensation and Employment Agreements

Currently we have only two executive officers, Corinda Joanne Melton, our Chief Executive Officer, and Stacey McBride-Irby, our Chief Product Development Officer.  In October 2011, we entered into employment agreements with Ms. Melton and Ms. McBride-Irby.  Pursuant to the agreements, Ms. Melton receives an annual base salary of $150,000, and Ms. McBride-Irby receives an annual base salary of $132,000.  The term of both agreements ends on April 1, 2014.  If adequate cash is not available to pay the salaries of Ms. Melton and Ms. McBride-Irby at the end of any month, their respective salaries will accrue until such time as adequate cash is available. Both employment agreements provide, however, that if the executive terminates her employment for good reason or the Company terminates the executive’s employment without cause, the executive will be entitled to receive in one lump sum payment the full remaining amount under the term of the agreement to which she would have been entitled had the agreement not been terminated.

Current Compensation of Directors

At present, the Company does not pay its Directors for attending meetings of the Board of Directors, nor does it have a standard arrangement pursuant to which Directors of the Company are compensated for any services provided as a Director.  On April 1, 2011 and June 26, 2011, however, The One World Doll Project, Inc., the Company’s operating subsidiary, issued 45,000 shares of its common stock to each of Mr. Hines and Mrs. Delaney, respectively, as consideration for agreeing to serve on the Board of Directors of the Company after the share exchange was effected.  See, “Corporate History and Background.”  Upon the occurrence of the share exchange and the reverse stock split, each individual’s 45,000 shares converted into 687,852 shares of common stock of the Company.

Consulting Agreements

The Company has multiple consulting agreements in place with various consultants to provide services to the Company in connection with media and public relations, business development, product fulfillment, television advertising production, financial, management, corporate compliance, business advisory and employment recruitment consulting services.  The consulting agreements provide for the consultants to receive consideration either in the form of cash, shares of our restricted common stock (or shares of OWDP  common stock, which were exchanged for the Company’s common stock in connection with the Exchange Agreement) or a combination of cash and stock.  Below is a description of certain of our material consulting agreements:

OWDP entered into a Consulting Agreement with Trent Daniel, a greater than 5% shareholder of the Company on February 1, 2011, which agreement was assumed by the Company in connection with the Exchange Agreement.  Pursuant to the agreement, Mr. Daniel agreed to provide business development services to us from October 1, 2010 to September 30, 2013, and we agreed to pay Mr. Daniel 4,707,965 shares of our restricted common stock (which shares have been issued to date) as a retainer and up to $11,500 per month in cash, which cash payments totaling $108,610 as of the date of this Prospectus have been paid to date.  The Consulting Agreement provides that Mr. Daniel will continue to be paid compensation due under the agreement for not less than one year after his disability during the term of the agreement (subject to the term of the agreement) and that if the agreement is terminated for any reason other than disability, death, by the Company for cause or by Mr. Daniel’s for good reason, he is due a lump sum payment equal to 25% of the total amount of consideration due to Mr. Daniel per year under the agreement.

On March, 31, 2011, the Company entered into a Consulting Agreement with Bradley Melton, a  5% shareholder of the Company and the son of our Chief Executive Officer and Director, which agreement had a 12 month term, required Mr. Melton to provide management consulting services for the Company and provided the Company to issue Mr. Melton 1,650,845 shares of common stock in consideration for services rendered.

On April 1, 2011, the Company entered into a Consulting Agreement with Robert Hines, a current Director of the Company.  The agreement provided for Mr. Hines to provide financial consulting services to the Company, had a 12 month term and provided that Mr. Hines would receive 764,280 shares of common stock in consideration for consulting services rendered.

In July 2012, the Company entered into a one year consulting contract with Jacob Heikes LLC for marketing services valued at $18,000.  Payment will be in the form of cash at $1,500 per month and is subject to a month-to-month evaluation.  This contract can be cancelled by either party with a 30-day written notice.  The agreement has a term of 12 months. To date an aggregate of $1,500 has been paid.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The table below sets forth the number and percentage of shares of our common stock owned as of September 27, 2012 by the following persons: (i) stockholders known to us who own 5% or more of our outstanding shares, (ii) each of our executive officers and directors, and (iii) our executive officers and directors as a group.  As of  September 27, 2012, there were 63,592,849 shares of our common stock outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investing power with respect to securities. These rules generally provide that shares of common stock subject to options, warrants or other convertible securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of September 27, 2012, are deemed to be outstanding and to be beneficially owned by the person or group holding such options, warrants or other convertible securities for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

We believe that, except as otherwise noted and subject to applicable community property laws, each person named in the following table has sole investment and voting power with respect to the shares of common stock shown as beneficially owned by such person.

Name and address of beneficial owner	Amount of beneficial ownership	Percent of class

Corinda Joanne Melton	4,707,965 shares	7.40%
CEO and Director
418 Bridge Crest Boulevard, Houston, Texas 77082

Stacey McBride-Irby	6,381,738 shares	10.04%
Chief Product Development Officer and Director
418 Bridge Crest Boulevard, Houston, Texas 77082

Wilma Delaney	687,852 shares	1.08%
Director
418 Bridge Crest Boulevard, Houston, Texas 77082

Robert Hines	1,452,132 shares	2.28%
Director
418 Bridge Crest Boulevard, Houston, Texas 77082

All directors and executive officers as a group (4 persons)	13,229,687 shares	20.80%

Greater than 5% Shareholders:

Trent Daniel	4,841,714 shares	7.61%
Consultant to the Company
418 Bridge Crest Blvd Houston, TX 77082

Change in Control

On July 21, 2011, we entered into and closed a Share Exchange Agreement, as described in more detail above under “Corporate History and Background.”  We are aware of no arrangements the operation of which may at a subsequent date result in a change in control.

EXPERTS

The financial statements of the Company as of December 31, 2011 and 2010, included in this Prospectus, have been audited by Ham, Langston and Brezina, L.L.P., our independent registered public accounting firm, as stated in their report appearing herein and have been so included in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, any interest, directly or indirectly, in our company or any of our parents or subsidiaries.  Nor was any such person connected with us or any of our parents or subsidiaries, if any, as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Chapter 78 of the Nevada Revised Statutes (“NRS”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NRS Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged, after exhaustion of all appeals, to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Our Articles of Incorporation provide that we will indemnify any and all persons who may serve or who have served at any time as directors or officers or who at the request of the Board of Directors, may serve or any time have served as directors or officers of another corporation in which we at such time owned or may own shares of stock or of which we were or may be a creditor, and their respective heirs, administrators, successors and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been our directors or officers, or of such other corporation, except in relation to matters as to which any such director or officer of us, or of such other corporation or former director or officer or person shall be adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of his duty. Such indemnification will be in addition to any other rights to which those indemnified may be entitled under any law, by law, agreement, vote of shareholder or otherwise.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to provisions of our Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that such director, officer or controlling person asserts a claim for indemnification against us in connection with a successful defense of any action, we reserve the right to submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act.  We will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

FORWARD LOOKING STATEMENTS

This Form S-1, including disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contains forward-looking statements. These forward-looking statements which include words such as "anticipates", "believes", "expects", "intends", "forecasts", "plans", "future", "strategy" or words of similar meaning, are subject to risks and uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. You should not unduly rely on these statements. Forward-looking statements involve assumptions and describe our plans, strategies, and expectations. You can generally identify a forward-looking statement by words such as may, will, should, expect, anticipate, estimate, believe, intend, contemplate or project. Factors, risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include those risks set forth under “Risk Factors.”

With respect to any forward-looking statement that includes a statement of its underlying assumptions or basis, we caution that, while we believe such assumptions or basis to be reasonable and have formed them in good faith, assumed facts or basis almost always vary from actual results, and the differences between assumed facts or basis and actual results can be material depending on the circumstances. When, in any forward-looking statement, we or our management express an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished. All subsequent written and oral forward-looking statements attributable to us, or anyone acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Except as required by applicable law, including the securities laws of the United States and/or if the existing disclosure fundamentally or materially changes, we do not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect unanticipated events that may occur.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes and other financial information included elsewhere in this report.

Disclosure Regarding Forward-Looking Statements

We are including the following discussion to inform our existing and potential security holders generally of some of the risks and uncertainties that can affect us. From time to time, our management or persons acting on our behalf make forward-looking statements to inform existing and potential security holders about our company. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, included or incorporated by reference in this report that address activities, events or developments that we expect or anticipate may occur in the future, including such things as future capital expenditures, business strategy, competitive strengths, goals, growth of our business and operations, plans and references to future successes may be considered forward-looking statements. Also, when we use words such as “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” “forecast,” “may,” “should,” “budget,” “goal,” “expect,” “probably” or similar expressions, we are making forward-looking statements. Many risks and uncertainties may impact the matters addressed in these forward-looking statements. Our forward-looking statements speak only as of the date made and we will not update forward-looking statements unless the securities laws require us to do so.

Some of the key factors which could cause our future financial results and performance to vary from those expected include:

•	our ability to meet production and sales goals;

•	our ability to raise adequate capital to fund operations;

•	market developments affecting, and other changes in, the demand for our products or the introduction of competing products;

•	increases in the price of raw materials used in the production of our dolls;

•	our ability to develop and market our businesses at a level necessary to implement our business strategy and our ability to finance our development;

•	the condition of the capital markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

•	the political and economic climate in the foreign or domestic jurisdictions in which we conduct business; and

•	other United States or foreign regulatory or legislative developments which affect the demand for our products generally or increase the cost for our products.

The information contained in this Prospectus, including the information set forth under the heading “Risk Factors”, identifies additional factors that could cause our results or performance to differ materially from those we express in our forward-looking statements. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions and, therefore, the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements which are included in this Prospectus and the exhibits and other documents incorporated herein by reference, our inclusion of this information is not a representation by us or any other person that our objectives and plans will be achieved.

General

One World Holdings, Inc. (“Holdings”, a Nevada Corporation, formerly known as Environmental Safeguards, Inc.), is a Houston based development stage company with plans to release a line of mainstream multicultural dolls aimed at high-end collectors and young pre-teen girls. The Company’s operations are conducted through its wholly-owned subsidiary, The One World Doll Project, Inc., a Texas Corporation (OWDPI).  In this discussion Holdings and OWDPI are collectively referred to as “One World”. For the first year of operations, One World will be focused on direct sales and Internet sales and we will not require a storefront for operations.  Manufacturing of our dolls will be outsourced to a physical plant facility in the People’s Republic of China owned by a third-party manufacturer we have selected.

Reverse Merger and Recapitalization

On July 21, 2011, Holdings entered into a reverse merger/recapitalization transaction with OWDPI. The reverse merger which resulted in a recapitalization of OWDPI was achieved through a Share Exchange Agreement (the "Share Exchange") between the shareholders of One World and OWDPI. Holdings was the acquiring legal entity in the transaction, but OWDPI is the surviving reporting entity for accounting purposes because its former shareholders emerged from the transaction with a controlling interest. The acquisition is treated as a recapitalization of OWDPI because, prior to the transaction, Holdings had no significant assets, liabilities or operations.

The recapitalization of OWDPI was achieved by exchanging each share of the OWDPI for 15.2856 shares of Holdings (taking into consideration a 38.214 for 1 exchange ratio followed by a 1 for 2.5 reverse split of the Holding’s shares). OWDPI's shareholders received a total of 52,005,437 shares under the Share Exchange, resulting in 57,431,040 outstanding shares (after the reverse split). Accordingly, OWDPI's former shareholders control approximately 90% of the Company after the Share Exchange. The share exchange and reverse stock split have been given retroactive effect in this discussion and in the accompanying consolidated financial statements.

Results of Operations

During the period from inception, October 1, 2010, to June 30, 2012, substantially all of our efforts have been focused on fundraising, developing a management team and positioning the Company to manufacture our dolls.

Results of Operations For The Six Months Ended June 30, 2012 Compared To The Six Months Ended June 30, 2011

The following is an analysis of our operating results for the six months ended June 30, 2012 and 2011.

	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,	Increase
	2012	2011	(Decrease)

General and administrative expenses:
Professional fees	$42,580	$63,035	$(20,455)
Consulting fees	214,655	212,696	1,959
Contract labor	7,399	73,366	(65,967)
Salary Expense	141,000	-	141,000
Marketing and advertising	11,093	42,907	(31,814)
Computer and internet charges	7,414	13,236	(5,822)
Research and development	29,226	60,593	(31,367)
Other	24,208	47,217	(23,009)

Total general and administrative expenses	477,575	513,050	(35,475)

Other expenses:
Interest expense	37,706	11,786	25,920
Recapitalization expense	-	31,667	(31,667)

Total other expenses	37,706	43,453	(5,747)

Net loss	$(515,281)	$(556,503)	$41,222

Professional fees decreased $20,455 or 32% to $42,580 for the six months ended June 30, 2012, compared to $63,035 for the six months ended June 30, 2011.  The decrease in professional fees relates primarily to the decrease in legal and accounting services as we had reduced work performed in connection with our registration statement during the six months ended June 30, 2012, compared to the prior period.

Consulting fees increased $1,959 to $214,655 for the six months ended June 30, 2012 compared to $212,696 for the six months ended June 30, 2011.  Consulting fees were incurred primarily in the form of stock issuances to consultants. We have hired approximately 15 consultants from time to time to help us establish and market our Company and our products.  Certain consultants had consulting agreements that provided for share issuances, which shares were issued at the inception of the agreements.  Accordingly, the compensation associated with the shares was recognized immediately, based on the estimated fair value of the shares issued.  The number of consultants has decreased substantially from thirteen as of June 30, 2011 to four as of June 30, 2012.  The Company will continue to incur consulting fees in the future, but such fees are expected to be at reduced levels.

The services of a variety of consultants have been integral in developing our business model, furthering our business and ensuring the successful pursuit of our goals.  Our consultants have contributed a wide variety of different services to us.  These services can be classified into several different categories, as follows:

1.      Business model development and implementation which consists of advice, counsel and services in the areas of fund raising strategy, corporate structure, hiring needs, office space acquisition and corporate governance;

2.      Financial and accounting which consists of advice, counsel and services in the areas of developing financial models and corporate accounting systems, corporate structure, quarterly reviews, various day to day accounting and bookkeeping;

3.      Product development which consists of advice and counsel in the areas of manufacturer selections, development process, engineering reviews, prototype development and testing, quality control, logistical support, safety standards compliance and physical packaging design; and

4.      Marketing and promotions which consists of advice, counsel and services in the areas of videography, photography, graphic design, printing, marketing and public relations activities, strategic market research and planning, website development and IT support.

We incurred contract labor expenses of $7,399 and $73,366 for the six months ended June 30, 2012 and June 30, 2011, respectively, for payments to our management team. Contract labor fees will continue as primary expenses in future periods, and the Company currently expects the expenses to be at similar levels for the near term. However, such fees may increase as the Company matures.

We incurred research and development expenses of $29,226 and $60,593 for the six months ended June 30, 2012 and for the six months ended June 30, 2011, respectively, primarily related to the initial sculpture design, development and testing of the doll prototypes. We expect to incur additional research and development costs of approximately $10,000 relating to the release of our first six doll designs.

We had salary expense of $141,000 for the six months ended June 30, 2012, compared to no salary expense for the six months ended June 30, 2011.  Salary expense was associated with fees paid and accrued for officer salaries pursuant to the employment agreements described in greater detail above under “Current Levels of Executive Compensation and Employment Agreements”.

Marketing and advertising expenses decreased by $31,814 to $11,093 for the six months ended June 30, 2012 compared to $42,907 for the six months ended June 30, 2011.  We plan to spend an additional $300,000 on an extensive media marketing and advertising campaign once the capital to fund such a campaign is raised and the dolls are ready for release to the doll collector and public markets.

Other general and administrative expenses decreased $23,009 to $24,208 for the six months ended June 30, 2012 from $42,217 for the six months ended June 30, 2011.  We will continue to incur other general and administrative expenses on an ongoing basis and expect these costs to increase as we launch our doll line and our operations mature.

Interest expense increased $25,920 to $37,706 for the six months ended June 30, 2012 from $11,786 for the six months ended June 30, 2011.  The increase in interest expense relates to increased borrowings pursuant to convertible debentures and the the increased amount of interest which accrued on such convertible debentures.

Recapitalization expense of $31,667 during the six months ended June 30, 2011 relates to net liabilities assumed by us in the reverse merger and recapitalization transaction.

Net loss decreased by $41,222 to $515,281 for the six months ended June 30, 2012, compared to a net loss of $556,503 for the six months ended June 30, 2011.  The decrease in net loss is principally due to the decrease in general and administrative expenses.

Results of Operations For The Year Ended December 31, 2011 And For The Period From Inception (October 1, 2010) To December 31, 2010

The following is an analysis of our operating results for the year ended December 31, 2011 and for the period from inception (October 1, 2010) to December 31, 2010.

		Period From
	Year	Inception
	Ended	(October 1, 2010)
	December 31,	To December 31,	Increase
	2011	2010	(Decrease)

General and administrative expenses:
Professional fees	$225,702	$20,000	$205,702
Consulting fees	504,411	11,188	493,223
Contract labor	134,037	77,821	56,216
Salary Expense	70,500	-	70,500
Marketing and advertising	52,110	-	52,110
Computer and internet charges	31,988	21,456	10,532
Research and development	113,003	-	113,003
Other	81,676	2,859	78,817

Total general and administrative expenses	1,213,427	133,324	1,080,103

Other expenses:
Interest expense	38,139	1,558	36,581
Recapitalization expense	31,667	-	31,667

Total other expenses	69,806	1,558	68,248

Net loss	$(1,283,233)	$(134,882)	(1,148,351)

Professional fees increased $205,702 to $225,702 for the year ended December 31, 2011, compared to $20,000 for the period from inception (October 1, 2010) through December 31, 2010.  The increase in professional fees is mainly due to fees for the year ended December 31, 2011 including twelve full months compared to only three months of expenses for the period from inception (October 1, 2010) through December 31, 2010.

Consulting fees increased $493,223 to $504,411 for the year ended December 31, 2011 compared to $11,188 for the period from inception (October 1, 2010) through December 31, 2010.  Consulting fees were incurred primarily in the form of stock issuances to consultants. The increase in consulting fees is mainly due to fees for the year ended December 31, 2011 including twelve full months compared to only three months of expenses for the period from inception (October 1, 2010) through December 31, 2010.

We incurred contract labor expenses of $134,037 and $77,821 for the year ended December 31, 2011 and the period from inception (October 1, 2010) through December 31, 2011, respectively, for payments to our management team.

We incurred research and development expenses of $113,003, salary expenses of $70,500 and marketing and advertising expenses of $52,110 for the year ended December 31, 2011, compared to no corresponding expenses related to such items for the period from inception (October 1, 2010) through December 31, 2010. Research and development expenses were primarily related to the initial sculpture design, development and testing of the doll prototypes

Other general and administrative expenses increased $78,817 to $81,676 for the year ended December 31, 2011 compared to $2,859 for the period from inception (October 1, 2010) through December 31, 2010. This increase is due to expenses incurred for research and development of our prototypes, professional and consulting fees including legal and accounting fees, and contract services.

Interest expense increased $36,581 to $38,139 for the year ended December 31, 2011 from $1,558 for the period from inception (October 1, 2010) through December 31, 2010.  The increase in interest expense relates to increased borrowings and the increased amount of interest which accrued on such borrowing.

Recapitalization expense of $31,667 during the year ended December 31, 2011 relates to net liabilities assumed by us in the reverse merger and recapitalization transaction.

Net loss increased by $1,148,351 to $1,283,233 for the year ended December 31, 2011, compared to a net loss of $134,882 for the period from inception (October 1, 2010) through December 31, 2010.  The increase in net loss is mainly due to the net loss for the year ended December 31, 2011 representing a twelve month period compared to only three months for the period from inception (October 1, 2010) through December 31, 2010.

Liquidity and Capital Resources

As of June 30, 2012, we had total assets of $70,012, consisting solely of cash of $12 and $70,000 of molds to produce dolls.

We had total liabilities of $883,186 as of June 30, 2012, which included current liabilities of $849,321, including bank overdraft of $2,625, convertible debentures of $175,219 (described in greater detail below), notes payable related parties of $87,000, current portion of long-term debt of $44,941, amounts due to shareholders of $6,464 (which represented advances from individuals used by the Company to fund its ongoing operations and are due on demand), customer deposits of $5,987, accounts payable and accrued liabilities of $477,987, and accrued interest payable of $49,098, and long-term debt consisting of $33,865 of long-term debt, net of unamortized discount.

Included in notes payable related parties as of June 30, 2012, was $20,000 owed under a note payable, originally due on September 21, 2011, which accrues interest at the rate of 15% per annum. The Company is currently in default on this note and is subject to the legal costs of up to $10,600, should the note holder elect to pursue collection as per the terms of the note. Interest on this note is currently being expensed and accrued monthly. The holder of this note is a shareholder in the Company. Additionally included in notes payable related parties was $34,000 assumed on July 21, 2011, relating to accounts payable to former officers and directors which were converted to uncollateralized notes payable which bear interest of 16% per year and were due July 21, 2012. The notes are currently in default and interest is currently being expensed and accrued monthly.  The holders of these notes are shareholders in the Company.  Finally, notes payable related parties included the $33,000 short term note payable to Stacey McBride-Irby, our Chief Product Development Officer and Director, described in greater detail below.

We had negative working capital of $849,309 and total losses during the development stage of $1,933,396.

We had $73,604 of net cash used by operating activities for the six months ended June 30, 2012, which was mainly due to $515,281 of net loss offset by $214,655 of common stock issued for services and $186,574 of increase in accounts payable and accrued liabilities.

We had $73,610 of net cash provided by financing activities for the six months ended June 30, 2012, which was mainly due to $35,000 of proceeds from the sale of convertible debentures and $33,000 of proceeds from notes payable related party, representing a 15% convertible debenture in the principal amount of $33,000 issued to Stacey McBride-Irby, our Chief Product Development Officer and Director, which was sold in February 2012 and was due and payable on April 18, 2012, and which has not been paid to date and is currently in default.

Liabilities and Commitments

During the period from inception, October 1, 2010, to December 31, 2010, we issued two $30,000 unsecured face value notes, bearing interest at 14% and due in monthly installments of interest only of $350, each, for the first six months and interest and principal of $698, each, for the remaining 60 months.

In January 2011, we issued a $30,000 unsecured face value note, bearing interest at 14% and due in monthly installments of interest only of $350 for the first six months and  interest and principal of $698 for the remaining 60 months.

In March 2011, we issued a $40,000 unsecured face value note, bearing interest at 14% and due in monthly installments of interest only of $467 for the first six months and interest and principal of $1,210 for the remaining 42 months.

On July 21, 2011, the Company issued a $20,000 short-term note payable to an individual. This note is uncollateralized, originally bore no interest and was originally due two months from the date of issue. The note includes provisions for an extension period of an additional two months with interest at 15% per year, which period expired on November 21, 2011. The company is currently in default on this note and is subject to legal costs of up to $10,600, should the note holder elect to pursue collection.  Interest on this note is currently being expensed and accrued monthly, and the default fee is being accrued in current liabilities.

On July 21, 2011, the Company also assumed accounts payable to former officers and directors totaling $34,000. These accounts payable were converted to uncollateralized notes payable that bear interest of 16% per year and were due July 21, 2012.  The notes are currently in default and interest is currently being expensed and accrued monthly. The holders of these notes are shareholders in the Company.

On February 4, 2012 the Company received proceeds under a $33,000 short term note payable to Stacey McBride-Irby, our Chief Product Development Officer and Director. This note is uncollateralized, originally bore an interest rate of 15% and was originally due two months from the date of issue. The note matured on April 18, 2012. The Company is currently in default on this note and is subject to the legal costs of $7,590, should the note holder elect to pursue collection as per the terms of the note. Interest on this note is currently being expensed and accrued monthly.

During the period from August 24, 2011 to June 30, 2012, the Company issued various short-term Convertible Debentures in the total amount of $176,000.  All debentures bear simple interest at 14% per annum with a one year maturity.  The outstanding principal and interest of the debentures is convertible into shares of common stock at a conversion price of $0.04 per share.  The conversion rate was based upon the market price of the Company's common stock as determined by reference to recent cash sales.

Following is an analysis of the convertible debentures transactions:

Description	Date of Agreement	Cost basis at Conversion	Original Amount	Unpaid principal balance	Term	Interest Rate

Debenture 1	8/24/2011	$0.04	$100,000	$100,000	12 Months	14%
Debenture 2	9/27/2011	0.04	10,000	9,219	12 Months	14%
Debenture 3	10/10/2011	0.04	25,000	25,000	12 Months	14%
Debenture 4	12/20/2011	0.04	6,000	6,000	12 Months	14%
At December 31, 2011			141,000	140,219

Debenture 5	2/17/2012	0.04	10,000	10,000	12 Months	14%
Debenture 6	3/9/2012	0.04	5,000	5,000	12 Months	14%
Debenture 7	3/19/2012	0.04	5,000	5,000	12 Months	14%
Debenture 8	4/29/2012	0.04	5,000	5,000	12 Months	14%
Debenture 9	4/25/2012	0.04	10,000	10,000	12 Months	14%
At June 30, 2012			$176,000	$175,219

Following is an analysis of future annual maturities of our long-term debt at June 30, 2012:

	Contractual	Amortization	Annual
	Principal	of	Principal
Year Ending December 31, 2011	Payments	Discount	Maturities

2012	15,724	9,145	6,579
2013	27,605	17,584	10,021
2014	31,727	14,407	17,320
2015	25,052	8,256	16,796
2016	13,998	1,802	12,196
	$114,106	51,194	62,912

At June 30, 2012, the Company was in default on its long-term debt due its failure to make payments due under the terms of debt agreements.  Holders of notes did not express desire to declare entire principal balances due immediately, and note balances are reported with original maturities.

Lending Events Subsequent to June 30, 2012

On July 1, 2012, the Company issued a Convertible Debenture in the amount of $25,000 to an individual.  The debenture bears simple interest of 14% per annum with a one year maturity.  The outstanding principal and interest of the debenture is convertible into shares of common stock at a conversion price of $0.04 per share.

On July 1, 2012, the Company issued a Convertible Debenture in the amount of $25,000 to an individual.  The debenture bears simple interest of 14% per annum with a one year maturity.  The outstanding principal and interest of the debenture is convertible into shares of common stock at a conversion price of $0.04 per share.

Need For Funding And Prior Sources of Capital

The Company has incurred losses from operations since inception, has limited financial resources, has a negative working capital position at June 30, 2012 of $849,309 and has an accumulated deficit of $1,933,396 as of June 30, 2012. The losses to date represent costs incurred primarily to pay the management team and individuals engaged by the Company to design and develop the Company’s dolls, to negotiate and coordinate the production of the dolls and to develop the marketing strategy to promote the doll line to doll collectors and public markets. Through June 30, 2012, the Company has recorded $730,254 of expense applicable to the management and consulting services the majority of which was paid through the issuance of common stock.

The Company’s primary sources of capital since inception have come from either private placement sales of common stock, the issuance of debt or advances from individuals. Through June 30, 2012, the Company had received capital from the following sources:

Source	Amount
Proceeds from convertible debentures	$176,000
Proceeds from notes payable-related Party	53,000
Proceeds from long-term debt	130,000
Proceeds from issuance of common stock and warrants	200,000
Proceeds from advances from individuals	26,564
Bank overdraft	2,625
Repayments on convertible debentures	(781)
Repayments on advances	(20,100)
Proceeds from warrant exercise	90,000
Net cash provided by financing activities	$657,308

We estimate that we are currently using approximately $31,300 per month in our operations.  We believe that our capital requirements for the next 12 months will be approximately $1.5 million. Our capital requirements include $300,000 for capital expenditures (product testing, 3rd party inspections, tooling, office furnishing and product warehousing), manufacturing costs and $1.2 million for marketing, public relations, and general and administrative costs (inventory purchases, staff expansion, legal and accounting fees and general office expenses).  We anticipate meeting our capital requirements by raising funds through a combination of private placements of our common stock and/or issuances of notes payable to private investors once our common stock is approved for quotation on the Over-The-Counter Bulletin Board, which is our plan following the effectiveness of the Registration Statement of which this prospectus is a part. We currently depend primarily on in-kind arrangements and proceeds from the sale of convertible debentures for our month-to-month capital needs.  Along these lines we have received services including marketing and branding, photography services, business development consulting, video production, accounting services, corporate compliance consulting, and corporate strategic development services to date in exchange for 28,320,091 shares of stock, which were incurred and granted prior to September 1, 2012.  We have also received $176,000 in connection with the sale of convertible debentures through June 30, 2012.

After a market for our common stock develops, which we hope will develop approximately 30 days after our common stock is quoted on the Over-The-Counter Bulletin Board, which is our current plan, following the effectiveness of the Registration Statement of which this Prospectus is a part, we plan to raise funds through a private offering of our common stock to accredited investors.  We can provide no assurances that a market for our common stock will ever develop however.  We hope that at such time, if ever, as a market develops for our common stock, we will be in a better position to raise funds through private offerings because we believe that purchasers are more likely to purchase convertible securities in companies which have a public market for their securities.  We anticipate being significantly dependent on third party funding and capital raised through private placements, until such time, if ever, as our operations generate sufficient revenue to support our operating expenses.

We currently do not have the financing to implement the strategies discussed herein and throughout the Prospectus.  Although we do not have definitive plans to obtain such funds, after a market for our common stock develops, we plan to seek to raise funds through a private offering of our common stock and/or notes payable to accredited investors.  We currently have no commitments or letters of intent with any third party, and we are not currently under negotiations with any third party related to a private offering to accredited investors.

Should we be unable to obtain the capital necessary to fund our expected future working capital needs, we would scale back on marketing, operational and administrative requirements, resulting in slower growth.  The amount that we would have to scale back spending would correlate to any deficiency in funding.  Such a funding shortage would likely result in an extremely limited budget for advertising and non-essential staff and consultants; however, we would still anticipate meeting our production and product launch deadlines, but we would produce less product initially.  If we are able to raise more than $1.5 million during the 12 months following our common stock being listed on the Over-The-Counter Bulletin Board, we expect such capital to increase our marketing efforts and production capabilities.

Our business plan currently anticipates our first sales of dolls to begin in the first quarter of 2013, and our first inventory expenditures to occur in the fourth quarter of 2012, funding permitting; however, we anticipate a loss from operations in 2012.  We hope to raise needed equity or debt financing upon completion of a public registration of our common stock.  The sale of our common stock through any future private offering will have a dilutive impact on existing common stockholders.

Since inception we have primarily relied upon in-kind arrangements with various consultants pursuant to which we agreed to issue such consultants shares of common stock in lieu of payment of cash consideration. Services provided by such consultants include media and public relations, business development, product fulfillment, television advertising production, financial, management, corporate compliance, business advisory and employment recruitment consulting services.  We also previously issued certain of our officers and Directors shares of common stock in lieu of the payment of cash consideration.  As of June 30, 2012, we had expensed approximately $748,100 in connection with common stock issued for services rendered.

Plan of Operations and Related Risks

We are currently implementing our plan to manufacture and market our line of dolls in the United States. We currently have two sets of prototypes of our dolls on hand, each set consisting of two collectible dolls, and five fashion dolls.

All equipment needed for manufacturing and production except for molds and tooling is owned and operated by our third-party manufacturer.  Therefore, we will have no production equipment needs or expenditures other than the production molds and tooling.  We have invested $70,000 in these molds and tooling; as of June 30, 2012 and anticipate that an additional $50,000 will be invested in these items that will remain our sole property.  These molds and tooling will be stored in our manufacturer’s warehouse. The molds and tooling can be shipped or transferred as needed if we should ever choose to use a different manufacturer.

As described above, we believe that our capital requirements for the next 12 months will be approximately $1.5 million.  If we are able to raise this amount of capital, we anticipate using the funds as follows:

Use of Funds
Capital Expenditures:
Production/Tooling/Warehousing	$126,000
Furnishings/Improvements	$24,000
Cost of Capital	$150,000
		$300,000

Working Capital
Administrative/Office Expense:	$80,000
Inventory Purchases	$250,000
Staff Expansion	$350,000
Audit/Board/Legal	$200,000
Marketing and PR Activities	$320,000
		$1,200,000

Target Market According to the United States 2010 Census Bureau reports and reports by childstats.org, there are 24.3 million children in the U.S. between the ages of 6-11.  Our goal is to capture at least 0.73% (177,000) of this market within our first year and to obtain at least 2.36% (572,404) of this market by the end of year three.  While we will be competing in the global doll market, the multi-cultural market presents a substantial “out of the gate” opportunity.

With a primary focus on African-American broadcast and print outlets, we believe we can quickly capture a significant portion of the African-American target market.  In order to accomplish our sales goals, we will maintain two first year marketing and public relations focal points.  Our first focal point will be African-American mass media, and our second will be direct internet sales with an emphasis on social media.

Business Strategy Our goal is to be the leading provider of multi-cultural doll products to the specialty, affinity, and mass merchandise retail marketplace through a focus on direct and online sales models.  Key elements of our strategy include:

1.
Developing a strong online presence for One World. By focusing our core sales on internet and catalog sales, we believe we will be able to capture our market while eliminating the “eye level competition” we would face in the retail stores.

2.
Driving business by utilizing the celebrity of our lead doll designer to promote the products globally. We will be conducting a major global Public Relations (“PR”) campaign around Stacey McBride-Irby, our doll creator.

3.
Using the power of celebrity partners and PR to develop relationships with major store chains and affinity organizations.  In year two, we intend to conduct celebrity VIP meet and greets to introduce and promote One World to major store chains.

Product Launch and Implementation   One World is expected to be nationally introduced to consumers in the first quarter of 2013 largely through a very comprehensive, strategic, and highly targeted public relations effort.  We will use a national media relations campaign to launch the Company and our products, emphasizing the creative background and depth of our business team and the cultural impact of our products.  Our marketing campaign will include major print, online and broadcast news media.  Other grassroots and social media campaigns will be coordinated and directed at the creation of a significant groundswell of interest and word-of-mouth buzz.

To begin our entry into the market place, we anticipate releasing our first five doll designs in time for Easter 2013.  In the first quarter of 2013, we plan to begin our mass marketing and public relations campaign around the initial designs, funding permitting. Our ability to implement this campaign will depend on our ability to raise adequate capital.

In order to produce the highest quality dolls we have engaged a third-party manufacturer in China to manufacture our initial inventory of dolls, taking advantage of its experience and more than 25 million square feet of production and warehousing space.  Our manufacturer’s client base include some of the world’s biggest toy and game developers including Mattel, Fisher-Price, MGA Entertainment, Lego, Hasbro, Playskool, MTV, Lionel, Disney and many more.

Manufacturing is dependent on a third-party manufacturer.  We will be dependent on a third-party manufacturer, and if our relationship with  the manufacturer is harmed or if they independently encounter difficulties in the manufacturing of our dolls, we could experience product defects, production delays, cost overruns or an inability to fulfill orders on a timely basis, any of which could adversely affect our business, financial condition and results of operations.

In the future, we may depend on multiple third-party manufacturers. Our manufacturers will develop, provide and use the tools, dies and molds that we own to manufacture our products. We have limited control over the manufacturing processes themselves. As a result, any difficulties encountered by the third-party manufacturers that result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis could adversely affect our business, financial condition and results of operations.

Manufacturing operations will be outside of the United States, subjecting the Company to risks common to international operations. We will use a third-party manufacturer located principally in China which may subject us to the risks normally associated with international operations, including; political instability, civil unrest and economic instability; greater difficulty enforcing intellectual property rights and weaker laws protecting such rights; complications in complying with laws in varying jurisdictions and changes in governmental policies; greater difficulty and expenses associated with recovering from natural disasters; transportation delays and interruptions; the potential imposition of tariffs; and challenges to the pricing of intercompany transactions made by taxing authorities in the United States, with potential increases in income taxes.

Our reliance on external sources of manufacturing can be shifted, over a period of time, to alternative sources of supply, should such changes be necessary. However, if we are prevented from obtaining products or components for a material portion of our product line due to political, labor or other factors beyond our control, our operations will be disrupted while alternative sources of products are secured. Also, the imposition of trade sanctions by the United States against a class of products imported by us from China, or the loss of “normal trade relation” status by China, could significantly increase our cost of products imported from that nation. Because of the importance of our international sourcing of manufacturing to our business, our financial condition and results of operations could be significantly and adversely affected if any of the risks described above occurred.

Production Process.  The production process for the units will take approximately 10 weeks from the time that tooling, engineering specifications and prototypes have been approved. Once production starts, we anticipate having the capacity to produce up to 40,000 dolls per week, as our needs require. We have already completed many of the production first steps and are now in the process of testing the tooling. This is estimated to take roughly 5-7 weeks and is planned to put us on track to start full scale production in the fourth quarter of 2013, funding permitting.

Manufacturing issues that may affect our planned production time frame are typically experienced during the early stages of the production process and many of those early stage activities have been completed successfully. Accordingly, we do not anticipate any significant delaying factors unless they occur at the production (assembly line) stage. These factors and their contingencies have been vetted by our manufacturer and based on their production experience, clientele and success in the market place we believe that our manufacturer has adequately planned for these factors and is capable of addressing them to our satisfaction.

If the need arises for us to fulfill rush orders, we believe that our manufacturer can increase production with limited out-of-pocket cost to us, other than the increased shipping costs that would occur from air shipping as opposed to normal sea lane shipping.

Quality Control Measures.  Our manufacturer provides inspection services.  However, as an additional level of protection, prior to the release of the first few shipments of our product, we plan to use a third party inspector located in China to ensure that we are compliant with all safety requirements associated with the age grading for our products.  Our third-party inspector will perform tests of our product for the presence of unsafe chemicals or heavy metals and tests for unsafe physical attributes of our product.  Our products will comply with EN-71-1 standards for toy safety established by the European Committee for Standardization and can be sold in the US, Europe, and Canada.

Shipping.  Product is purchased FOB (Freight-on-Board) common carrier and is our property once each shipment is transferred to a selected air or ocean carrier.

Inventory/Warehousing. Initially, inventory will be maintained at a corporate warehouse that we plan to lease in the fourth quarter of 2012, funding permitting.  Inventory will be tracked using a computerized database.

Distribution.  We will distribute our products from a corporate warehouse in Houston, Texas. We will implement a fulfillment and delivery system that we will use to record and track all orders placed via our online point of sale system and we expect to have those orders fulfilled and shipped within 48 hours of order receipt.

Costs.  Our costs are consistent with customary industry practices and will include three main costing phases: pre-production, production and post-production.  The pre-production phase is a setup process that involves development of all tools and equipment needed to produce the dolls and their accessories including clothes, shoes, jewelry as well as face painting masks.  This setup phase bears the greatest amount of up-front costs but should provide us everything needed to produce multiple dolls and accessories from the same set of tools.  Our molds and other tooling are developed from high yield metals and synthetics that we believe will yield hundreds of thousands of units before needing replacement. The Company has estimated the yield capacity of the molds by taking into consideration the past experience of management and certain engineering estimates provided by Early Light.  Additionally, Early Light has warranted our molds for a minimum of 400,000 units.  We have invested $70,000 in these molds and tooling, as of June 30, 2012 and anticipate that an additional $50,000 will be invested in these items.  We do not yet have a committed source of funding to cover this anticipated capital expenditure.   The second phase, production, will include the actual production, assembly and packaging of the dolls. This process will also include testing of the dolls for safety requirements set by the U.S. government. The third phase will include shipping and further safety and hazards testing. In the event that any safety requirements are not met, there are risks of delays in getting the dolls to market in the expected timeframe.   We do not yet have a committed source of funding to finance the second or third phases described above.

Trademarks, Copyrights and Patents We anticipate most of our products being sold under trademarks, trade names, and copyrights, and some products may incorporate patented devices or designs. Such intellectual property could become significant assets in that they will provide product recognition.  We intend on seeking patent, trademark, or copyright protection covering our products.  We will use our best efforts to ensure the rights to these properties are adequately protected, but there can be no assurance that our rights can be successfully asserted in the future or will not be invalidated, circumvented, or challenged.

Government Regulations.  Any dolls we sell in the United States will be subject to the provisions of the Consumer Product Safety Act, the Federal Hazardous Substances Act, and the Consumer Product Safety Improvement Act of 2008, and may also be subject to the requirements of the Flammable Fabrics Act or the Food, Drug, and Cosmetics Act, and the regulations promulgated pursuant to such statutes. These statutes ban from the market consumer products that fail to comply with applicable product safety regulations. The Consumer Product Safety Commission (“CPSC”) may require the recall, repurchase, replacement, or repair of any such banned products or products that otherwise create a substantial risk of injury and may seek penalties for regulatory noncompliance under certain circumstances.  Similar laws exist in some states and in many international markets.

We will attempt to maintain a high level of quality control to help ensure compliance with various federal, state, and applicable foreign product safety requirements, if any.  We may in the future, however, experience issues in products that result in recalls, withdrawals, or replacements of products. A product recall could have a material adverse effect on our results of operations and financial condition.  A product recall could also negatively affect our reputation and the sales of our other products.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, such as financing or unconsolidated variable interest entities.

New Accounting Pronouncements

In May 2011, the FASB issued an Accounting Standards Updates (“ASU”) to the Fair Value Measurement Topic 820 of the ASC. This update was issued in order to achieve common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards "). The update clarifies that (i) the highest and best use concept applies only to the fair value measurement of nonfinancial assets, (ii) specific requirements pertain to measuring the fair value of instruments classified in a reporting entity’s stockholders’ equity and,  (iii) a reporting entity should disclose quantitative  information about unobservable inputs used in a fair value measurement that is categorized within Level 3 of the fair value hierarchy. The update changes requirements with regard to the fair value of financial instruments that are managed within a portfolio and with regard to the application of premiums or discounts in a fair value measurement. In addition, the update increased disclosure requirements regarding Level 3 fair value measurements to include the valuation processes used by the reporting entity and the sensitivity of the fair value measurement to changes in unobservable inputs and the interrelationships between the unobservable inputs, if any. This amendment is effective during interim and annual periods beginning after December 15, 2011. Early adoption is not permitted. Since this standard impacts disclosure requirements only, its adoption did not have a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued an ASU to the Comprehensive Income Topic 220 of the FASB ASC.  This update requires the components of net income and the components of other comprehensive income to be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. This update eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In the two-statement approach, the first statement should present total net income and its components in the statement of net income followed consecutively by a second statement of other comprehensive income that should present total other comprehensive income, the components of other comprehensive income, and a total of comprehensive income. The updated guidance does not change the items that must be reported in comprehensive income. This updated guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, and should be applied retrospectively. Early adoption is permitted. The Company currently has no elements of other comprehensive income and accordingly, the adoption of this guidance did not expect to have an impact on its consolidated financial statements.

In December 2011, the FASB issued an ASU to the Balance Sheet, Topic 210 of the FASB ASC.  This update was issued to provide enhanced disclosures that will enable users of the financial statements to evaluate the effect or potential effect of netting arrangements on an entity's financial position. The amendments under require enhanced disclosures by requiring entities to disclose both gross information and net information about both instruments and transactions subject to an agreement similar to a master netting arrangement. This scope would include derivatives, sale and repurchase agreements, reverse sale and repurchase agreements, and securities borrowing and lending arrangements. ASU is effective retrospectively for annual periods beginning on or after January 1, 2013, and interim periods within those periods. The Company is evaluating the potential impact of the adoption of this new guidance on its consolidated financial statements.

Critical Accounting Policies

Our consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires the use of estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies that we believe are the most important to aid in fully understanding our financial results are the following:

Use of Estimates.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Income Taxes.   The Company uses the liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end. The Company provides a valuation allowance to reduce deferred tax assets to their net realizable value.

Emerging Growth Company. Section 107 of the JOBS Act provides that an ”emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS

Since its inception, the Company has operated without rent from the home of its Chairman and Chief Executive Officer. The value of the rent is believed by management to be immaterial.

OWDP entered into a Consulting Agreement with Trent Daniel, a greater than 5% shareholder of the Company on February 1, 2011, which agreement was assumed by the Company in connection with the Exchange Agreement.  Pursuant to the agreement, Mr. Daniel agreed to provide business development services to us from October 1, 2010 to September 30, 2013, and we agreed to pay Mr. Daniels 4,707,965 shares of our restricted common stock (which shares have been issued to date) as a retainer and $11,500 per month in cash, which cash payments totaling $108,610 as of the date of this Prospectus have been paid to date.  The Consulting Agreement provides that Mr. Daniel will continue to be paid compensation due under the agreement for not less than one year after his disability during the term of the agreement (subject to the term of the agreement) and that if the agreement is terminated for any reason other than disability, death, by the Company for cause or by Mr. Daniel’s for good reason, he is due a lump sum payment equal to 25% of the total amount of consideration due to Mr. Daniel per year under the agreement.  In addition to originally receiving founder shares of common stock the Company has paid Mr. Daniel consulting fees, in aggregate, of $8,434 during the year ended December 31, 2010 and $114,771 from inception through June 30, 2012.

On March, 31, 2011, the Company entered into a Consulting Agreement with Bradley Melton, the son of our Chief Executive Officer and Director, which agreement had a 12 month term, required Mr. Melton to provide management consulting services for the Company and provided the Company to issue Mr. Melton 1,650,845 shares of common stock in consideration for services rendered.

On March 31, 2011, we issued a 14% convertible debenture in the principal amount of $40,000 to Bradley Melton, the son of our Chief Executive Officer and Director, which is due on April 14, 2015, provided that the Company is not current with interest payable pursuant to such note as of the date of this Prospectus.

On April 1, 2011, the Company entered into a Consulting Agreement with Robert Hines, a current Director of the Company.  The agreement provided for Mr. Hines to provide financial consulting services to the Company, had a 12 month term and provided that Mr. Hines would receive 764,280 shares of common stock in consideration for consulting services rendered.

On July 14, 2011, the Company’s former Chief Executive Officer (CEO), James Percell, who owned all of the Company's Series D Convertible Preferred Stock, converted his Series D Convertible Shares and related accrued but unpaid dividends of $1,429,000 into 345,185 shares of the Company's common stock.

On July 21, 2011, the Company entered into the following transactions and agreements:

•
The Company acquired OWDPI in an acquisition that was achieved through a Share Exchange Agreement (the "Share Exchange") with the stockholders of OWDPI. The result of the Share Exchange was a reverse merger treated as a recapitalization of OWDPI. The Company is the acquiring legal entity, but OWDPI is the reporting entity for accounting purposes because its shareholders emerged from the transaction with a controlling interest in the Company. The acquisition is treated as a recapitalization of OWDPI because, prior to the transaction, the Company had no significant assets, liabilities or operations.

•	The Company entered into a Share and Debt Cancellation Agreement (the "Cancellation Agreement") with its former CEO, under which, the former CEO agreed to and performed the following:

•	Cancelled his 1,818,364 of Series B Convertible Preferred Stock, representing 100% of the outstanding Series B Shares.

•	Cancelled 6,256,760 pre-reverse split shares of his common stock, representing approximately 32% of the total outstanding shares of the Company prior to the Share Exchange.

•	Cancelled $533,000 of accrued but unpaid interest on accrued but unpaid preferred stock dividends. This cancellation was treated as a capital contribution.

•	Cancelled $250,000 of notes payable, and related accrued but unpaid interest of $442,000. The total, $692,000, was treated as a capital contribution.

The Company owes $23,000 to its former CEO, pursuant to a promissory note issued July 21, 2011, which bears interest at the rate of 16% per annum and is was payable on July 21, 2012, which amount has not been paid to date.

Currently we have only two executive officers, Corinda Joanne Melton, our Chief Executive Officer, and Stacey McBride-Irby, our Chief Product Development Officer.  In October 2011, we entered into employment agreements with Ms. Melton and Ms. McBride-Irby.  Pursuant to the agreements, Ms. Melton receives an annual base salary of $150,000, and Ms. McBride-Irby receives an annual base salary of $132,000.  The term of both agreements ends on April 1, 2014.  If adequate cash is not available to pay the salaries of Ms. Melton and Ms. McBride-Irby at the end of any month, their respective salaries will accrue until such time as adequate cash is available. Both employment agreements provide, however, that if the executive terminates her employment for good reason or the Company terminates the executive’s employment without cause, the executive will be entitled to receive in one lump sum payment of the full remaining amount under the term of the agreement to which she would have been entitled had the agreement not been terminated.

Daniel Melton Media, Inc. owned by Corinda Joanne Melton, the Company’s Chief Executive Officer and a shareholder, and Trent Daniel, a shareholder, performed graphic design and web related services for the Company and received cash payments of $3,250 for the six months ended June 30, 2012, $5,730 for the year ended December 31, 2011, and $34,180 for the period from inception, October 1, 2010 to June 30, 2012. In addition, Daniel Melton Media, Inc. advanced to the Company $3,560 during the six months ended June 30, 2012, $1,904 during the year ended December 31, 2011, and $9,564 for the period from inception, October 1, 2010 to December 31, 2010.  These funds are reflected on the balance sheet under current liabilities. The Company has determined that the terms of this related party transaction are no less favorable than could be obtained from independent, third parties.

The Company paid Trent Daniel, a shareholder, for contract services related to marketing, graphic design, business and relationship development. The payments totaled $12,831 for the six months ended June 30, 2012, $87,345 during the year ended December 31, 2011, and $108,610 during the period from inception, October 1, 2010 to June 30, 2012.

In February 2012, we issued a 15% promissory note in the principal amount of $33,000 to Stacey McBride-Irby, our Chief Product Development Officer and Director.  The note was due and payable on April 18, 2012, has not been paid to date and is currently in default.

On March 9, 2012, the Company sold a $5,000 convertible debenture to Inez McBride, mother of our Director Stacey McBride-Irby.  The debenture bears simple interest of 14% per annum with a one-year maturity.  The outstanding principal and interest of the debenture is convertible into shares of common stock at a conversion price of $0.04 per share.

On March 9, 2012, the Company granted 219,300 shares of common stock to Sherman Walker, brother of Corinda Joanne Melton, the Company’s Chief Executive Officer, for the payment on an invoice for services valued at $8,772. The cost basis of the stock is $0.04 per share.

During the year ended December 31, 2011, the Company issued shares of stock to the following related parties:

Stockholder	Shares issued	Relationship	Nature of Services
Henderson J. Smith, Jr.	2,674,980	Brother-in-law of the Company’s founder Trent Daniel	Business Development services
Sarah Marie Daniel	764,280	Wife of the Company’s founder Trent Daniel	Creative writing services
Nedra Hall	382,140	Sister-in-law of the Company’s founder Trent Daniel	Bookkeeping services
Bradley Melton	3,179,405	Son of Corinda Joanne Melton, CEO	Purchased shares and provided business development services
Sherman Walker	382,140	Brother of Corinda Joanne Melton, CEO	Purchased shares for cash
Wilma Delaney	687,852	Director and sister of Corinda Joanne Melton, CEO	Director related services
Robert Hines	1,452,132	Director	Director related services and financial consulting
Stacey McBride-Irby	6,381,738	Chief Product Development Officer	Cash purchase and company employee
Corinda Melton	4,707,965	CEO	Employee
Trent Daniel	4,077,434	Founder and Consultant	Marketing and relationship development services

DESCRIPTION OF CAPITAL STOCK

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.0025 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.  As of September 27, 2012, 63,592,849 shares of common stock are outstanding (including 4,661,800 shares which have not been physically issued to date, but which the Company plans to physically issue shortly after the date of this Prospectus) and no shares of preferred stock were issued and outstanding.

Common Stock

Subject to preferences that may apply to shares of preferred stock outstanding, if such shares are ever issued, the Board of Directors may from time to time declare, and the Company may pay dividends on its outstanding common shares in the manner and upon the terms and conditions provided by law.  Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders.  Stockholders are not entitled to cumulative voting for the election of directors. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock. The outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our Board of Directors is empowered to designate and issue from time to time, without need of stockholder approval, one or more classes or series of preferred stock and to fix and determine the voting powers, designations, preferences, limitations, restrictions and relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of our Company’s common stock or could have the effect of discouraging or making difficult any attempt by a person or group to obtain control of the Company.

Of the 10,000,000 shares of preferred stock that we are authorized to issue, there is a certificate of the designation, preferences, rights and limitations filed for 500,000 shares of Series A Convertible Preferred Stock, 5,000,000 shares of Series B Convertible Preferred Stock (the “Series B Preferred”), 400,000 shares of Series C Convertible Preferred Stock (the “Series C Preferred”) and 400,000 shares of Series D Convertible Preferred Stock (the “Series D Preferred”).  As described above, however, no shares of preferred stock are issued and outstanding as of the date of this Prospectus, and these certificates of designation are subject to change prior to any shares being issued, if ever.

SELLING STOCKHOLDERS

This Prospectus relates to the resale of up to 4,230,000 shares of common stock by the selling stockholders. The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders.   None of the selling stockholders are broker/dealers and/or affiliated with broker/dealers.  None of the selling stockholders have had a material relationship with us since our inception.  As of the date of this Prospectus, we have 63,592,849 shares of common stock issued and outstanding.

Selling Stockholders:

Stockholder	Common Stock Beneficially Owned Before Resale		Amount Offered		Shares Beneficially Owned After Resale (1)	Percentage of Outstanding Common Stock Owned After Resale (1)
Michael & Jacquelyn Emmers (a)	2,500,000	(2)	3,000,000	(3)	-	-
Heath O’Neal Redwine	250,000	(4)	300,000	(3)	-	-
Carolyn Austin	625,000	(5)	750,000	(3)	-	-
William and Barbara Pharr (a)	150,000	(6)	180,000	(3)	-	-
TOTALS	3,525,000		4,230,000

(1) Assuming the sale of all shares registered herein.

(2) Includes the 2,500,000 shares of common stock issuable upon conversion of the principal amount of a $100,000 14% Convertible Debenture at a conversion price of $0.04 per share, which debenture was due and payable on August 24, 2012 and has not been paid to date; bears interest at the rate of 14% per annum (16% upon the occurrence of an event of default); and contains a provision prohibiting the Company from consolidating or merging with another person or entity, unless the Company is the surviving entity or the surviving entity expressly assumes the obligations under the debenture.

(3) Represents 120% of the number of shares issuable upon conversion of the Convertible Debenture in order to allow for the conversion of accrued and unpaid interest on such Convertible Debenture into shares of common stock.

(4) Includes the 250,000 shares of common stock issuable upon conversion of the principal amount of a $10,000 14% Convertible Debenture at a conversion price of $0.04 per share, which debenture is due and payable on September 27, 2012; bears interest at the rate of 14% per annum (16% upon the occurrence of an event of default); and contains a provision prohibiting the Company from consolidating or merging with another person or entity, unless the Company is the surviving entity or the surviving entity expressly assumes the obligations under the debenture.

(5) Includes the 625,000 shares of common stock issuable upon conversion of the principal amount of a $25,000 14% Convertible Debenture at a conversion price of $0.04 per share, which debenture is due and payable on October 10, 2012; bears interest at the rate of 14% per annum (16% upon the occurrence of an event of default); and contains a provision prohibiting the Company from consolidating or merging with another person or entity, unless the Company is the surviving entity or the surviving entity expressly assumes the obligations under the debenture.

(6) Includes the 150,000 shares of common stock issuable upon conversion of the principal amount of a $6,000 14% Convertible Debenture at a conversion price of $0.04 per share, which debenture is due and payable on December 20, 2012; bears interest at the rate of 14% per annum (16% upon the occurrence of an event of default); and contains a provision prohibiting the Company from consolidating or merging with another person or entity, unless the Company is the surviving entity or the surviving entity expressly assumes the obligations under the debenture.

(a) Husband and wife.

PLAN OF DISTRIBUTION

The selling stockholders, which term is used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this Prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method allowed by law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

We currently lack a public market for our common stock. The offering price for shares of common stock issuable upon conversion of the Convertible Debentures registered herein is the stated, fixed price of $0.04 per share until the securities are quoted on the OTC Bulletin Board or OTC Markets and thereafter based on prevailing market prices. Because we currently lack a public market for our common stock, we have arbitrarily chosen $0.04 per share as the offering price because we currently have certain Convertible Debentures outstanding that are convertible into shares of our common stock at the conversion price of $0.04 per share.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this Offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.  See the section below titled “Market for Common Equity and Related Stockholder Matters” for a description of possible limitations on the availability of Rule 144.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be deemed “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are underwriters within the meaning of Section 2(11) of the Securities Act will be subject to the Prospectus delivery requirements of the Securities Act.  Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, to the extent applicable, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

No established public trading market exists for our common stock and our common stock is not quoted on any market or exchange.  Except for this Offering, there is no common stock that is being, or has been proposed to be, publicly offered subsequent to November 2007, when the SEC revoked the Company’s registration under Section 12 of the Exchange Act.  We have no outstanding options or warrants to purchase our common stock.  We do, however, have fourteen 14% convertible debentures in the aggregate principal amount of $323,000 outstanding, which were sold between January 2011 and July 2012.  The outstanding principal and interest of the debentures are convertible into shares of our common stock at the conversion price of $0.04 per share, and accordingly, the principal amount of the debentures currently outstanding (approximately $322,218) is convertible into an aggregate of approximately 8,055,470 shares of our common stock, exclusive of interest.  The convertible debentures are due and payable on various dates from October 2011 to July 2016.

As of the date of this filing, there are 63,592,849 shares of common stock are outstanding (including 4,661,800 shares which have not been physically issued to date, but which the Company plans to physically issue shortly after the date of this Prospectus), held by 276 stockholders of record.  Upon the effectiveness of this Registration Statement, 4,230,000 shares of common stock to be resold pursuant to this Prospectus will be eligible for immediate resale in the public market if and when any market for the common stock develops (this 4,230,000 shares represents shares issuable upon conversion of convertible debentures which shares are not currently issued and outstanding).  Of the 63,592,849 shares of our currently outstanding common stock, approximately 59,942,927 shares constitute “restricted securities” as that term is defined by Rule 144 of the Securities Act and bear appropriate legends, restricting transferability.  We may also raise capital in the future by selling additional restricted shares to investors.

Restricted securities may not be sold except pursuant to an effective registration statement filed by us or an applicable exemption from registration, including an exemption under Rule 144 promulgated under the Securities Act.

Pursuant to Rule 144 of the Securities Act (“Rule 144”), a “shell company” is defined as a company that has no or nominal operations; and, either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets.  We are deemed to have once been a “shell company” pursuant to Rule 144, and accordingly, sales of our securities under Rule 144 may not be made until we (i) have ceased to be a “shell company”; (ii) are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (iii) have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that we may have been required to file such reports and materials); (iv) have filed current "Form 10 information" with the SEC reflecting are status as an entity that is no longer a “shell company”; and (iv) until one year has elapsed from the date that we filed such "Form 10 information" with the SEC.  We believe that we ceased to be a “shell company” on July 21, 2011 upon our entry into the Shared Exchange Agreement, as described in more detail above under “Corporate History and Background,” and we believe this Registration Statement qualifies as “Form 10 information.”  Accordingly, we anticipate that Rule 144 will be available for the resale of our securities after one year has elapsed from the date of filing of this Registration Statement, assuming all the other requirements set forth above are met.

None of our securities will be eligible to be sold under Rule 144 until all the requirements described above have been met, and any of our non-registered securities will have no liquidity and will in fact be ineligible to be resold until such securities are registered with the SEC and/or another exemption from registration exists.

DIVIDEND POLICY

To date, we have not declared or paid any dividends on our outstanding shares of common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings to finance our operations and future growth, our Board of Directors will have discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements and such other factors that our Board of Directors may deem relevant.

ADDITIONAL INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock we are Offering for resale by this Prospectus. This Prospectus does not contain all of the information included in the Registration Statement. For further information pertaining to us and our common stock, you should refer to the Registration Statement and to its exhibits. Whenever we make reference in this Prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract, agreement or other document.

Our fiscal year ends on December 31. We plan to furnish our stockholders annual reports containing audited financial statements and other appropriate reports, where applicable. In addition, we plan to file annual, quarterly, and current reports, and other information with the SEC, where applicable. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 100 F. Street, N.E., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

You should read this Prospectus and any Prospectus supplement together with the Registration Statement and the exhibits filed with or incorporated by reference into the Registration Statement. The information contained in this Prospectus speaks only as of its date unless the information specifically indicates that another date applies.

We have not authorized any person to give any information or to make any representations that differ from, or add to, the information discussed in this Prospectus. Therefore, if anyone gives you different or additional information, you should not rely on it.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this Offering other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

LEGAL MATTERS

Certain legal matters with respect to the issuance of shares of common stock offered hereby will be passed upon by The Loev Law Firm, PC, Bellaire, Texas.

ONE WORLD HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Page

Unaudited Consolidated Balance Sheets as of June 30, 2012	F-2
and December 31, 2011

Unaudited Consolidated Statements of Operations for the six months ended June 30,
2012 and 2011, and for the period from inception, October 1, 2010, to June 30, 2012	F-3

Unaudited Consolidated Statement of Stockholders’ Deficit for the six months ended
June 30, 2012 and for the period from inception, October 1, 2010 to June 30, 2012	F-4

Unaudited Consolidated Statements of Cash Flows for the six months ended June 30,
2012 and 2011, and for the period from inception, October 1, 2010, to June 30, 2012	F-6

Notes to Unaudited Consolidated Financial Statements	F-7

ONE WORLD HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
UNAUDITED CONSOLIDATED BALANCE SHEETS
JUNE 30, 2012 AND DECEMBER 31, 2011
	June 30,	December 31,
	2012	2011
	(UNAUDITED)
ASSETS
Current assets
Cash and cash equivalents	$12	$6

Total current assets	12	6

Manufacturing equipment (molds to produce dolls)	70,000	70,000

Total assets	$70,012	$70,006

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Bank overdraft	$2,625	$1,575
Convertible debentures	175,219	140,219
Notes payable-related parties	87,000	54,000
Current portion of long-term debt	44,941	31,618
Due to shareholders	6,464	1,904
Customer deposits	5,987	3,245
Accounts payable and accrued liabilities	477,987	291,413
Accrued interest payable	49,098	20,501

Total current liabilities	849,321	544,475

Long-term debt, $130,000 face value,
net of unamortized discount of $51,194 and $60,303	33,865	38,079

Total liabilities	883,186	582,554

Commitments and contingencies:

Stockholders' deficit
Preferred stock: $0.01 par value. 10,000,000 shares authorized,
0 shares issued and outstanding	-	-
Common stock: $0.0025 par value, 100,000,000 shares authorized,	147,328	147,328
58,931,029 shares issued and outstanding
Unissued common stock, 1,611,800 and 767,500 shares	4,030	1,919
Additional paid-in capital	1,031,670	1,000,009
Unamortized portion of stock issued for services	(62,806)	(243,689)
Losses accumulated in the development stage	(1,933,396)	(1,418,115)

Total stockholders' deficit	(813,174)	(512,548)

Total liabilities and stockholders' deficit	$70,012	$70,006

The accompanying notes are an integral part of these unaudited consolidated financial statements

ONE WORLD HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011
AND FOR THE PERIOD FROM INCEPTION, OCTOBER 1, 2010, TO JUNE 30, 2012

			Inception,
	Six Months Ended		October 1, 2010
	June 30,		to June 30,
	2012	2011	2012

General and administrative expenses:
Professional fees	$42,580	$63,035	$288,282
Consulting fees	214,655	212,696	730,254
Contract labor	7,399	73,366	219,257
Salary expense	141,000	-	211,500
Marketing and advertising	11,093	42,907	63,203
Computer and internet charges	7,414	13,236	60,858
Research and development	29,226	60,593	142,229
Other	24,208	47,217	108,743

Total general and administrative expenses	477,575	513,050	1,824,326

Other expenses:
Interest expense	37,706	11,786	77,403
Recapitalization expense	-	31,667	31,667

Total other expenses	37,706	43,453	109,070

Provision for federal income taxes:	-	-	-

Net loss	$(515,281)	$(556,503)	$(1,933,396)

Net loss per share - basic and diluted	$(0.01)	$(0.03)	$(0.04)

Weighted average shares outstanding - basic and diluted	58,931,029	35,004,864	46,297,431

The accompanying notes are an integral part of these unaudited consolidated financial statements

ONE WORLD HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM INCEPTION, OCTOBER 1, 2010, TO JUNE 30, 2012

			Unissued		Additional
	Common Stock		Common Stock		Paid-in
	Shares	Amount	Shares	Amount	Capital

Balance at October 1, 2010	-	$-	-	$-	$-

Founders' shares	8 ,785,399	21,963	-	-	(16,215)

Warrants issued for debt origination	-	-	-	-	17,648

Common stock issued
for debt origination	1,834,272	4,586	-	-	14,238

Net loss	-	-	-	-	-

Balance at December 31, 2010	10,619,671	26,549	-	-	15,671

Common stock issued for
cash in private placement, net
of expense, $10,000	8,295,053	20,738	-	-	179,262

Common stock issued for
warrant exercise	3,439,260	8,598	-	-	81,402

Common stock issuance for services	28,705,757	71,764	767,500	1,919	705,117

Warrants issued for debt origination	-	-	-	-	8,824

Common stock issued for
debt origination	2,445,696	6,114	-	-	23,298

Common stock issued in merger and
recapitalization transaction	5,425,592	13,565	-	-	(13,565)

Net loss	-	-	-	-	-

Balance at December 31, 2011	58,931,029	147,328	767,500	1,919	1,000,009

Common stock issuance for services	-	-	844,300	2,111	31,661

Amortization of common stock issued
for services	-	-	-	-	-

Net loss	-	-	-	-	-

Balance at June 30, 2012	58,931,029	$147,328	1,611,800	$4,030	$1,031,670

The accompanying notes are an integral part of these unaudited consolidated financial statements

ONE WORLD HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM INCEPTION, OCTOBER 1, 2010, TO JUNE 30, 2012

	Unamortized	Losses
	Portion of	Accumulated
	Stock Issued	in the
	For	Development
	Services	Stage	Total

Balance at October 1, 2010	$-	$-	$-

Founders' shares	-	-	5,748

Warrants issued for debt origination	-	-	17,648

Common stock issued
for debt origination	-	-	18,824

Net loss	-	(134,882)	(134,882)

Balance at December 31, 2010	-	(134,882)	(92,662)

Common stock issued for
cash in private placement, net of expense, $10,000	-	-	200,000

Common stock issued for
warrant exercise	-	-	90,000

Common stock issuance for services	(243,689)	-	535,111

Warrants issued for debt origination	-	-	8,824

Common stock issued for
debt origination	-	-	29,412

Common stock issued in merger and
recapitalization transaction	-	-	-

Net loss	-	(1,283,233)	(1,283,233)

Balance at December 31, 2011	(243,689)	(1,418,115)	(512,548)

Common stock issuance for services	-	-	33,772

Amortization of common stock issued
for services	180,883	-	180,883

Net loss	-	(515,281)	(515,281)

Balance as of June 30, 2012	$(62,806)	$(1,933,396)	$(813,174)

The accompanying notes are an integral part of these unaudited consolidated financial statements

ONE WORLD HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011
AND FOR THE PERIOD FROM INCEPTION, OCTOBER 1, 2010, TO JUNE 30, 2012

			Inception,
	Six Months Ended		October 1, 2010
	June 30,		To June 30,
	2012	2011	2012

Cash flows from operating activities:
Net loss	$(515,281)	$(556,503)	$(1,933,396)
Adjustments to reconcile net loss to net cash
used by operations
Amortization of discount on notes payable	9,109	5,136	23,514
Common stock issuance for services	214,655	212,696	755,514
Recapitalization expense incurred through
increase in notes payable	-	31,667	31,667
Changes in operating assets and liabilities:
Customer deposits	2,742	2,907	5,987
Accounts payable and accrued liabilities	186,574	(14,010)	449,987
Accrued interest payable	28,597	3,033	49,098

Net cash used by operating
activities	(73,604)	(315,074)	(617,629)

Cash flows from investing activities
Purchase of manufacturing equipment	-	(9,330)	(42,000)
Cash received in recapitalization	-	2,333	2,333

Net cash used by investing
activities	-	(6,997)	(39,667)

Cash flows from financing activities:
Bank overdraft	1,050	-	2,625
Payment on convertible debentures	-	-	(781)
Proceeds from convertible debentures	35,000	-	176,000
Proceeds from notes payable-related party	33,000	-	53,000
Proceeds from long-term debt	-	70,000	130,000
Proceeds from issuance of common stock
in private placement, net of expenses, $10,000	-	170,000	200,000
Proceeds from warrant exercise	-	90,000	90,000
Proceeds from advances from individuals	4,560	5,650	26,564
Repayments on advances	-	(9,900)	(20,100)

Net cash provided by financing
activities	73,610	325,750	657,308

Net increase in cash and cash equivalents	6	3,679	12
Cash and cash equivalents at beginning of period	6	6,738	-

Cash and cash equivalents at end of period	$12	$10,417	$12

Interest paid	$-	$-	$3,733

Income tax paid	$-	$-	$-
The accompanying notes form an integral part of these unaudited consolidated financial statements

ONE WORLD HOLDINGS, INC.
( A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(1)	Organization, Nature of Business

One World Holdings, Inc. (the "Company"), a Nevada Corporation, is a Houston based company focused on doll design and marketing. Substantially all of the Company's operations are conducted through its wholly-owned subsidiary, The One World Doll Project, Inc. (a Texas Corporation - "OWDPI").  The Company's business model seeks to revolutionize the way mainstream dolls are designed, marketed, and integrated into the fabric of America. OWDPI began operations on October 1, 2010, and on January 14, 2011 OWDPI was incorporated in the State of Texas.  National Fuel and Energy, Inc (a Texas Corporation) is a fully-owned subsidiary of the Company that was in dormant state at June 30, 2012 and December 31, 2011.  During the period from October 1, 2010 to January 14, 2011, OWDPI operated as an unincorporated entity, and filed its articles of incorporation as a Texas corporation on January 14, 2011. The accompanying financial statements present the operations of the Company from inception as if the incorporation of OWDPI occurred at October 1, 2010.  The accompanying financial statements are presented as if OWDPI was a corporation from inception. Additionally, the reverse merger and recapitalization transaction described in Note 2 and 4 are given retroactive effect in these consolidated financial statements.

(2)	Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, OWDPI and National Fuel and Energy, Inc.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial  statements  in  conformity with  US GAAP requires management  to  make  estimates  and  assumptions  that affect the reported amounts  of  assets and liabilities at the date of the financial statements and  the  reported  amounts  of  revenue  and expenses during the reporting periods.  Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash held in banks and on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have remaining maturities of three months or less when purchased. Cash balances may periodically exceed the federal depository insurance limit, however, the Company believes that risk of loss is minimal due to the strength of the financial institution in which funds are held.

Reverse Merger and Recapitalization

On July 21, 2011, OWDPI entered into a reverse merger with the Company. The reverse merger which resulted in a recapitalization of OWDPI was achieved through a Share Exchange Agreement (the "Share Exchange") with OWDPI's stockholders. The Company is the acquiring legal entity in the transaction, but OWDPI is the reporting entity for accounting purposes because its former shareholders emerged from the transaction with a controlling interest in the Company. The acquisition is treated as a recapitalization of OWDPI because, prior to the transaction, the Company had no significant assets, liabilities or operations.

The recapitalization of OWDPI was achieved by exchanging each share of OWDPI for 15.2856 shares of the Company (taking into consideration a 38.214 for 1 exchange ratio followed by a 1 for 2.5 reverse split of the Company's shares). OWDPI's shareholders received a total of 130,013,584 shares under the Share Exchange, resulting in 143,577,560 outstanding shares (After the reverse split there were 57,431,029 outstanding shares).  Accordingly, OWDPI's shareholders control approximately 90% of the Company after the Share Exchange. The share exchange and reverse stock split have been given retroactive effect in these unaudited consolidated financial statements.  Subsequent to this transaction, the Company has issued 1,500,000 shares of common stock before June 30, 2012.

ONE WORLD HOLDINGS, INC.
( A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(2)	Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments

The Company includes fair value information in the notes to financial statements when the fair value of its financial instruments is different from the book value.  When the book value approximates fair value, no additional disclosure is made.

Accounting Standards Codification ("ASC") 820-10 establishes a framework for measuring fair value.  That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy under ASC 820-10 are described below:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 - Inputs to the valuation methodology include:

•	Quoted prices for similar assets or liabilities in active markets;
•	Quoted prices for identical or similar assets or liabilities in inactive markets;
•	Inputs other than quoted prices that are observable for the asset or liability;
•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

An asset's or liability's fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. The Company currently has no assets or liabilities that are reported under ASC 820-10.

Advertising Costs

The Company expenses advertising costs as incurred.  For the six months ended June 30, 2012 and 2011, advertising costs were $11,093 and $42,907, respectively; and $63,203 for the period from inception October 1, 2010 to June 30, 2012.

Manufacturing and Production

The Company’s manufacturing and production costs are consistent with customary industry practices that will include three main costing phases: pre-production, production and post-production.  The pre-production phase is a setup process that involves development of all tools and equipment needed to produce the dolls and their accessories including clothes, shoes, jewelry as well as face painting masks.  This setup phase bears the greatest amount of up-front costs but will give us everything needed to produce multiple dolls and accessories from the same set of tools.  To date, Early Light has fabricated molds for us to manufacture both the bodies and accessories of our current doll lines.  Our molds and other tooling are developed from high yield metals and synthetics that we believe will yield hundreds of thousands of units before needing replacement.

Mold capacity is based on expected demand considering both annualized and peak monthly demands.  A conservative estimate of actual mold yield and expected mold life is based on experienced estimates generated by One World Doll Project’s retained Engineering Consultant and verified by the supplier, Early Light Industrial Company LTD.

The Company acquired molds for manufacturing dolls for $70,000 during the year ended December 31, 2011, paying $42,000 in cash and recording an account payable for $28,000 due at the initiation of production.

Income Taxes

The Company uses the liability method of accounting for income taxes.  Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end.  The Company provides a valuation allowance to reduce deferred tax assets to their net realizable value.

The Company follows the guidance promulgated by ASC 740-10, Accounting for Uncertainty in Income Taxes, which creates a single model to address uncertainty in income tax positions and prescribes the minimum recognition threshold a taxation is required to meet before recognized in the financial statements.  The Company did not recognize any interest or penalties related to any unrecognized tax position during the years ended December 31, 2011 and 2010.  The Company files a separate federal income tax return in the United States and state tax returns where applicable.

ONE WORLD HOLDINGS, INC.
( A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(2)	Summary of Significant Accounting Policies, continued

Income Taxes, continued

The Financial Accounting Standards Board (“FASB”) prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company recognizes a tax benefit associated with an uncertain tax position when, in the judgment of management, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, the Company initially and subsequently measures the tax benefit as the largest amount that the Company judges to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The Company's effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management.  The Company has not incurred any interest or penalties related to potential underpaid income taxes and has recognized no assets or liabilities associated with uncertain tax positions as of or for the six months ended June 30, 2012 and 2011; and for the period from inception, October 1, 2010 to June 30, 2012.

Loss Per Share

Basic loss per share is calculated based on the weighted average number of common shares outstanding during each period.  Diluted loss per share include shares issuable upon exercise of outstanding stock options, warrants or conversion rights that have exercise or conversion prices below the market value of the Company's common stock.  At June 30, 2012, warrants pertaining to 2,292,840 shares of common stock have been excluded from the computation of diluted earnings per share because the Company is in a net loss position and their effect would be anti-dilutive. For the six months ended June 30, 2012 and 2011, the Company’s basic and diluted net loss per share was $0.01 and $0.03.

New Accounting Pronouncements

In May 2011, the FASB issued an Accounting Standards Updates (“ASU”) to the Fair Value Measurement Topic 820 of the ASC. This update was issued in order to achieve common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards "). The update clarifies that (i)  the highest and best use concept applies only to the fair value measurement of nonfinancial assets, (ii) specific requirements pertain to measuring the fair value of instruments classified in a reporting entity’s stockholders’ equity and,  (iii) a reporting entity should disclose quantitative  information about unobservable inputs used in a fair value measurement that is categorized within Level 3 of the fair value hierarchy. The update changes requirements with regard to the fair value of financial instruments that are managed within a portfolio and with regard to the application of premiums or discounts in a fair value measurement. In addition, the update increased disclosure requirements regarding Level 3 fair value measurements to include the valuation processes used by the reporting entity and the sensitivity of the fair value measurement to changes in unobservable inputs and the interrelationships between the unobservable inputs, if any. This amendment is effective during interim and annual periods beginning after December 15, 2011. Early adoption is not permitted. Since this standard impacts disclosure requirements only, its adoption did not have a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued an ASU to the Comprehensive Income Topic 220 of the FASB ASC.  This update requires the components of net income and the components of other comprehensive income to be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. This update eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In the two-statement approach, the first statement should present total net income and its components in the statement of net income followed consecutively by a second statement of other comprehensive income that should present total other comprehensive income, the components of other comprehensive income, and a total of comprehensive income. The updated guidance does not change the items that must be reported in comprehensive income. This updated guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, and should be applied retrospectively. Early adoption is permitted. The Company currently has no elements of other comprehensive income and accordingly, the adoption of this guidance did not expect to have an impact on its consolidated financial statements.

ONE WORLD HOLDINGS, INC.
( A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(2)	Summary of Significant Accounting Policies, continued

New Accounting Pronouncements, continued

In December 2011, the FASB issued an ASU to the Balance Sheet, Topic 210 of the FASB ASC.  This update was issued to provide enhanced disclosures that will enable users of the financial statements to evaluate the effect or potential effect of netting arrangements on an entity's financial position. The amendments under require enhanced disclosures by requiring entities to disclose both gross information and net information about both instruments and transactions subject to an agreement similar to a master netting arrangement. This scope would include derivatives, sale and repurchase agreements, reverse sale and repurchase agreements, and securities borrowing and lending arrangements. ASU is effective retrospectively for annual periods beginning on or after January 1, 2013, and interim periods within those periods. The Company is evaluating the potential impact of the adoption of this new guidance on its consolidated financial statements.

(3)	Going Concern Consideration

The Company has incurred losses from operations of $1,824,326 since inception, has limited financial resources and a working capital deficit of $849,309 at June 30, 2012. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's financial statements for the period from inception, October 1, 2010, to June 30, 2012, have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company currently has losses accumulated in the development stage of $1,933,396 through June 30, 2012. The Company's ability to continue as a going concern is dependent upon its ability to develop additional sources of capital and, ultimately, achieve profitable operations. Management’s plans to address the Company’s continuing existence include obtaining debt or equity funding from private or institutional sources or obtaining loans from financial institutions and individuals, where possible. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(4)	Reverse Merger and Recapitalization

The Company was formerly a public shell company with no significant assets, liabilities or operations. In July 2011, the Company's prior management and existing stockholders took steps to prepare the Company for a reverse merger/recapitalization transaction with OWDPI as follows:

On July 14, 2011, the former CEO, who owned all of the Company's Series D Convertible Preferred Stock, converted his Series D Convertible Shares and related accrued but unpaid dividends of $1,429,000 into 3,630,258 shares of the Company's common stock.

On July 15, 2011, the Company's stockholders approved a change in the Company's name from Environmental Safeguards, Inc. to One World Holdings, Inc. and an increase in authorized shares of common stock from 20,000,000 to 100,000,000 shares.

On July 21, 2011, the Company entered into significant transactions and agreements that have and will continue to have a major impact   on the Company's financial position and results of operations. Such transactions and agreements are as follows:

The Company acquired OWDPI in an acquisition that was achieved through a Share Exchange Agreement (the "Share Exchange") with the stockholders of OWDPI. The result of the Share Exchange was a reverse merger treated as a recapitalization of OWDPI. The Company is the acquiring legal entity, but OWDPI is the reporting entity for accounting purposes because its shareholders emerged from the transaction with a controlling interest in the Company. The acquisition is treated as a recapitalization of OWDPI because, prior to the transaction, the Company had no significant assets, liabilities or operations.

ONE WORLD HOLDINGS, INC.
( A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(4)	Reverse Merger and Recapitalization, continued

The Company entered into a Share and Debt Cancellation Agreement (the "Cancellation Agreement") with its former CEO, under which the former CEO agreed to and performed the following:

•	Cancelled his 1,818,364 of Series B Convertible Preferred Stock, representing 100% of the outstanding Series B Shares.

•	Cancelled 6,256,760 shares of his common stock, representing approximately 32% of the total outstanding shares of the Company prior to the Share Exchange.

•	Cancelled $533,000 of accrued but unpaid interest on accrued but unpaid preferred stock dividends. This cancellation was treated a capital contribution.

•	Cancelled $250,000 of notes payable, and related accrued but unpaid interest of $442,000. The total, $692,000, was treated as a capital contribution.

The recapitalization of the Company was achieved by issuing 15.2856 shares of the Company for each share of OWDPI (taking into consideration a 38.214 for 1 exchange ratio followed by a 1 for 2.5 reverse split of the Company's shares [see below]). The Company issued a total of 52,005,437 shares under the Share Exchange, resulting in 57,431,029 outstanding shares. Accordingly, the former shareholders of OWDPI control approximately 90% of the Company after the Share Exchange.  Subsequent to this transaction, the Company has issued 1,500,000 shares before June 30, 2012.

The then current officers and directors of the Company resigned and were replaced by the officers and directors of OWDPI.

The Company's board of directors approved a 1 for 2.5 reverse stock split. All information presented above gives retroactive application to the reverse stock split.

(5)	Manufacturing Equipment

The Company acquired molds for manufacturing dolls for $70,000 during the year ended December 31, 2011, paying $42,000 in cash and recording an account payable for $28,000 due at the initiation of production.  As of June 30, 2012 production has not begun, and therefore no depreciation has been recognized.

(6)	Notes Payable-Related Parties

On July 21, 2011, the Company received proceeds under a $20,000 short term notes payable to an individual shareholder. This note is uncollateralized, and originally bore no interest and was originally due two months from the date of issue. The note includes provisions for an extension period of an additional two months with interest at 15% per year, which period expired on November 21, 2011. As of June 30, 2012, The Company is currently in default on this note and is subject to the legal costs of up to $10,600, should the note holder elect to pursue collection as per the terms of the note. Interest on this note is currently being expensed and accrued monthly.

On July 21, 2011, the Company also assumed accounts payable to former officers and directors totaling $34,000. These accounts payable were converted to uncollateralized notes payable that bear interest of 16% per year and were due July 21, 2012. The notes are currently in default and interest is currently being expensed and accrued monthly. The holders of these notes are shareholders in the Company.

On February 4, 2012 the Company received proceeds under a $33,000 short term notes payable to an individual who is a director of the company. This note is uncollateralized, originally bore an interest rate of 15% and was originally due two months from the date of issue. The note expired on April 18, 2012. The company is currently in default on this note and is subject to the legal costs of $7,590, should the note holder elect to pursue collection as per the terms of the note. Interest on this note is currently being expensed and accrued monthly.

ONE WORLD HOLDINGS, INC.
( A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(7)	Convertible Debentures

During the period from August 24, 2011 to June 30, 2012, the Company issued various Convertible Debentures in the total amount of $176,000.  All debentures bear simple interest of 14% per annum with a one year maturity.  The outstanding principal and interest of the debenture is convertible into shares of common stock at a conversion price of $0.04 per share.  The conversion rate was based upon the market price of the Company's common stock as determined by reference to recent cash sales.  The Directors of the Company have approved the registration of 120% of the shares of common stock issuable upon conversion of the principal amount of the debentures sold in 2011 to allow for conversion of principal and interest on such debentures into shares of common stock.

Following is an analysis of the convertible debentures transactions:

Description	Date of Agreement	Cost basis at Conversion	Original Amount	Unpaid principal balance	Term	Interest Rate

Debenture 1	8/24/2011	$0.04	$100,000	$100,000	12 Months	14%
Debenture 2	9/27/2011	0.04	10,000	9,219	12 Months	14%
Debenture 3	10/10/2011	0.04	25,000	25,000	12 Months	14%
Debenture 4	12/20/2011	0.04	6,000	6,000	12 Months	14%
At December 31, 2011			141,000	140,219

Debenture 5	2/17/2012	0.04	10,000	10,000	12 Months	14%
Debenture 6	3/9/2012	0.04	5,000	5,000	12 Months	14%
Debenture 7	3/19/2012	0.04	5,000	5,000	12 Months	14%
Debenture 8	4/16/2012	0.04	5,000	5,000	12 Months	14%
Debenture 9	4/25/2012	0.04	10,000	10,000	12 Months	14%
At June 30, 2012			$176,000	$175,219

(8)       Long-term Debt

In December 2010 and January 2011, the Company issued three $30,000 face value notes, bearing interest at 14% and due in monthly installments of principal and interest through July 2016. Each note was issued with a commitment to issue 917,136 shares of the Company's common stock and five year warrants for 1,146,420 shares of the Company's common stock at $0.03271 per share. Each $30,000 note was issued with common stock and warrants valued at $18,236 and treated as a discount to be amortized over the term of the debt of 66 months, resulting in an effective interest rate on the debt of approximately 75%. The value of the shares, notes and detachable warrants was determined using their relative fair values as follows:  The notes assigned a value equal to their face value; the common stock assigned a value of $0.02617 per share based on sales of common stock to investors near the date of the notes and; the warrants were valued using the Black Scholes option pricing model with a term of five years, an exercise price of $0.03271, a market price at the date of grant of $0.02617, a risk free interest rate of 2.02%, an expected volatility of 100% and a dividend yield of 0%.

In March 2011, the Company issued a $40,000 face value note, bearing interest at 14% and due in monthly installments of principal and interest through April 2015. The note was issued with a commitment to issue 1,528,560 shares of the Company's common stock.  The common stock issued with the note was assigned a relative value of $20,000 and treated as a discount to be amortized over the term of the debt of 4866 months, resulting in an effective interest rate on the debt of approximately 69%. The interest rate on the debt of approximately 69%.  The fair value assigned to stock was based upon the market price of Company's common stock as determined by reference to recent cash sales.

Following is an analysis of the debt transactions:

Description	Date of Agreement	Principal Amount	Interest Rate	Term	Payment Terms

Note 1	December 2010	$30,000	14%	66 Months	$350 per month for 6 months and $698 per month for 60 months, including interest

ONE WORLD HOLDINGS, INC. ONE WORLD HOLDINGS, INC.
( A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

 (8)      Long-term Debt, continued

Following is an analysis of the debt transactions:

	Date of	Principal	Interest
Description	Agreement	Amount	Rate	Term	Payment Terms

Note 2	December 2010	30,000	14%	66 Months	$350 per month for 6 months and $698 per
					month for 60 months, including interest

Note 3	January 2011	30,000	14%	66 Months	$350 per month for 6 months and $698 per
					month for 60 months, including interest

Note 4	March 2011	40,000	14%	48 Months	$467 per month for 6 months and $1,210
					per month for 42 months, including interest

To originate the notes payable, the Company issued common stock and warrants as follows:

			Warrants
	Date of	Shares		Exercise
Description	Agreement	Issued	Shares	Price	Term

Note 1	December 2010	917,136	1,146,420	$0.03271	5 years

Note 2	December 2010	917,136	1,146,420	0.03271	5 years

Note 3	January 2011	917,136	1,146,420	0.03271	5 years

Note 4	March 2011	1,528,560	-	-	-

Following is an analysis of the note payable transactions:

	June 30,	December 31,
	2012	2011

Face value of notes	$130,000	$130,000

Proceeds from notes payable	$130,000	$130,000
Less value associated with common stock issued in connection with
origination of notes	(48,236)	(48,236)
Less value of detachable warrants issued in connection with
origination of notes	(26,472	(26,472)

Net value of notes at date of origination	55,292	55,292

Amortization of discount associated with common stock and detachable warrants	23,514	14,405

Net long-term debt	$78,806	$69,697

Payments not made in accordance with note terms	$6,903	$2,101

ONE WORLD HOLDINGS, INC.
( A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(8)       Long-term Debt, continued

At June 30, 2012, the Company was in default on its long-term debt due its failure to make payments due under the terms of debt agreements. Holders of notes did not express desire to declare entire principal balances due immediately, and note balances are reported with original maturities.

(9)	Advances from Individuals

Since its inception, the Company has relied on notes payable and advances from individuals to fund its ongoing operations. These advances have no specified repayment terms and no stated rate of interest. All advances are considered by the Company to be due on demand.  At June 30, 2012 and December 31, 2011, the advances from individuals were $6,464 and $1,904 respectively.

(10)	Stockholders' Equity

On July 21, 2011, the Company's board of directors approved a 1 for 2.5 reverse stock split. All information presented below gives retroactive application to the reverse stock split.

The shares issued to founders were originally valued at $0.01 per share ($0.0006542 post reverse merger- See Note 2) and were issued for services in establishing the Company. Following is an analysis of common stock transactions entered into by the Company during the period from inception, October 1, 2010, to June 30, 2012:

					Services
	Shares	Shares		Cash	and
Description	Issued	Unissued	Value	Proceeds	Incentive	Total

Founders shares at December 31, 2010	8,785,399	-	$0.0007	$-	$5,748	$5,748

Shares issued in reverse merger
and recapitalization transaction (See Note 4)	5,425,592	-	-	-	-	-

Warrants issued for debt origination	-	-	-	17,648	-	17,648

Shares included in common stock at December 31,
2010 and issued with debt agreement	1,834,272	-	0.0103	18,824	-	18,824

Shares issued with debt	917,136	-	0.0103	9,412		9,412
agreements in 2011	1,528,560	-	0.0131	20,000	-	20,000

Shares issued for cash,	7,295,053	-	0.0248	181,000	-	181,000
net of expenses, $10,000	1,000,000	-	0.0190	19,000	-	19,000

Shares issued for services to
consultants, management and	28,205,757	-	0.0262	-	738,100	738,100
directors and employees	500,000	-	0.0200	-	10,000	10,000

Unissued shares for services to professional	-	767,500	0.0400	-	30,700	30,700

Shares issued for warrant exercises	3,439,260	-	0.0262	90,000	-	90,000

Warrants issued with new debt agreements	-	-	0.0079	8,824	-	8,824

December 31, 2011	58,931,029	767,500		$364,708	$784,548	$1,149,256

ONE WORLD HOLDINGS, INC.
( A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(10)	Stockholders' Equity, continued

					Services
	Shares	Shares		Cash	and
Description	Issued	Unissued	Value	Proceeds	Incentive	Total

Unissued shares for services to consultant	-	844,300	$0.04000	$-	$33,772	$33,772

At June 30, 2012	58,931,029	1,611,800		$364,708	$818,320	$1,183,028

(11)	Consulting Agreements

The Company has entered into various consulting agreements for financial and business development services to the Company. Certain of these consulting agreements provide for cash compensation to the consultants; however most are based on issuances of shares in exchange for services.

Under the consulting agreements that provide for share issuances, shares were generally issued at the inception of the agreements and there were no specified performance requirements and no provision in the agreements for return of the shares.  At June 30, 2012 and December 31, 2011, compensation associated with the shares was $33,772; and $778,800. Compensation expense is calculated and amortized based on the period of services received. At June 30, 2012 and December 31, 2011, unamortized expenses for compensation associated with the shares were $62,806 and $243,689, reported as unamortized portion of stock issued for services, respectively.

During the six months ended June 30, 2012, the Company entered into various consulting agreements and issuance of common stock in exchanges for services, the compensation associated with these issuances of shares for services for the six months ended June 30, 2012 was $33,772. At June 30, 2012, none of the shares related to these issuances has been issued.

For the six months ended June 30, 2012, and 2011, the compensation associated with the shares recognized and expensed were $214,655 and $212,696 respectively; and $755,514 for the period from inception, October 1, 2010 to June 30, 2012; and the remaining unamortized expense of $62,806 reported under unamortized potion of stock.

(12)	Related Party Transactions

Since its inception, the Company has operated without rent from the home of its Chairman and Chief Executive Officer. The value of the rent is believed by management to be immaterial to the consolidated financial statements.

On July 21, 2011, the Company assumed accounts payable to former officers and directors totaling $34,000.  These accounts payable were converted to uncollateralized notes payable that bear interest of 16% per year and were due July 21, 2012.  These notes are reflected on the Balance Sheet under notes payable under current liabilities and interest is currently expensed monthly.

On July 21, 2011, the Company received proceeds under a $20,000 short term notes payable to an individual who is also a shareholder of the Company.  This note is uncollateralized.  The Company is currently in default on this note and is subject to legal costs of up to $10,600.  As of the date of this filing, the note has not been demanded, however the default fee is currently reflected on the balance sheet under accrued liabilities, and interest is currently expensed monthly.

On February 24, 2012, the Company entered into a promissory note in the total amount of $33,000, with Stacey McBride Irby, a Director.  The note has a sixty-day maturity, and bears interest of 15% per year.  The Company is currently in default on this note and is subject to legal costs of up to $7,590.  As of the date of this filing, the note has not been demanded, however the default fee is currently reflected on the balance sheet under accrued liabilities, and interest is currently expensed monthly.

ONE WORLD HOLDINGS, INC.
( A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(12)	Related Party Transactions, continued

Daniel Melton Media, Inc. owned by Corinda Melton, the Company CEO and a shareholder, and Trent Daniel, a shareholder, performed graphic design and web related services for the company and received cash payments of $3,250 for the six months ended June 30, 2012, $5,730 for the year ended December 31, 2011, and $34,180 for the period from inception, October 1, 2010 to June 30, 2012.

In addition, Daniel Melton Media, Inc. advanced to the Company $3,560 during the six months ended June 30, 2012, $1,904 during the year ended December 31, 2011, and $9,564 for the period from inception, October 1, 2010.  These funds are reflected on the balance sheet under current liabilities.

The Company paid Trent Daniel, a shareholder, for contract services related to marketing, graphic design, business and relationship development. The payments totaled $12,831 for the six months ended June 30, 2012, $87,345 during the year ended December 31, 2011, and $108,610 during the period from inception, October 1, 2010 to June 30, 2012.

On March 9, 2012 the Company issued a $5,000 convertible debenture to Inez McBride, mother of Director Stacey McBride-Irby.  The debenture bears simple interest of 14% per annum with a one-year maturity.  The outstanding principal and interest of the debenture is convertible into shares of common stock at a conversion price of $0.04 per share.

On March 9, 2012, the Company granted 219,300 shares of common stock to Sherman Walker, brother of Corinda Melton, CEO, for payment on an invoice for services valued at $8,772. The cost basis of the stock is $0.04 per share.

During the year ended December 31, 2011, the Company issued shares of stock to the following related parties:

Stockholder	Shares issued	Relationship	Nature of Services
Henderson J. Smith, Jr.	2,674,980	Brother-in-law of company founder Trent Daniel	Business Development services
Sarah Marie Daniel	764,280	Wife of company founder Trent Daniel	Creative writing services
Nedra Hall	382,140	Sister-in-law of company founder Trent Daniel	Bookkeeping services
Bradley Melton	3,179,405	Son of Corinda Melton, CEO	Purchased shares and provided business development services
Sherman Walker	382,140	Brother of Corinda Melton, CEO	Purchased shares for cash
Wilma Delaney	687,852	Director and sister of Corinda Melton, CEO	Director related services
Robert Hines	1,452,132	Director	Director related services and financial consulting
Stacey McBride-Irby	6,381,738	Chief Product Development Officer	Cash purchase and company employee
Corinda Melton	4,707,965	CEO	Employee
Trent Daniel	4,077,434	Founder and consultant	Marketing and relationship development services

(13)	Non-Cash Investing and Financing Activities

Following is analysis of non-cash investing and financing activities during the period ended June 30, 2012 and the year ended December 31, 2011, and for the period from inception, October 1, 2010, to June 30 2012:

			Inception,
	Six months ended		October 1, 2010
	June 30,	June 30,	to June 30,
	2012	2011	2012
Debt discount associated with long-term debt issuance	$	$(38,236)	$74,708

ONE WORLD HOLDINGS, INC.
( A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(14)	Contingencies

From time to time, the Company may be involved in various claims and legal actions arising in the ordinary course of business. Management, along with the assistance of counsel, will determine the ultimate disposition and potential impact of these matters on the Company's financial condition, liquidity or results from operations.  As of June 30, 2012, there were no pending claims or legal actions in which the Company was involved.

(15)	Subsequent Events

Subsequent events have been evaluated through September 27, 2012 which is the date of the issuance of the unaudited consolidated financial statements and included the following:

The Company issued various Convertible Debentures in the total amount of $147,000.  All debentures bear simple interest of 14% per annum with a one year maturity.  The outstanding principal and interest of the debenture is convertible into shares of common stock at a conversion price of $0.04 per share (3,675,000 shares of common stock) based upon the market price of the Company's common stock as determined by reference to recent cash sales.)

In July, 2012, the Company entered into a one year a consulting contract with Jacob Heikes LLC valued at $60,000 in exchange for business development services.  Payment will be in common stock at $0.04 a share (1,500,000 shares of common stock) based upon the market price of the Company's common stock as determined by reference to recent cash sales.)

In July, 2012, the Company entered into a one year consulting contract with Jacob Heikes LLC valued at $62,000 in exchange for general business services.  Payment will be in common stock at $0.04 a share (1,550,000 shares of common stock) based upon the market price of the Company's common stock as determined by reference to recent cash sales.).

In July, 2012, the Company entered into a one year consulting contract with Jacob Heikes LLC for marketing services valued at $18,000.  Payment will be in the form of cash at $1,500 per month and is subject to a month-to-month evaluation.  This contract can be cancelled by either party with a 30-day written notice.

None of the above referenced stock has been issued as of the date of this filing.

ONE WORLD HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-19

Consolidated Balance Sheets as of December 31, 2011 and 2010	F-20

Consolidated Statements of Operations for the year ended December 31, 2011 and for
the periods from inception, October 1, 2010, to December 31, 2011 and 2010	F-21

Consolidated Statements of Stockholders’ Deficit for the year ended December 31, 2011
and for the period from inception, October 1, 2010, to December 31, 2011	F-22

Consolidated Statements of Cash Flows for the year ended December 31, 2011 and for
the periods from inception, October 1, 2010, to December 31, 2011 and 2010	F-24

Notes to Consolidated Financial Statements	F-25

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
One World Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of One World Holdings, Inc. (the “Company”), a development stage company, as of December 31, 2011 and 2010, and the consolidated statements of operations, change in stockholders' deficit and cash flows for the year ended December 31, 2011 and for the periods from inception, October 1, 2010, to December 31, 2011 and 2010.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the year ended December 31, 2011 and for the periods from inception, October 1, 2010, to December 31, 2011 and 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring net losses, working capital deficiencies, and negative cash flows from operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding this matter are also discussed in Note 3.  The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ham, Langston & Brezina, L.L.P.
Houston, Texas
September 27, 2012

ONE WORLD HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS

Current assets
Cash and cash equivalents	$6	$6,738

Total current assets	6	6,738

Manufacturing equipment (molds to produce dolls)	70,000	-

Total assets	$70,006	$6,738

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Bank overdraft	$1,575	$-
Convertible debentures	140,219	-
Notes payable – related parties	54,000	-
Current portion of long-term debt	31,618	3,271
Due to shareholder	1,904	5,800
Customer deposits	3,245	-
Accounts payable and accrued liabilities	291,413	69,572
Accrued interest payable	20,501	-

Total current liabilities	544,475	78,643

Long-term debt, $130,000, and $60,000 face value,
net of unamortized discount of $60,303 and $35,972	38,079	20,757

Total liabilities	582,554	99,400

Commitments and contingencies

Stockholders' deficit
Preferred stock: $0.001 par value, 10,000,000 shares authorized,
0 shares issued and outstanding.	-	-
Common stock: $0.0025 par value, 100,000,000 shares authorized,
58,931,029 and 10,619,671 shares issued and outstanding	147,328	26,549
Unissued common stock, 767,500 shares	1,919	-
Additional paid-in capital	1,000,009	15,671
Unamortized portion of stock issued for services	(243,689)	-
Losses accumulated in the development stage	(1,418,115)	(134,882)

Total stockholders' deficit	(512,548)	(92,662)

Total liabilities and stockholders’ deficit	$70,006	$6,738

The accompanying notes are an integral part of these consolidated financial statements

ONE WORLD HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2011 AND FOR THE PERIODS
FROM INCEPTION, OCTOBER 1, 2010, TO DECEMBER 31, 2011 AND 2010

		Inception,	Inception,
	Year Ended	October 1, 2010	October 1, 2010
	December 31,	to December 31,	to December 31,
	2011	2010	2011

General and administrative expenses:
Professional fees	$225,702	$20,000	$245,702
Consulting fees	504,411	11,188	515,599
Contract labor	134,037	77,821	211,858
Salary Expense	70,500	-	70,500
Marketing and advertising	52,110	-	52,110
Computer and internet charges	31,988	21,456	53,444
Research and development	113,003	-	113,003
Other	81,676	2,859	84,535

Total general and administrative expenses	1,213,427	133,324	1,346,751

Other expenses:
Interest expense	38,139	1,558	39,697
Recapitalization expense	31,667	-	31,667

Total other expenses	69,806	1,558	71,364

Provision for federal income taxes:	-	-	-

Net loss	$(1,283,233)	$(134,882)	$(1,418,115)

Net loss per share - basic and diluted	$(0.03)	$(0.01)	$(0.03)

Weighted average shares outstanding - basic and diluted	43,297,769	8,964,839	40,706,761

The accompanying notes are an integral part of these consolidated financial statements

ONE WORLD HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2011 AND FOR THE PERIOD
FROM INCEPTION, OCTOBER 1, 2010, TO DECEMBER 31, 2011

			Unissued		Additional
	Common Stock		Common Stock		Paid-in
	Shares	Amount	Shares	Amount	Capital

Balance at October 1, 2010	-	$-	-	$-	$-

Founders' shares	8,785,399	21,963	-	-	(16,215)

Warrants issued for debt origination	-	-	-	-	17,648

Common stock issued
for debt origination	1,834,272	4,586	-	-	14,238

Net loss	-	-	-	-	-

Balance at December 31, 2010	10,619,671	26,549	-	-	15,671

Common stock issued for
cash in private placement, net
of expense, $10,000	8,295,053	20,738	-	-	179,262

Common stock issued for
warrant exercise	3,439,260	8,598	-	-	81,402

Common stock issuance for services	28,705,757	71,764	767,500	1,919	705,117

Warrants issued for debt origination	-	-	-	-	8,824

Common stock issued for
debt origination	2,445,696	6,114	-	-	23,298

Common stock issued in merger and
recapitalization transaction	5,425,592	13,565	-	-	(13,565)

Net loss	-	-	-	-	-

Balance at December 31, 2011	58,931,029	$147,328	767,500	$1,919	$1,000,009

The accompanying notes are an integral part of these consolidated financial statements

ONE WORLD HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2011 AND FOR THE PERIOD
FROM INCEPTION, OCTOBER 1, 2010, TO DECEMBER 31, 2011

	Unamortized	Losses
	Portion of	Accumulated
	Stock Issued	in the
	For	Development
	Services	Stage	Total

Balance at October 1, 2010	$-	$-	$-

Founders' shares	-	-	5,748

Warrants issued for debt origination	-	-	17,648

Common stock issued
for debt origination	-	-	18,824

Net loss	-	(134,882)	(134,882)

Balance at December 31, 2010	-	(134,882)	(92,662)

Common stock issued for
cash in private placement, net of expense, $10,000	-	-	200,000

Common stock issued for
warrant exercise	-	-	90,000

Common stock issuance for services	(243,689)	-	535,111

Warrants issued for debt origination	-	-	8,824

Common stock issued for
debt origination	-	-	29,412

Common stock issued in merger and
recapitalization transaction	-	-	-

Net loss	-	(1,283,233)	(1,283,233)

Balance at December 31, 2011	$(243,689)	$(1,418,115)	$(512,548)

The accompanying notes are an integral part of these consolidated financial statements

ONE WORLD HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2011 AND FOR THE PERIODS
FROM INCEPTION, OCTOBER 1, 2010, TO DECEMBER 31, 2011 AND 2010
		Inception,	Inception,
	Year Ended	October 1, 2010	October 1, 2010
	December 31,	to December 31,	to December 31,
	2011	2010	2011

Cash flows from operating activities:
Net loss	$(1,283,233)	$(134,882)	$(1,418,115)
Adjustments to reconcile net loss to net cash
used by operations
Amortization of discount on notes payable	13,905	500	14,405
Common stock issuance for services	535,111	5,748	540,859
Recapitalization expense incurred through
increase in notes payable	31,667	-	31,667
Changes in operating assets and liabilities:
Customer deposits	3,245	-	3,245
Accounts payable and accrued liabilities	193,841	69,572	263,413
Accrued interest payable	20,501	-	20,501

Net cash used by operating
activities	(484,963)	(59,062)	(544,025)

Cash flows from investing activities:
Purchase of manufacturing equipment	(42,000)	-	(42,000)
Cash received in recapitalization	2,333	-	2,333

Net cash used by investing
activities	(39,667)	-	(39,667)

Cash flows from financing activities:
Bank overdraft	1,575	-	1,575
Payment to convertible debentures	(781)	-	(781)
Proceeds from convertible debentures	141,000	-	141,000
Proceeds from notes payable	20,000	-	20,000
Proceeds from long-term debt	70,000	60,000	130,000
Proceeds from issuance of common stock
in a private placement, net of expenses	200,000	-	200,000
Proceeds from warrant exercise	90,000	-	90,000
Proceeds from advances from individuals	7,304	14,700	22,004
Repayments on advances	(11,200)	(8,900)	(20,100)

Net cash provided by financing
activities	517,898	65,800	583,698

Net (decrease) / increase in cash and cash equivalents	(6,732)	6,738	6
Cash and cash equivalents at beginning of period	6,738	-	-

Cash and cash equivalents at end of period	$6	$6,738	$6

Interest paid	$3,733	$-	$3,733
Income taxes paid	$-	$-	$-

The accompanying notes are an integral part of these consolidated financial statements

ONE WORLD HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Organization, Nature of Business

One World Holdings, Inc. (the "Company"), a Nevada Corporation, is a Houston based company focused on doll design and marketing. Substantially all of the Company's operations are conducted through its wholly-owned subsidiary, The One World Doll Project, Inc. (a Texas Corporation - "OWDPI").  OWDPI began operations on October 1, 2010, and on January 14, 2011 OWDPI was incorporated in the State of Texas.  National Fuel and Energy, Inc (a Texas Corporation) is a fully-owned subsidiary of the Company that was in dormant state at December 31, 2011 and 2010.  The accompanying financial statements are presented as if OWDPI was a corporation from inception. Additionally, the reverse merger and recapitalization transaction described in Note 2 and 4 are given retroactive effect in these consolidated financial statements.

(2)	Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

Principles  of  Consolidation

The  consolidated  financial statements include the accounts of the Company  and  it's wholly-owned subsidiaries, OWDPI and National Fuel and Energy, Inc.  All significant  intercompany  accounts  and  transactions have been eliminated in consolidation.

Use of Estimates

The  preparation  of  financial  statements  in  conformity with  US GAAP requires management  to  make  estimates  and  assumptions  that affect the reported amounts  of  assets and liabilities at the date of the financial statements and  the  reported  amounts  of  revenue  and expenses during the reporting periods.  Actual  results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash held in banks and on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have remaining maturities of three months or less when purchased. Cash balances may periodically exceed the federal depository insurance limit, however, the Company believes that risk of loss is minimal due to the strength of the financial institution in which funds are held.

Reverse Merger and Recapitalization

On July 21, 2011, OWDPI entered into a reverse merger with the Company. The reverse merger which resulted in a recapitalization of OWDPI was achieved through a Share Exchange Agreement (the "Share Exchange") with OWDPI's stockholders. The Company is the acquiring legal entity in the transaction, but OWDPI is the reporting entity for accounting purposes because its former shareholders emerged from the transaction with a controlling interest in the Company. The acquisition is treated as a recapitalization of OWDPI because, prior to the transaction, the Company had no significant assets, liabilities or operations.

The recapitalization of OWDPI was achieved by exchanging each share of OWDPI for 15.2856 shares of the Company (taking into consideration a 38.214 for 1 exchange ratio followed by a 1 for 2.5 reverse split of the Company's shares). OWDPI's shareholders received a total of 130,013,584 shares under the Share Exchange, resulting in 143,577,560 outstanding shares (After the reverse split there were 57,431,029 outstanding shares). Accordingly, OWDPI's shareholders control approximately 90% of the Company after the Share Exchange. The share exchange and reverse stock split have been given retroactive effect in these consolidated financial statements.  Subsequent to this transaction, the Company has issued 1,500,000 shares of common stock before December 31, 2011.

ONE WORLD HOLDINGS, INC.
( A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2)	Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments

The Company includes fair value information in the notes to financial statements when the fair value of its financial instruments is different from the book value.  When the book value approximates fair value, no additional disclosure is made.

Accounting Standards Codification ("ASC") 820-10 establishes a framework for measuring fair value.  That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy under ASC 820-10 are described below:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 - Inputs to the valuation methodology include:

•	Quoted prices for similar assets or liabilities in active markets;
•	Quoted prices for identical or similar assets or liabilities in inactive markets;
•	Inputs other than quoted prices that are observable for the asset or liability;
•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

An asset's or liability's fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. The Company currently has no assets or liabilities that are reported under ASC 820-10.

Advertising Costs

The Company expenses advertising costs as incurred. For the year ended December 31, 2011 and for the period from inception, October 1, 2010 to December 31, 2011, the Company’s advertising costs were $52,110. For the period from inception, October 1, 2010, to December 31, 2010 the company did not incur any advertising costs.

Manufacturing and Production

The Company’s manufacturing and production costs are consistent with customary industry practices that will include three main costing phases: pre-production, production and post-production.  The pre-production phase is a setup process that involves development of all tools and equipment needed to produce the dolls and their accessories including clothes, shoes, jewelry as well as face painting masks.  This setup phase bears the greatest amount of up-front costs but will give us everything needed to produce multiple dolls and accessories from the same set of tools.  To date, Early Light has fabricated molds for us to manufacture both the bodies and accessories of our current doll lines.  Our molds and other tooling are developed from high yield metals and synthetics that we believe will yield hundreds of thousands of units before needing replacement.

Mold capacity is based on expected demand considering both annualized and peak monthly demands.  A conservative estimate of actual mold yield and expected mold life is based on experienced estimates generated by One World Doll Project’s retained Engineering Consultant and verified by the supplier, Early Light Industrial Company LTD.

The Company acquired molds for manufacturing dolls for $70,000 during the year ended December 31, 2011, paying $42,000 in cash and recording an account payable for $28,000 due at the initiation of production.

Income Taxes

The Company uses the liability method of accounting for income taxes.  Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end.  The Company provides a valuation allowance to reduce deferred tax assets to their net realizable value.

The Company follows the guidance promulgated by Accounting Standards Codification ("ASC") 740-10, Accounting for Uncertainty in Income Taxes, which creates a single model to address uncertainty in income tax positions and prescribes the minimum recognition threshold a taxation is required to meet before recognized in the financial statements.  The Company did not recognize any interest or penalties related to any unrecognized tax position during the years ended December 31, 2011 and 2010.  The Company files a separate federal income tax return in the United States and state tax returns where applicable.

The Financial Accounting Standards Board (“FASB”) prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company recognizes a tax benefit associated with an uncertain tax position when, in the judgment of management, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, the Company initially and subsequently measures the tax benefit as the largest amount that the Company judges to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The Company's effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. The Company has not incurred any interest or penalties related to potential underpaid income taxes and has recognized no assets or liabilities associated with uncertain tax positions as of December 31, 2011, and 2010, or for the year ended December 31, 2011, or the period from inception, October 1, 2010, to December 31, 2010.

Reclassifications

Certain items in the 2010 consolidated financial statements have been reclassified to conform to the 2011 consolidated financial statements’ presentation. The reclassifications have no impact on net loss or stockholders’ deficit as previously reported.

ONE WORLD HOLDINGS, INC.
( A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2)	Summary of Significant Accounting Policies, continued

Loss Per Share

Basic loss per share is calculated based on the weighted average number of common shares outstanding during each period.  Diluted loss per share include shares issuable upon exercise of outstanding stock options, warrants or conversion rights that have exercise or conversion prices below the market value of the Company's common stock.  At December 31, 2010, warrants pertaining to 2,292,840 shares of common stock have been excluded from the computation of diluted earnings per share because the Company is in a net loss position and their effect would be anti-dilutive.  During the year ended December 31, 2011, all warrants were exercised and converted to common shares and no other common stock equivalents were issued or outstanding.  For the years ended, December 31, 2011 and 2010, the Company’s basic and diluted net loss per share was $0.03 and $0.01, respectively.

New Accounting Pronouncements

In December 2011, the FASB issued an Accounting Standard Update “ASU” to the Balance Sheet, Topic 210 of the FASB ASC.  This update was issued to provide enhanced disclosures that will enable users of the financial statements to evaluate the effect or potential effect of netting arrangements on an entity's financial position. The amendments under require enhanced disclosures by requiring entities to disclose both gross information and net information about both instruments and transactions subject to an agreement similar to a master netting arrangement. This scope would include derivatives, sale and repurchase agreements, reverse sale and repurchase agreements, and securities borrowing and lending arrangements. ASU is effective retrospectively for annual periods beginning on or after January 1, 2013, and interim periods within those periods. The Company is evaluating the potential impact of the adoption of this new guidance on its financial statements.

In June 2011, the FASB issued an ASU to the Comprehensive Income Topic 220 of the FASB ASC.  This update requires the components of net income and the components of other comprehensive income to be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. This update eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In the two-statement approach, the first statement should present total net income and its components in the statement of net income followed consecutively by a second statement of other comprehensive income that should present total other comprehensive income, the components of other comprehensive income, and a total of comprehensive income. The updated guidance does not change the items that must be reported in comprehensive income. This updated guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, and should be applied retrospectively. Early adoption is permitted. The Company currently has no elements of other comprehensive income and accordingly, the adoption of this guidance is not expected to have an impact on its consolidated financial statements.

In May 2011, the FASB issued an ASU to the Fair Value Measurement Topic 820 of the FASB ASC. This update was issued in order to achieve common fair value measurement and disclosure requirements in U.S. GAAP and International Financial Reporting Standards "). The update clarifies that (i)  the highest and best use concept applies only to the fair value measurement of nonfinancial assets, (ii) specific requirements pertain to measuring the fair value of instruments classified in a reporting entity’s stockholders’ equity and,  (iii) a reporting entity should disclose

ONE WORLD HOLDINGS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2)	Summary of Significant Accounting Policies, continued

New Accounting Pronouncements, continued

quantitative information about unobservable inputs used in a fair value measurement that is categorized within Level 3 of the fair value hierarchy. The update changes requirements with regard to the fair value of financial instruments that are managed within a portfolio and with regard to the application of premiums or discounts in a fair value measurement. In addition, the update increased disclosure requirements regarding Level 3 fair value measurements to include the valuation processes used by the reporting entity and the sensitivity of the fair value measurement to changes in unobservable inputs and the interrelationships between the unobservable inputs, if any. This amendment is effective during interim and annual periods beginning after December 15, 2011. Early adoption is not permitted. The Company does not expect this ASU to have a material impact on its disclosures, consolidated results of operations or financial position.

In December 2010, the FASB issued an ASU to the Business Combinations Topic 805 of the FASB ASC. The guidance clarifies the acquisition date that should be used for reporting the pro forma financial information disclosures when comparative financial statements are presented and specifies that the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The guidance also expands the supplemental pro forma disclosure requirements to include a description of the nature and amount of material, non-recurring pro forma adjustments directly attributable to the business combination included in the reported pro forma information. The updated guidance is effective prospectively for business combinations with an acquisition date on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Company adopted the updated guidance in 2010 and applied its provisions to the reverse merger/recapitalization described above.  The Company does not expect this ASU to have a material impact on its disclosures, consolidated results of operations or financial position

In January 2010, FASB issued an ASU to the Fair Value Measurement Topic 820 of the FASB ASC. This update requires additional disclosures within the roll-forward activity for assets and liabilities measured at fair value on a recurring basis, including transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy and the separate presentation of purchases, sales, issuances and settlements of assets and liabilities within Level 3 of the fair value hierarchy. In addition, this update requires enhanced disclosures of the valuation techniques and inputs used in the fair value measurements within Level 2 and Level 3. The new disclosures were effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures were effective for fiscal years beginning after December 15, 2010 and interim periods within those fiscal years, with early adoption permitted.  The Company’s adoption of this ASU had no a material impact on the Company's consolidated results of operations or financial position.

(3)	Going Concern Consideration

The Company has incurred losses from operations of $1,346,751 since inception, has limited financial resources and a working capital deficit of $544,469 at December 31, 2011. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's financial statements for the period from inception, October 1, 2010, to December 31, 2011, have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company currently has losses accumulated in the development stage of $1,418,115 through December 31, 2011. The Company's ability to continue as a going concern is dependent upon its ability to develop additional sources of capital and, ultimately, achieve profitable operations. Management’s plans to address the Company’s continuing existence include obtaining debt or equity funding from private or institutional sources or obtaining loans from financial institutions and individuals, where possible. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ONE WORLD HOLDINGS, INC
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4)	Reverse Merger and Recapitalization

The Company was formerly a public shell company with no significant assets, liabilities or operations. In July 2011, the Company's prior management and existing stockholders took steps to prepare the Company for a reverse merger/recapitalization transaction with OWDPI as follows:

On July 14, 2011, the former CEO, who owned all of the Company's Series D Convertible Preferred Stock, converted his Series D Convertible Shares and related accrued but unpaid dividends of $1,429,000 into 3,630,258 shares of the Company's common stock.

On July 15, 2011, the Company's stockholders approved a change in the Company's name from Environmental Safeguards, Inc. to One World Holdings, Inc. and an increase in authorized shares of common stock from 20,000,000 to 100,000,000 shares.

At July 21, 2011, the Company entered into significant transactions and agreements that have and will continue to have a major impact on the Company's financial position and results of operations. Such transactions and agreements are as follows:

The Company acquired OWDPI in an acquisition that was achieved through a Share Exchange Agreement (the "Share Exchange") with the stockholders of OWDPI. The result of the Share Exchange was a reverse merger treated as a recapitalization of OWDPI. The Company is the acquiring legal entity, but OWDPI is the reporting entity for accounting purposes because its shareholders emerged from the transaction with a controlling interest in the Company. The acquisition is treated as a recapitalization of OWDPI because, prior to the transaction, the Company had no significant assets, liabilities or operations.

The Company entered into a Share and Debt Cancellation Agreement (the "Cancellation Agreement") with its former CEO, under which the former CEO agreed to and performed the following:

•	Cancelled his 1,818,364 of Series B Convertible Preferred Stock, representing 100% of the outstanding Series B Shares.

•	Cancelled 6,256,760 shares of his common stock, representing approximately 32% of the total outstanding shares of the Company prior to the Share Exchange.

•	Cancelled $533,000 of accrued but unpaid interest on accrued but unpaid preferred stock dividends. This cancellation was treated a capital contribution.

•	Cancelled $250,000 of notes payable, and related accrued but unpaid interest of $442,000. The total, $692,000, was treated as a capital contribution.

The recapitalization of the Company was achieved by issuing 15.2856 shares of the Company for each share of OWDPI (taking into consideration a 38.214 for 1 exchange ratio followed by a 1 for 2.5 reverse split of the Company's shares [see below]). The Company issued a total of 52,005,437 shares under the Share Exchange, resulting in 57,431,029 outstanding shares. Accordingly, the former shareholders of OWDPI control approximately 90% of the Company after the Share Exchange.  Subsequent to this transaction, the Company has issued 1,500,000 shares before December 31, 2011.

The then current officers and directors of the Company resigned and were replaced by the officers and directors of OWDPI.

The Company's board of directors approved a 1 for 2.5 reverse stock split. All information presented above gives retroactive application to the reverse stock split.

ONE WORLD HOLDINGS, INC
( A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5)	Manufacturing Equipment

The Company acquired molds for manufacturing dolls for $70,000 during the year ended December 31, 2011, paying $42,000 in cash and recording an account payable for $28,000 due at the initiation of production.  As of December 31, 2011 production has not begun, and therefore no depreciation has been recognized.

(6)	Notes Payable-Related Parties

On July 21, 2011, the Company received proceeds under a $20,000 short term notes payable to an individual shareholder. This note is uncollateralized, and originally bore no interest and was originally due two months from the date of issue. The note includes provisions for an extension period of an additional two months with interest at 15% per year, which period expired on November 21, 2011. As of June 30, 2012, The Company is currently in default on this note and is subject to the legal costs of up to $10,600, should the note holder elect to pursue collection as per the terms of the note. Interest on this note is currently being expensed and accrued monthly.
.
On July 21, 2011, the Company also assumed accounts payable to former officers and directors totaling $34,000. These accounts payable were converted to uncollateralized notes payable that bear interest of 16% per year and were due July 21, 2012. The notes are currently in default and interest is currently being expensed and accrued monthly.  The holders of these notes are shareholders in the Company.

(7)	Convertible Debentures

During the period from August 24, 2011 to December 31, 2011, the Company issued various Convertible Debentures in the total amount of $141,000.  All debentures bear simple interest of 14% per annum with a one year maturity.  The outstanding principal and interest of the debenture is convertible into shares of common stock at a conversion price of $0.04 per share.  The conversion rate was based upon the market price of the Company's common stock as determined by reference to recent cash sales. The Directors of the Company have approved the registration of 120% of the shares of common stock issuable upon conversion of the principal amount of the debentures to allow for conversion of principal and interest on such debentures into shares of common stock.

Following is an analysis of the convertible debentures transactions:

Description	Date of Agreement	Cost basis at Conversion	Original Amount	Unpaid principal balance	Term	Interest Rate

Debenture 1	8/24/2011	$0.04	$100,000	$100,000	12 Months	14%
Debenture 2	9/27/2011	0.04	10,000	9,219	12 Months	14%
Debenture 3	10/10/2011	0.04	25,000	25,000	12 Months	14%
Debenture 4	12/20/2011	0.04	6,000	6,000	12 Months	14%

At December 31, 2011			$141,000	$140,219

(8)	Long-term Debt

In December 2010 and January 2011, the Company issued three $30,000 face value notes, bearing interest at 14% and due in monthly installments of principal and interest through July 2016. Each note was issued with a commitment to issue 917,136 shares of the Company's common stock and five year warrants for 1,146,420 shares of the Company's common stock at $0.03271 per share. Each $30,000 note was issued with common stock and warrants valued at $18,236 and treated as a discount to be amortized over the term of the debt of 66 months, resulting in an effective interest rate on the debt of approximately 75%. The value of the shares, notes and detachable warrants was determined using their relative fair values as follows:  The notes assigned a value equal to their face value; the common stock  assigned a value of $0.02617 per share based on sales of common stock to investors near the date of the notes and; the warrants were valued using the Black Scholes option pricing model with a term of five years, an exercise price of $0.03271, a market price at the date of grant of $0.02617, a risk free interest rate of 2.02%, an expected volatility of 100% and a dividend yield of 0%.

ONE WORLD HOLDINGS, INC
( A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8)	Long-term Debt, continued

In March 2011, the Company issued a $40,000 face value note, bearing interest at 14% and due in monthly installments of principal and interest through April 2015. The note was issued with a commitment to issue 1,528,560 shares of the Company's common stock.  The common stock issued with the note was assigned a relative value of $20,000 and treated as a discount to be amortized over the term of the debt of 48 months, resulting in an effective the interest rate on the debt of approximately 69%.  The fair value assigned to stock was based upon the market price of Company's common stock as determined by reference to recent cash sales.

Following is an analysis of the debt transactions:

	Date of	Principal	Interest
Description	Agreement	Amount	Rate	Term	Payment Terms

Note 1	December 2010	$30,000	14%	66 Months	$350 per month for 6 months and $698 per month for 60 months, including interest

Note 2	December 2010	30,000	14%	66 Months	$350 per month for 6 months and $698 per month for 60 months, including interest

Note 3	January 2011	30,000	14%	66 Months	$350 per month for 6 months and $698 per month for 60 months, including interest

Note 4	March 2011	40,000	14%	48 Months	$467 per month for 6 months and $1,210 per month for 42 months, including interest

To originate the notes payable, the Company issued common stock and warrants as follows:

			Warrants
	Date of	Shares		Exercise
Description	Agreement	Issued	Shares	Price	Term

Note 1	December 2010	917,136	1,146,420	$0.03271	5 years

Note 2	December 2010	917,136	1,146,420	0.03271	5 years

Note 3	January 2011	917,136	1,146,420	0.03271	5 years

Note 4	March 2011	1,528,560	-	-	-

ONE WORLD HOLDINGS, INC
( A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8)           Long-term Debt, continued

Following is an analysis of the note payable transactions:

	December 31,	December 31,
	2011	2010

Face value of notes	$130,000	$60,000

Proceeds from notes payable	$130,000	$60,000
Less value associated with common stock issued in connection with
origination of notes	(48,236)	(18,824)
Less value of detachable warrants issued in connection with
origination of notes	(26,472)	(17,648)

Net value of notes at date of origination	55,292	23,528

Amortization of discount associated with common stock and detachable warrants	14,405	500

Net long-term debt	$69,697	$24,028

Payments not made in accordance with note terms	$2,101	$-

Following is an analysis of future annual maturities of long-term debt at December 31, 2011:

	Contractual	Amortization	Annual
Year Ending	Principal	Of	Principal
December 31,	Payments	Discount	Maturities

2012	31,618	18,254	13,364
2013	27,605	17,584	10,021
2014	31,727	14,407	17,320
2015	25,052	8,256	16,796
2016	13,998	1,802	12,196

	$130,000	$60,303	$69,697

At December 31, 2011, the Company was in default on its long-term debt due its failure to make payments due under the terms of debt agreements.  Holders of notes did not express desire to declare entire principal balances due immediately, and note balances are reported with original maturities.

(9)	Advances from shareholder

Since its inception, the Company has relied on notes payable and advances from a shareholder to fund its ongoing operations. These advances have no specified repayment terms and no stated rate of interest. All advances are considered by the Company to be due on demand.  At December 31, 2011 and 2010, the advances from individuals were $1,904 and $5,800 respectively.

ONE WORLD HOLDINGS, INC
( A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10)	Stockholders' Equity

On July 21, 2011, the Company's board of directors approved a 1 for 2.5 reverse stock split. All information presented below gives retroactive application to the reverse stock split.

During the period from October 1, 2010 to January 14, 2011, the OWDPI operated as an unincorporated entity, and filed its articles of incorporation as a Texas corporation on January 14, 2011. The accompanying financial statements present the operations of the Company from inception as if the Incorporation of OWDPI occurred at October 1, 2010. The shares issued to founders were originally valued at $0.01 per share ($0.0006542 post reverse merger- See Note 2) and were issued for services in establishing the Company. Following is an analysis of common stock transactions entered into by the Company during the period from inception, October 1, 2010, to September 30, 2011:

					Services
	Shares	Shares		Cash	and
Description	Issued	Unissued	Value	Proceeds	Incentive	Total
Founders shares at
December 31, 2010	8,785,399	-	$0.00065	$-	$5,748	$5,748

Shares issued in reverse merger
and recapitalization transaction
(See Note 4)	5,425,592	-	-	-	-	-

Warrants issued for debt origination	-	-	-	17,648	-	17,648

Shares included in common
stock at December 31,2010
and issued with
debt agreements.	1,834,272	-	0.01026	18,824	-	18,824

Shares issued with debt	917,136	-	0.01026	9,412		9,412
agreements in 2011	1,528,560	-	0.01308	20,000	-	20,000

Shares issued for cash,	7,295,053	-	0.02481	181,000	-	181,000
net of expenses	1,000,000	-	0.01900	19,000	-	19,000

Shares issued for services to
consultants, management and	28,205,757	-	0.02617	-	738,100	738,100
directors and employees	500,000	-	0.02000	-	10,000	10,000

Unissued shares for services
to professional	-	767,500	0.04000	-	30,700	30,700

Shares issued for warrant
exercises	3,439,260	-	0.02617	90,000	-	90,000

Warrants issued with new debt
agreements	-	-	0.00785	8,824	-	8,824

December 31, 2011	58,931,029	767,500		$364,708	$784,548	$1,149,256

ONE WORLD HOLDINGS, INC
( A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(11)	Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  For the years ended December 31, 2011 and 2010, there were no provisions for income taxes and net deferred tax assets have been entirely offset by a valuation allowance, due to the Company's unlikely realization.  Significant components of the Company’s deferred tax assets and liabilities, at December 31, 2011 and 2010 were as follows:

	2011	2010
Deferred tax assets:
Net operating losses	$273,536	$43,906
Total deferred tax assets	273,536	43,906
Valuation allowance	(273,536)	(43,906)
Net deferred tax asset	$-	$-

The difference between the income tax benefit in the accompanying statements of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax loss for the years ended December 31, 2011 and 2010 is as follows:

	2011		2010
	Amount	Percent	Amount	Percent

Benefit for income tax at federal statutory rate	$436,299	(34)	$45,860	(34)
Change in valuation allowance	(229,630)	18	(43,906)	33
Services paid for with common stock	(181,938)	14	(1,954)	1
Interest and amortization	(12,967)	1	-	-
Recapitalization expenses	(10,767)	1	-	-
Other	(997)	-	-	-
	$-	-	$-	-

As of December 31, 2011, for United States of America federal income tax reporting purposes, the Company has approximately $804,515 of unused net operating losses (“NOLs”) available for carry-forward to future years.  The benefit from carry-forward of such NOLs will expire at various dates through December 31, 2031.  Because tax laws limit the time during which NOL carry-forwards may be applied against future taxable income, the Company may be unable to take full advantage of its NOL for federal income tax purposes should the Company generate taxable income.  Further, the benefit from utilization of NOL carry-forwards could be subject to limitations due to material ownership changes that may or may not occur in the Company.  Based on such limitations, the Company has significant NOL’s for which realization of tax benefits is uncertain.

ONE WORLD HOLDINGS, INC
( A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(12)	Consulting Agreements

The Company has entered into various consulting agreements for financial and business development services to the Company. Certain of these consulting agreements provide for cash compensation to the consultants; however most are based on issuances of shares in exchange for services. Under the consulting agreements that provide for share issuances, shares were generally issued at the inception of the agreements and there were no specified performance requirements and no provision in the agreements for return of the shares.  At December 31.2011, the compensation associated with the shares was $778,800; and $535,111, net of unamortized expenses of $243,689, reported under prepaid services and recognized in 2011 as consultant fees.  In addition, expenses incurred under the consulting agreements in the amount of $301,446 were forgiven during 2011 and are included in the consulting fees.

(13)	Related Party Transactions

Since its inception, the Company has operated without rent from the home of its Chairman and Chief Executive Officer. The value of the rent is believed by management to be immaterial to the consolidated financial statements.

Daniel Melton Media, Inc. owned by Corinda Melton, the Company CEO and a shareholder, and Trent Daniel, a shareholder, performed graphic design and web related services for the company and received cash payments of $5,730 for the year ended December 31, 2011, $25,200 for the year ended December 31, 2010, and $30,930 for the period from inception, October 1, 2010 to December 31, 2011.

In addition, Daniel Melton Media, Inc. was owed $1,904 for funds advanced to the Company during the year ended December 31, 2011, and various individuals were due $5,800 for funds advanced to the Company during the year ended December 31, 2010.  These funds are reflected on the balance sheet under current liabilities.

On July 21, 2011, the Company received proceeds under a $20,000 short term notes payable to an individual who is also a shareholder of the Company.  This note is uncollateralized.  The Company is currently in default on this note and is subject to legal costs of up to $10,600.  As of the date of this filing, the not has not been demanded, however the default fee is currently reflected on the balance sheet under accrued liabilities, and interest is currently expensed monthly.

The Company paid Trent Daniel, a shareholder, for contract services related to marketing, graphic design, business and relationship development. The payments totaled $87,345 during the year ended December 31, 2011, $8,434 during the year ended December 31, 2010, and $95,779 for the period from inception October 1, 2010 to December 31, 2011.

During the year ended December 31, 2011, the Company issued shares of stock to the following related parties:

Stockholder	Shares issued	Relationship	Nature of Services
Henderson J. Smith, Jr.	2,674,980	Brother-in-law of company founder Trent Daniel	Business Development services
Sarah Marie Daniel	764,280	Wife of company founder Trent Daniel	Creative writing services
Nedra Hall	382,140	Sister-in-law of company founder Trent Daniel	Bookkeeping services
Bradley Melton	3,179,405	Son of Corinda Melton, CEO	Purchased shares and provided business development services
Sherman Walker	382,140	Brother of Corinda Melton, CEO	Purchased shares for cash
Wilma Delaney	687,852	Director and sister of Corinda Melton, CEO	Director related services
Robert Hines	1,452,132	Director	Director related services and financial consulting
Stacey McBride-Irby	6,381,738	Chief Product Development Officer	Cash purchase and company employee
Corinda Melton	4,707,965	CEO	Employee
Trent Daniel	4,077,434	Founder and consultant	Marketing and relationship development services

ONE WORLD HOLDINGS, INC
( A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(14)	Non-Cash Investing and Financing Activities

Following is analysis of non-cash investing and financing activities during the years ended December 31, 2011 and 2010, and for the period from inception, October 1, 2010, to December 31, 2011:

		Inception,	Inception,
	Year Ended	October 1, 2010	October 1, 2010
	December 31,	to December 31,	to December 31,
	2011	2010	2011

Debt discount associated with long-term debt
issuance	$38,236	$36,472	$74,708

(15)    Contingencies

From time to time, the Company may be involved in various claims and legal actions arising in the ordinary course of business. Management, along with the assistance of counsel, will determine the ultimate disposition and potential impact of these matters on the Company's financial condition, liquidity or results from operations.  As of December 31, 2011, there were no pending claims or legal actions in which the Company was involved.

(16)	Subsequent Events

Subsequent events have been evaluated through September 27, 2012 which is the date of issuance of the consolidated financial statements and included the following:

The Company issued various Convertible Debentures in the total amount of $182,000.  All debentures bear simple interest of 14% per annum with a one year maturity.  The outstanding principal and interest of the debenture is convertible into shares of common stock at a conversion price of $0.04 per share (4,550,000 shares of common stock, based upon the market price of the Company's common stock as determined by reference to recent cash sales).

In January, 2012, the Company entered into a one year consulting contract with Al Torres Photography valued at $25,000 in exchange for photography services.  Payment will be in the form of common stock at $0.04 per share (625,000 shares of common stock, based upon the market price of the Company's common stock as determined by reference to recent cash sales.)

On April 18, 2012, the Company entered into a promissory note in the total amount of $33,000, with Stacey McBride Irby, Director, with one year maturity.  The Company failed to repay the note by April 18, 2012, and an interest rate of 15% per annum is being assessed going forward.  The holder can demand the note in which case an additional default fee of $7,591 will be assessed.  As of the date of this filing, the note has not been demanded.

In July, 2012, the Company entered into one year a consulting contract with Jacob Heikes LLC valued at $60,000 in exchange for business development services.  Payment will be in common stock at $0.04 a share (1,500,000 shares of common stock, based upon the market price of the Company's common stock as determined by reference to recent cash sales.)

In July, 2012, the Company entered into a one year consulting contract with Jacob Heikes LLC valued at $62,000 in exchange for general business services.  Payment will be in common stock at $0.04 a share (1,550,000 shares of common stock, based upon the market price of the Company's common stock as determined by reference to recent cash sales.)

In July, 2012, the Company entered into a one year consulting contract with Jacob Heikes LLC for marketing services valued at $18,000.  Payment will be in the form of cash at $1,500 per month and is subject to a month-to-month evaluation.  This contract can be cancelled by either party with a 30-day written notice.

None of the above referenced stock has been issued as of the date of this filing.

[Back Page of Prospectus]

PROSPECTUS

ONE WORLD HOLDINGS, INC.

RESALE OF
4,230,000 SHARES OF COMMON STOCK

We have not authorized any dealer, salesperson or other person to give you written information other than this Prospectus or to make representations as to matters not stated in this Prospectus. You must not rely on unauthorized information. This Prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this Prospectus nor any sales made hereunder after the date of this Prospectus shall create an implication that the information contained herein nor the affairs of the issuer have not changed since the date hereof.

Until 90 days after the later of (i) the effective date of the registration statement or (2) the first date on which the securities are offered publicly, all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a Prospectus.  This is in addition to the dealers’ obligation to deliver a Prospectus.

THE DATE OF THIS PROSPECTUS IS __________, 2012

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with this Registration Statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Description	Amount to be Paid

Filing Fee - Securities and Exchange Commission	$20
Attorney's fees and expenses	40,000	*
Accountant's fees and expenses	20,000	*
Transfer agent's and registrar fees and expenses	1,000	*
Printing and engraving expenses	1,000	*
Miscellaneous expenses	1,000	*

Total	$63,020

* Estimated

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

The section in the Prospectus above titled “Indemnification of Directors and Officers” in incorporated herein by reference.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES

On July 14, 2011, James Percell, our former Chief Executive Officer, converted 192,857 shares of Series D Convertible Preferred Stock and all accrued but unpaid dividends on the Series D Convertible Preferred Stock into 9,075,645 shares of our common stock.  The common stock was issued to Mr. Percell under the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder.  The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of the securities was an isolated private transaction; (ii) a limited number of securities were issued to a single offeree; (iii) there was no public solicitation; (iv) the investment intent of the offeree; and (v) the restriction on transferability of the securities issued.

On July 21, 2011, we entered into and closed a Share Exchange Agreement (the “Exchange Agreement”) with The One World Doll Project, Inc. ("OWDP"), a Texas corporation, and the persons owning 100% of the outstanding capital stock of OWDP (the “OWDP Stockholders”).  At closing, the OWDP Stockholders transferred all of their shares of common stock to us in exchange for an aggregate of 130,013,584 newly issued pre-reverse split shares of our common stock.  Upon closing of this transaction, we had 143,577,591 pre-split shares of common stock issued and outstanding.  The 130,013,584 pre-split shares issued to the OWDP Stockholders at closing represented 90.55% of our voting securities.  The securities were issued under the exemption from registration provided by Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.  The issuance of securities did not involve a “public offering” based upon the following factors: (i) the issuance of the securities was an isolated private transaction; (ii) a limited number of securities were issued to a limited number of offerees; (iii) there was no public solicitation; (iv) the investment intent of the offerees; and (v) the restriction on transferability of the securities issued.

From January 2011 to July 2012, we sold fourteen 14% convertible debentures in the aggregate principal amount of $323,000.  The outstanding principal and interest on the debentures are convertible into shares of our common stock at the conversion price of $0.04 per share, and accordingly, the principal amount of the debentures currently outstanding (approximately $322,218) is convertible into an aggregate of approximately 8,055,470 shares of our common stock, exclusive of interest. The convertible debentures are due and payable on various dates from October 2011 to July 2016.

The debentures were issued to investors under an exemption from registration provided by Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.  The issuance of the securities did not involve a “public offering” based upon the following factors: (i) the issuance of the securities were isolated private transactions; (ii) a limited number of securities were issued to offerees in separate transactions; (iii) there was no public solicitation; and (iv) the securities were issued as “restricted securities” pursuant to Rule 144 of the Securities Act.

On August 31, 2011, we entered into an engagement agreement with Kelley & Starling, LLC (“Kelley”) under which Kelley is to provide us accounting services.  As part of the agreement, we can issue Kelley our common stock as partial consideration for the services provided.  To date, Kelley has agreed to accept a total of 767,500 shares of our common stock as partial consideration for the services it has provided us.

On November 8, 2011, we entered into a six month consulting agreement with Economic Research, Inc. (“ERI”) whereby, in consideration for the provision of consulting services, we issued ERI 500,000 shares of common stock and agreed to issue ERI a stock option to purchase 500,000 shares of common stock during each month of the consulting agreement.  We issued ERI a stock option to purchase 500,000 shares of common stock during each of November 2011, December 2011 and January 2012, which three options had a 180 day term and an exercise price of $0.02 per share.  ERI exercised the first option in November 2011, whereby we received $10,000 and issued ERI 500,000 shares of common stock, and ERI exercised the second option in December 2011, whereby we received $10,000 and issued ERI another 500,000 shares of common stock.  All of ERI’s options have expired to date.

In January 2012, the Company entered into a one year consulting contract with Al Torres Photography valued at $25,000 in exchange for photography services.  Payment will be in the form of common stock at $0.04 per share (625,000 shares of common stock).

In March 2012, the Company agreed to issue Sherman Walker, the brother of our Chief Executive Officer and Director, 219,300 shares of common stock in consideration for custom office furniture.

In July 2012, the Company entered into one year a consulting contract with Jacob Heikes LLC valued at $60,000 in exchange for business development services.  Payment will be in common stock at 4 cents a share (1,500,000 shares of common stock). The agreement has a term of 12 months.

In July 2012, the Company entered into a one year consulting contract with Jacob Heikes LLC valued at $62,000 in exchange for general business services.  Payment will be in common stock at 4 cents a share (1,550,000 shares of common stock). The agreement has a term of 12 months.

The securities described above were issued to consultants under an exemption from registration provided by Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.  The issuance of the securities did not involve a “public offering” based upon the following factors: (i) the issuance of the securities were isolated private transactions; (ii) a limited number of securities were issued to offerees in separate transactions; (iii) there was no public solicitation; and (iv) the securities were issued as “restricted securities” pursuant to Rule 144 of the Securities Act.

ITEM 16. EXHIBITS

Exhibit Number	Description of Exhibit

2.1	Share Exchange Agreement (Incorporated by reference from Exhibit 2.1 to Form S-1/A filed with the SEC on February 13, 2012)

3.1	Articles of Incorporation, as amended. (Incorporated by reference from Exhibit 3.1 to Form 10-KSB filed with SEC on March 31, 1998)

3.2*	Certificate of Designations of Series A Preferred Stock (September 10, 1993)

3.3	Certificate of Designations of Series B and C Preferred Stock (December 19, 1997) (Incorporated by reference from Exhibits 4.1 and 4.2 to Form 8-K filed with the SEC on December 30, 1997)

3.4*	Certificate of Designations of Series D Preferred Stock (August 31, 2000)

3.5	Certificate of Amendment to Articles of Incorporation (dated July 15, 2011) (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with SEC on November 10, 2011)

3.6	Certificate of Change filed Pursuant to NRS 78.209 (filed July 26, 2011) (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with SEC on November 10, 2011)

3.7	Bylaws (Incorporated by reference from Exhibit 3.2 to Form 10-KSB filed with SEC on March 31, 1998)

5.1*	Form of Opinion and consent of The Loev Law Firm, PC re: the legality of the shares being registered

10.1	Share and Debt Cancellation Agreement (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with SEC on November 10, 2011)

10.2	Employment Agreement with Stacey McBride-Irby (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with SEC on November 10, 2011)

10.3	Employment Agreement with Corinda Joanne Melton (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with SEC on November 10, 2011)

10.4	14% Convertible Debenture with Michael and Jacquelyn Emmers, dated August 24, 2011 (Incorporated by reference from Exhibit 10.4 to Form S-1/A filed with the SEC on February 13, 2012)

10.5	14% Convertible Debenture with Heath O’Neal Redwine, dated September 27, 2011 (Incorporated by reference from Exhibit 10.5 to Form S-1/A filed with the SEC on February 13, 2012)

10.6	14% Convertible Debenture with Carolyn Austin, dated October 10, 2011 (Incorporated by reference from Exhibit 10.6 to Form S-1/A filed with the SEC on February 13, 2012)

10.7*	14% Convertible Debenture with William and Barbara Pharr, dated December 20, 2011

10.8	Consulting Agreement with Trent Daniel, dated February 1, 2011 (Incorporated by reference from Exhibit 10.7 to Form S-1/A filed with the SEC on February 13, 2012)

21.1	Subsidiaries of One World Holdings, Inc. (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with SEC on November 10, 2011)

23.1*	Consent of Ham, Langston and Brezina, L.L.P.

23.2*	Consent of The Loev Law Firm, PC (to be included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page of this Registration Statement)

* Attached hereto.

 ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and rise represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in the registration statement.

2.
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5.	That, for the purpose of determining liability under the Securities Act:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Houston, Texas, on September 27, 2012 .

ONE WORLD HOLDINGS, INC. /s/ Corinda Joanne Melton Corinda Joanne Melton Chief Executive Officer (principal executive officer, principal financial officer and principal accounting officer )

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints each of Corinda Joanne Melton and Stacey McBride-Irby, such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Corinda Joanne Melton	Chief Executive Officer and Director	September 27, 2012
Corinda Joanne Melton	( principal executive officer and principal financial
officer and principal accounting officer )

/s/ Stacey McBride-Irby	Chief Product Development Officer and Director	September 27, 2012
Stacey McBride-Irby

/s/ Wilma Delaney	Director	September 27, 2012
Wilma Delaney

/s/ Robert Hines	Director	September 27, 2012
Robert Hines

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2.1	Share Exchange Agreement (Incorporated by reference from Exhibit 2.1 to Form S-1/A filed with the SEC on February 13, 2012)

3.1	Articles of Incorporation, as amended. (Incorporated by reference from Exhibit 3.1 to Form 10-KSB filed with SEC on March 31, 1998)

3.2*	Certificate of Designations of Series A Preferred Stock (September 10, 1993)

3.3	Certificate of Designations of Series B and C Preferred Stock (December 19, 1997) (Incorporated by reference from Exhibits 4.1 and 4.2 to Form 8-K filed with the SEC on December 30, 1997)

3.4*	Certificate of Designations of Series D Preferred Stock (August 31, 2000)

3.5	Certificate of Amendment to Articles of Incorporation (dated July 15, 2011) (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with SEC on November 10, 2011)

3.6	Certificate of Change filed Pursuant to NRS 78.209 (filed July 26, 2011) (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with SEC on November 10, 2011)

3.7	Bylaws (Incorporated by reference from Exhibit 3.2 to Form 10-KSB filed with SEC on March 31, 1998)

5.1*	Form of Opinion and consent of The Loev Law Firm, PC re: the legality of the shares being registered

10.1	Share and Debt Cancellation Agreement (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with the SEC on November 10, 2011)

10.2	Employment Agreement with Stacey McBride-Irby (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with the SEC on November 10, 2011)

10.3	Employment Agreement with Corinda Joanne Melton (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with the SEC on November 10, 2011)

10.4	14% Convertible Debenture with Michael and Jacquelyn Emmers, dated August 24, 2011 (Incorporated by reference from Exhibit 10.4 to Form S-1/A filed with the SEC on February 13, 2012)

10.5	14% Convertible Debenture with Heath O’Neal Redwine, dated September 27, 2011 (Incorporated by reference from Exhibit 10.5 to Form S-1/A filed with the SEC on February 13, 2012)

10.6	14% Convertible Debenture with Carolyn Austin, dated October 10, 2011 (Incorporated by reference from Exhibit 10.6 to Form S-1/A filed with the SEC on February 13, 2012)

10.7*	14% Convertible Debenture with William and Barbara Pharr, dated December 20, 2011

10.8	Consulting Agreement with Trent Daniel, dated February 1, 2011 (Incorporated by reference from Exhibit 10.7 to Form S-1/A filed with the SEC on February 13, 2012)

21.1	Subsidiaries of One World Holdings, Inc. (Incorporated by reference from Exhibit 2.1 to Form S-1 filed with the SEC on November 10, 2011)

23.1*	Consent of Ham, Langston and Brezina, L.L.P.

23.2*	Consent of The Loev Law Firm, PC (to be included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page of this Registration Statement)

* Attached hereto.